UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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PulteGroup, Inc.

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PULTEGROUP, INC.

3350 Peachtree Road NE, Suite 150

Atlanta, Georgia 30326

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

When:	Wednesday, May 8, 2019 at 5:00 P.M., Eastern Time

How To Vote In Advance Your vote is important. We encourage you to vote promptly, whether or not you plan to attend the meeting. In accordance with the rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials, we are furnishing proxy materials to our shareholders over the internet. Make sure to have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting in hand and follow the instructions. [G]By Telephone: You can vote your shares by calling 1-800-652-8683 within the USA, US territories and Canada on a touchtone phone [G]By Internet: You can vote your shares online at www.envisionreports.com/PHM [G]By Mail: If you received a proxy card by mail, you can vote your shares by signing and returning the proxy card in the postage-paid envelope. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2019. The Company's Proxy Statement for the 2019 Annual Meeting of Shareholders and the Annual Report on Form 10-K to Shareholders for the fiscal year ended December 31, 2018 are available at: www.envisionreports.com/PHM

Where:	3350 Peachtree Road NE Atlanta, Georgia 30326
Items of Business:	Proposal 1 – Election of eleven nominees for director named in this Proxy Statement
Proposal 2 – Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019
Proposal 3 – Say-on-pay: Advisory vote to approve executive compensation
Proposal 4 – Approval of an amendment to extend the term of our Amended and Restated Section 382 Rights Agreement
In addition, any other business as may properly come before the meeting
Who Can Vote:	Shareholders of record at the close of business on Friday, March 15, 2019
Who Can Attend:	Shareholders who wish to attend the meeting in person should review pages 62-64
Date of Mailing:	On or about Monday, March 25, 2019, a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting are being mailed or made available to our shareholders containing instructions on how to access this Proxy Statement and our 2018 Annual Report on Form 10-K and vote online, as well as instructions on how to receive paper copies of these documents for shareholders who so elect

By Order of the Board of Directors

TODD N. SHELDON
Executive Vice President, General Counsel and Corporate Secretary

Atlanta, Georgia

March 25, 2019

PROXY SUMMARY

This summary highlights selected information about the items to be voted on at the 2019 annual meeting of shareholders (“annual meeting”) of PulteGroup, Inc. (“PulteGroup,” the “Company,” “we” or “our”). This summary does not contain all of the information that you should consider in deciding how to vote. You should read the entire Proxy Statement before voting.

Meeting Agenda and Voting Recommendations

Proposal	Election of Directors

The Board recommends a vote FOR each of the director nominees named in this Proxy Statement.

●  Slate of directors with broad and diverse leadership experience

●  Significant experience in relevant industries (including real estate and consumer markets) and public company leadership experience, among other key competencies

●  Ongoing refreshment and succession process of Board composition

●  Proactive shareholder engagement

  See pages 3-13 for further information

DIRECTOR NOMINEES

Name	Principal Professional Experience	Years of Tenure	Gender or Ethnic Diversity		Current Committee Memberships(1)
				Independence	Audit	Comp	Finance	Nom /Gov
Brian P. Anderson	Former Chief Financial Officer, Baxter International Inc.	14			●		●
Bryce Blair Non-Executive Chairman	Former Chairman of the Board and Chief Executive Officer, AvalonBay Communities, Inc.	8
Richard W. Dreiling	Former Chairman of the Board and Chief Executive Officer, Dollar General Corporation	4				●		●
Thomas J. Folliard	Non-Executive Chairman of the Board and Former President and Chief Executive Officer, CarMax, Inc.	7			●		●
Cheryl W. Grisé	Former Executive Vice President, Northeast Utilities (now known as Eversource Energy)	11				●
André J. Hawaux	Former Executive Vice President, Chief Financial Officer and Chief Operating Officer, Dick’s Sporting Goods, Inc.	6					●
Ryan R. Marshall	President and Chief Executive Officer, PulteGroup, Inc.	3					●
John R. Peshkin	Founder and Managing Partner, Vanguard Land, LLC	3			●
Scott F. Powers	Former President and Chief Executive Officer, State Street Global Advisors	3						●
William J. Pulte	Chief Executive Officer, Pulte Capital Partners LLC	3				●		●
Lila Snyder	Executive Vice President and President, Commerce Services, Pitney Bowes, Inc.	1			●		●

(1) These columns show the current committee memberships of the director nominees.

Audit = Audit Committee	Finance = Finance and Investment Committee
Comp = Compensation and Management Development Committee	Nom/Gov = Nominating and Governance Committee

= Chair of Committee

Board Nominee Highlights

Governance Highlights

PulteGroup has a long-standing commitment to strong corporate governance and throughout the years has evolved its governance framework to align with best practices. In particular, we believe that the following corporate governance features help us best serve the interests of our shareholders:

Shareholder Rights

    Annual election of all directors

    Majority vote standard in uncontested director elections

    Proxy access rights

    Right to call a special meeting for shareholders with 20% or more of outstanding shares

    Right to take action by written consent for shareholders

    Active engagement with the Company’s top 20 largest shareholders

Independent Oversight

    Strong Non-Executive Chairman role

    Independent Audit Committee, Compensation and Management Development Committee

      and Nominating and Governance Committee

    All directors are independent except the Chief Executive Officer

    Committee authority to retain independent advisors

Good Governance

    Frequent cross-committee and Board communications

    Efficient Board, committee and director evaluation processes

    Code of ethical business conduct and code of ethics

    Director orientation and continuing education programs

    Meaningful share ownership guidelines for executive officers and directors

    Prohibition against hedging and pledging Company securities

    Charter of Nominating and Governance Committee expresses strong commitment to inclusion of diverse groups, knowledge and viewpoints in selection of Board nominees

Proposal	Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accountant for 2019

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountant for 2019.

●   Independent firm with a reputation for integrity and competence

●   Provides significant financial reporting expertise

●   Few ancillary services and reasonable fees

 See page 52 for further information

Proposal	Say-on-Pay: Advisory Vote to Approve Executive Compensation

The Board recommends a vote FOR this proposal.

●   Ongoing review of compensation practices by Compensation and Management Development Committee with assistance from an independent compensation consultant

●   Compensation programs designed to reward executives for performance against established performance objectives and improving shareholder returns

●   Adherence to commonly viewed executive compensation best practices

        See pages 53-55 for further information

Executive Compensation Highlights

Our executive compensation program is designed to reward executives for producing sustainable growth and improving shareholder returns consistent with our strategic plan and to align compensation with the long-term interests of our shareholders. In accordance with this pay for performance philosophy, PulteGroup compensates its named executive officers using a mix of cash and equity compensation elements with an emphasis on short-term and long-term performance:

Element	Description	Further Information (pages)
Base Salary	Provides base pay levels that are competitive with market practices to attract and retain top executive talent.	32
Annual Cash Incentive

Provides annual incentive opportunities competitive with market practices to attract, motivate and retain top executive talent.

Rewards executives for annual performance results relative to pre-established goals deemed critical to the success of the Company and its strategy.

Aligns interests of executives with those of our shareholders.

		32-33
Long-Term Incentive Program

Provides equity incentives competitive with market practices in order to attract, motivate and retain top executive talent.

Focuses executives on long-term performance of the Company.

Directly aligns interests of executives with those of our shareholders.

Encourages retention of talent over 3-year performance period.

		34-35
Restricted Share Units

Provides equity incentives competitive with market practices in order to attract, motivate and retain top executive talent.

Focuses executives on long-term performance of the Company.

Directly aligns interests of executives with those of our shareholders.

Encourages retention of talent over 3-year cliff-vesting period.

		35-36

v

PulteGroup is also committed to having strong governance standards with respect to our executive compensation program, policies and practices. Consistent with this focus, we maintain the following policies and practices that we believe demonstrate our commitment to executive compensation best practices.

WHAT WE DO	WHAT WE DO NOT DO

Meaningful share ownership guidelines	No excessive perquisites

Committee comprised entirely of independent directors	Plan prohibits granting discounted stock options

Clawback policy – since 2009, applicable to annual incentive awards, long-term incentive awards and equity grants	No service-based defined benefit pension plan

Pay for performance – CEO pay approximately 89% at-risk	No automatic single-trigger vesting of equity awards upon a change-in-control

Independent, 3rd party compensation consultant	No dividends or dividend equivalents paid on unearned performance-based equity awards

Annual say-on-pay vote	Plan prohibits re-pricing of underwater stock options
Market comparison of executive compensation against a relevant peer group	Prohibition on hedging and pledging Company securities

Multi-year vesting schedule for equity awards	No change-in-control tax gross-ups for named executive officers

Shareholder engagement

Proposal	Approval of an amendment to extend the term of the Company’s Amended and Restated Section 382 Rights Agreement

The Board recommends a vote FOR the approval of an amendment to extend the term of the Company’s Amended and Restated Section 382 Rights Agreement.

●   Retain value of deferred tax assets

        See pages 56-60 for further information

PROXY STATEMENT

The board of directors of PulteGroup, Inc. (“PulteGroup,” the “Company,” “we” or “our”) is soliciting proxies on behalf of the Company to be used at the annual meeting of shareholders (the “annual meeting”) to be held on May 8, 2019, at 5:00 P.M., Eastern Time, at 3350 Peachtree Road Northeast, Atlanta, Georgia 30326. In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and the Company’s Annual Report on Form 10-K (“Annual Report”) available to our shareholders electronically via the internet. In addition, the Company is using the SEC’s Notice and Access Rules to provide shareholders with more options for receipt of these materials. Accordingly, on or about March 25, 2019, the Company will be mailing a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting (the “Notice”) to our shareholders containing instructions on how to access this Proxy Statement and the Company’s Annual Report on the internet, how to vote online or by telephone, and how to receive paper copies of the documents and a proxy card.

BOARD OF DIRECTORS INFORMATION

Board of Directors Qualifications and Attributes

PulteGroup’s board of directors (the “Board” or “board of directors”) annually reviews the skills and experiences which should be represented on the Board. As a result of the review conducted in 2017, the Board developed the following matrix which sets forth the collective experiences and qualifications of the directors that will continue to drive effective oversight of the Company. The Board reaffirmed this set of experiences and qualifications in assessing nominees for 2019.

Competency	Definition
Real Estate Experience	• Deep experience in the single-family homebuilding sector • Experience in a large organization where the purchase, entitlement and/or development of real estate is integral to the business
Public Company Leadership Experience

•  “C Suite” experience (e.g., Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or similar) with a public company

•  Sub “C Suite” experience as division president or functional leader within a large public company (e.g., subsidiary president/functional leader)

•  Prominence and excellent reputation in the director’s industry

High Level of Financial Literacy

•  Able to qualify as an Audit Committee Financial Expert

•  Public company senior financial leader (e.g., Chief Financial Officer)

•  Experience with debt and capital market transactions and/or mergers and acquisitions (e.g., as a consumer finance or banking executive, or as an investment banker)

Public Company Board Experience

•  Experience serving as a public company director

•  Demonstrated understanding of current corporate governance standards and practices in public companies

•  “Independent” as defined by the New York Stock Exchange (“NYSE”) and the SEC

Consumer Markets Experience

•  Experience leading a large organization with profit and loss ownership in a consumer-facing business

•  Executive experience in an organization with strong brands and who has a solid foundation in consumer insights, consumer trends and maintaining important brands

Experience in Highly Regulated Industries	• Experience in a large organization where management of complex and/or diverse regulatory and compliance matters is integral to the operation of the business
Human Capital	• Extensive experience managing a large and diverse workforce with involvement in compensation and incentive planning for various categories of employees
Technology/Innovation	• Experience as an executive who understands the digital world and broader digital transformation impacts and opportunities, and who has experience implementing related strategies

In addition to these competencies and experiences, the Board also believes that integrity, business judgment, leadership skills, dedication and collaboration are personal attributes that are vital to the Board’s ability to effectively oversee the Company and act in the best interests of the Company’s shareholders. More detail regarding the Company’s individual directors is provided below. In addition to these personal characteristics and qualifications, PulteGroup highly values the collective experience and qualifications of the directors. PulteGroup believes that the diverse set of collective experiences, viewpoints and perspectives of its directors results in a Board with the commitment and energy to advance the interests of PulteGroup’s shareholders.

In March 2018, the Nominating and Governance Committee amended its charter to express the Nominating and Governance Committee’s commitment to the inclusion of diverse groups (including, where appropriate, diversity of age, gender, race, ethnicity and professional experience), knowledge and viewpoints in its selection of Board nominees. When adding new Board members or filling vacancies, the Nominating and Governance Committee will conduct its search consistent with its amended charter and our Corporate Governance Guidelines. Consistent with this charter amendment, the Board appointed Lila Snyder as a director in August 2018 to further enhance the collective experiences and qualifications of the Board.

Independence

Under the Company’s Corporate Governance Guidelines, which are available to shareholders at http://www.pultegroupinc.com/investors/corporate-governance/guidelines/default.aspx, a substantial majority of the members of our Board must be independent. The Board has adopted categorical independence standards to assist the Nominating and Governance Committee in determining director independence, which standards either meet or exceed the independence requirements of the NYSE corporate governance standards. Under these standards, no director can qualify as independent unless (i) the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization that has a relationship with the Company, and (ii) the director meets the following categorical standards:

•	has not been an employee of the Company for at least three years;

•

has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

•

has no immediate family members (i.e., spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that such director’s immediate family member may have served as an employee but not as an executive officer of the Company during such three-year period so long as such immediate family member shall not have received, during any twelve-month period within such three-year period, more than $120,000 in direct compensation from the Company for such employment;

•

is not a current partner or employee of the Company’s internal or external audit firm, and the director was not within the past three years a partner or employee of such a firm who personally worked on the Company’s internal or external audit within that time;

•

has no immediate family member who (i) is a current partner of a firm that is the Company’s internal or external auditor, (ii) is a current employee of such a firm and personally works on the Company’s internal or external audit or (iii) was within the past three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than in his or her capacity as a member of the Board);

•

is not a current employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•

does not serve, and has no immediate family member who has served, during the last three years as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than the greater of $1 million or 2% of such entity’s total invested capital in any of the last three years; and

•

has not been, and has no immediate family member who has been, an executive officer of a charitable or educational organization for which the Company contributed more than the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues, in any of the last three years.

In addition, Audit Committee members may not have any direct or indirect financial relationship whatsoever with the Company other than as directors.

The Board considered all relevant facts and circumstances in assessing director independence, including the Pulte Agreement (as defined and described below in the section entitled “Proposal One: Election of Directors”). In particular, the

Board considered that our Board member William J. Pulte (“Mr. Pulte”), the grandson of the founder of the Company, William Pulte (the “Founder”), has no voting control, authority or ownership interest in either the William Pulte Trust dtd 01/26/90 or the Joan Pulte trust dtd 01/26/90 (collectively, the “Pulte Trusts”) and that the decisions made by Mr. Pulte are not influenced by the Pulte Trusts. In connection with this assessment, the Board affirmatively determined that Brian P. Anderson, Bryce Blair, Richard W. Dreiling, Thomas J. Folliard, Cheryl W. Grisé, André J. Hawaux, John R. Peshkin, Scott F. Powers, William J. Pulte and Lila Snyder are independent within the meaning of the Company’s categorical standards and the NYSE listing standards. The Board also affirmatively determined that Joshua Gotbaum and Patrick J. O’Leary, who served as directors through the Company’s 2018 annual meeting of shareholders, were independent within the meaning of the Company’s categorical standards and the NYSE listing standards. The Board further determined that Ryan R. Marshall, who is a current PulteGroup employee, is not independent within the meaning of the Company’s categorical standards and the NYSE listing standards.

Proposal	Election of Directors

The Board recommends a vote FOR each of the director nominees named in this Proxy Statement.

●  Slate of directors with broad and diverse leadership experience

●  Significant experience in relevant industries (including real estate and consumer markets) and public company leadership experience, among other key competencies

●  Ongoing refreshment and succession process of Board composition

●  Proactive shareholder engagement

Our Restated Articles of Incorporation, as amended, require that we have at least three, but no more than 15, directors. The exact number of directors is set by the Board and is currently eleven. All directors will be elected on an annual basis for one-year terms. The eleven directors comprising the Board, all of whose terms are expiring at the annual meeting, are Brian P. Anderson, Bryce Blair, Richard W. Dreiling, Thomas J. Folliard, Cheryl W. Grisé, André J. Hawaux, Ryan R. Marshall, John R. Peshkin, Scott F. Powers, William J. Pulte and Lila Snyder. As previously disclosed, Ms. Snyder was appointed to the Board on August 27, 2018, after a search conducted with the assistance of a third-party search firm.

On September 8, 2016, the Company entered into a letter agreement (the “Pulte Agreement”) with the Founder, Mr. Pulte and the Pulte Trusts. Pursuant to the Pulte Agreement, the board of directors appointed Mr. Pulte to the board of directors as of September 8, 2016.    In addition, Ryan. R. Marshall, PulteGroup’s President and Chief Executive Officer, was recommended to the board of directors by the CEO Search Committee of the Board in connection with his appointment to that position on September 8, 2016.

The by-laws of the Company provide that a nominee for director at the annual meeting shall be elected by the affirmative vote of a majority of the votes cast with respect to that director’s election. A majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election). If a nominee for director, who is an incumbent director, is not elected, the director shall promptly tender his or her resignation to the board of directors. The Nominating and Governance Committee will make a recommendation to the board of directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The board of directors shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the election results. The director who tenders his or her resignation will not participate in the recommendation of the committee or the decision of the board of directors with respect to his or her resignation.

The eleven directors listed below are the nominees to serve a one-year term expiring at the Company’s 2020 annual meeting of shareholders, and each has agreed to serve the one-year term for which he or she has been nominated, if elected. Please see below for a description of the occupations and recent business experience of all director nominees. In addition, the specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to the conclusion that each of the director nominees should serve as a director of the Company are included in the descriptions below.

Nominees to Serve a One-Year Term Expiring at the 2020 Annual Meeting of Shareholders
Brian P. Anderson

Mr. Anderson has significant experience as a chief financial officer of two large multinational companies and as a director of several large public companies. In addition, he has held finance positions including chief financial officer, corporate controller and vice president of audit and was an audit partner at an international public accounting firm. Mr. Anderson has significant experience in the preparation and review of complex financial reporting statements as well as experience in risk management and risk assessment.

Director Since: 2005 Age: 68 Committees: • Audit • Finance and Investment Public Company Board Experience:
Company W.W. Grainger, Inc. James Hardie Industries plc Stericycle, Inc. A.M. Castle & Co.	Term 1999 - present 2006 - present 2017 - present 2005 - 2016

❖

Relevant Business Experience:

Mr. Anderson is the former Executive Vice President of Finance and Chief Financial Officer of OfficeMax Incorporated, a distributor of business-to-business and retail office products. Prior to assuming this position in 2004, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International Inc., a global diversified medical products and services company, a position he assumed in 1998. Mr. Anderson has extensive experience sitting on and chairing the audit committees of public companies. Mr. Anderson also brings to the Board meaningful experience based on his service as the former Lead Director of W.W. Grainger, Inc. and former Chairman of A.M. Castle & Co., as well as his service as a Governing Board Member at the Center for Audit Quality. Mr. Anderson is an audit committee financial expert for purposes of the SEC’s rules.

Bryce Blair

Mr. Blair has substantial experience in real estate development and investment, including having spent over ten years as chairman and chief executive officer of a public real estate investment trust. In addition, in his former role as chief executive officer of AvalonBay Communities, Inc., Mr. Blair was responsible for day to day operations, and he was regularly involved in the preparation and review of complex financial reporting statements. Mr. Blair also brings to the Board meaningful experience based on his service on the board of directors of AvalonBay Communities, Inc. and Regency Centers Corp. He also serves as Non-Executive Chairman of the board of directors of Invitation Homes, Inc.

Director Since: 2011 Age: 60 Committees: None (Mr. Blair is the Non-Executive Chairman) Public Company Board Experience:
Company Invitation Homes Inc. Regency Centers Corp. AvalonBay Communities, Inc.	Term 2017 - present 2014 - present 2002 - 2013

❖

Relevant Business Experience:

Mr. Blair is the Manager of Harborview Associates, LLC, a company which holds and manages investments in various real estate properties. Mr. Blair is also the former Chairman of the Board and the former Chief Executive Officer of AvalonBay Communities, Inc. In addition, Mr. Blair served in a number of senior leadership positions with AvalonBay Communities, Inc., including Chief Executive Officer from February 2001 through December 2011, President from September 2000 through February 2005 and Chief Operating Officer from February 1999 to February 2001. Mr. Blair is also a past member of the National Association of Real Estate Investment Trusts, where he served as Chairman and was on the Executive Committee and the Board of Governors, and the Urban Land Institute, where he is past Chairman of the Multifamily Council and is a past Trustee.

Richard W. Dreiling

Mr. Dreiling has wide-ranging experience serving as both a senior executive and a director of large, consumer-focused companies. Mr. Dreiling’s experience of overseeing the marketing and distribution functions of retail companies provides an in-depth understanding of PulteGroup’s customers’ needs and adds a valuable perspective for Board decision-making. Mr. Dreiling also brings to the Board meaningful experience based on his service on the board of directors of Dollar General Corporation, Inc., Kellogg Company, and Aramark. Mr. Dreiling also serves as the Non-Executive Chairman of the board of directors of Lowe’s Companies.

Director Since: 2015 Age: 65 Committees: • Compensation and Management Development • Nominating and Corporate Governance Public Company Board Experience:
Company	Term
Lowe’s Companies	2014 - present
Aramark Holdings Corp.	2015 - present
Kellogg Company	2015 - present
Dollar General Corporation	2008 - 2016

❖	Relevant Business Experience:

Mr. Dreiling is the former Chairman of the Board and Chief Executive Officer of Dollar General Corporation. Mr. Dreiling served as Chief Executive Officer of Dollar General Corporation, the nation’s largest small-box discount retailer, from January 2008 through June 2015. Prior to 2008, Mr. Dreiling served as Chief Executive Officer, President and a director of Duane Reade Holdings, Inc. and Duane Reade Inc. (collectively, “Duane Reade”), the largest drugstore chain in New York City, from November 2005 until January 2008, and as chairman of the board of Duane Reade from March 2007 until January 2008. Earlier in his career, Mr. Dreiling was Chief Operations Officer for Longs Drug Stores Corporation and held executive positions with Safeway, Inc. Mr. Dreiling also previously served as the chairman of the board of the Retail Industry Leaders Association from January 2014 to January 2016.

Thomas J. Folliard

Mr. Folliard has extensive experience as Chief Executive Officer of a large, consumer-focused public company. In connection with that role, Mr. Folliard has significant experience in operational matters and business strategy, which adds a valuable perspective for the Board’s decision making. Mr. Folliard also brings to the board of directors meaningful experience based on his service on the board of directors of CarMax, Inc., currently as Non-Executive Chairman; Baron Investment Funds and Baron Select Funds.

Director Since: 2012 Age: 54 Committees: • Audit • Finance and Investment Public Company Board Experience:
Company	Term
Baron Investment Funds Trust	2017 - present
Baron Select Funds	2017 - present
CarMax, Inc.	2006 - present
DAVIDsTEA Inc.	2014 - 2017

❖	Relevant Business Experience:
Mr. Folliard currently serves as a Trustee to Baron Investment Funds Trust and Baron Select Funds and has been in such positions since August 2017. Formerly, he was the President and Chief Executive Officer of CarMax, Inc. Mr. Folliard served as President and Chief Executive Officer of CarMax, Inc., the largest retailer of used autos in the United States, from 2006 until his retirement on August 31, 2016. He joined CarMax, Inc. in 1993 as the senior buyer and became the director of purchasing in 1994. Mr. Folliard was promoted to vice president of merchandising in 1996, senior vice president of store operations in 2000 and executive vice president of store operations in 2001. Mr. Folliard is an audit committee financial expert for purposes of the SEC’s rules.

Cheryl W. Grisé

Ms. Grisé has significant experience as a director of several large public corporations and as a former executive officer of a public utility holding company. Ms. Grisé’s substantial experience, including earlier experience as general counsel and corporate secretary, provide her with a unique perspective on the complex legal, compensation, and other issues that affect companies in regulated industries and the Board’s roles and responsibilities with respect to the effective functioning of the Company’s corporate governance structures. Ms. Grisé also brings to the Board meaningful experience based on her service as Lead Director of MetLife, Inc. and her service on the board of directors of several other public companies.

Director Since: 2008 Age: 66 Committees: • Compensation and Management Development • Nominating and Corporate Governance (Chair) Public Company Board Experience:
Company	Term
MetLife, Inc.	2004 - present
ICF International, Inc.	2012 - present
Pall Corporation	2007 - 2015
Dana Holding Corp. (now Dana Incorporated)	2002 - 2008

❖	Relevant Business Experience:

Ms. Grisé was Executive Vice President of Northeast Utilities (now Eversource Energy), a public utility holding company, from December 2005 until her retirement effective July 2007; Chief Executive Officer of its principal operating subsidiaries from September 2002 to January 2007; President of the Utility Group of Northeast Utilities Service Company from May 2001 to January 2007; and Senior Vice President, Secretary and General Counsel of Northeast Utilities from 1998 to 2001.

André J. Hawaux

Mr. Hawaux has significant experience serving as a senior officer of several corporations, including as executive vice president and chief financial officer of a large, consumer-focused public company. In connection with that role, Mr. Hawaux has extensive experience in operational matters and business strategy, which adds a valuable perspective for the Board’s decision-making. In addition, Mr. Hawaux has significant experience in the preparation and review of complex financial reporting statements as well as experience in risk management and risk assessment.

Director Since: 2013 Age: 58 Committees: • Audit (Chair) • Finance and Investment Public Company Board Experience:
Company	Term
Lamb Weston Holdings, Inc.	2017 - present
The Timberland Company	2010 - 2011

❖	Relevant Business Experience:
Mr. Hawaux is the Former Executive Vice President, Chief Financial Officer, and Chief Operating Officer of Dick’s Sporting Goods, Inc. Mr. Hawaux joined Dick’s Sporting Goods, Inc., a leading omni-channel sporting goods retailer, in June 2013 as Executive Vice President, Finance Administration and Chief Financial Officer and also served as its Executive Vice President, Chief Operating Officer through August 2017. Mr. Hawaux served as president of the Consumer Foods business of ConAgra Foods, Inc. (now ConAgra Brands Inc.), one of North America’s leading packaged food companies, from 2009 until May 2013. He joined ConAgra Foods as executive vice president and chief financial officer in 2006, and prior to ConAgra Foods, he served as general manager of a large U.S. division of PepsiAmericas. Mr. Hawaux also previously served as chief financial officer for Pepsi-Cola North America and Pepsi International’s China business unit. Mr. Hawaux is an audit committee financial expert for purposes of the SEC’s rules.

Ryan R. Marshall

Mr. Marshall brings significant insight to the Board from his tenure at PulteGroup, including in his position as President and Chief Executive Officer and his management of many of the Company’s largest operations. Mr. Marshall’s experience as the Chief Executive Officer of the Company provides an in-depth understanding of PulteGroup’s operations and complexity and adds a valuable perspective for Board decision-making.

Director Since: 2016 Age: 44 Committees: • Finance and Investment

❖

Relevant Business Experience:

Mr. Marshall is President and Chief Executive Officer of PulteGroup, Inc. Mr. Marshall has served as the President and Chief Executive Officer of PulteGroup, Inc. since September 8, 2016, and as the President since February 15, 2016. Prior to becoming CEO, Mr. Marshall most recently had the responsibility for the Company’s homebuilding operations and its marketing and strategy departments. Prior to being named President, Mr. Marshall was Executive Vice President of Homebuilding Operations since May 2014. Other previous roles included Area President for the Company’s Southeast Area since November 2012, Area President for Florida, Division President in both South Florida and Orlando and Area Vice President of Finance. In those roles, he has managed various financial and operating functions including financial reporting, land acquisition and strategic market risk and opportunity analysis.

John R. Peshkin

Mr. Peshkin has significant experience as a founder and managing partner at a leading real estate investment group. In addition, Mr. Peshkin also has significant experience in the real estate and home building industries as a successful senior executive, as an investor and as a board member at two of the nation’s top builders, which brings valuable industry knowledge and insight to the Board. Mr. Peshkin also brings to the Board meaningful experience based on his service on the board of directors of for-profit companies and non-profit institutions.

Director Since: 2016 Age: 58 Committees: • Audit • Finance and Investment (Chair) Public Company Board Experience:
Company Standard Pacific Corp. (subsequently CalAtlantic Group, Inc., which was then acquired by Lennar Corporation)	Term 2012 - 2015

❖

Relevant Business Experience:

Mr. Peshkin is the founder and Managing Partner at Vanguard Land, LLC, a private real estate investment group focused on the acquisition and development of residential and commercial properties throughout Florida since 2008. He was previously the founder and Chief Executive Officer of Starwood Land Ventures, an affiliate of Starwood Capital Group Global, a real estate private equity firm until 2008. Mr. Peshkin spent 24 years with Taylor Woodrow plc, a national homebuilder, serving as its North American CEO and President from 2000 to 2006. Mr. Peshkin is an audit committee financial expert for purposes of the SEC’s rules.

Scott F. Powers

Mr. Powers has significant experience as a financial services executive executing growth strategies, managing operations and leading efforts in risk and crisis management. Mr. Powers brings additional skills to the Board honed through a career of managing through financial industry change. Mr. Powers also has prior public company board experience as a current member of the boards of directors of Sun Life Financial, Inc. and Automatic Data Processing, Inc. and a previous member of the board of directors of Whole Foods Market, Inc.

Director Since: 2016 Age: 59 Committees: • Compensation and Management Development (Chair) • Nominating and Governance Public Company Board Experience:
Company	Term
Automatic Data Processing, Inc.	2018 - present
Sun Life Financial, Inc.	2015 - present
Whole Foods Market, Inc.	2017

❖	Relevant Business Experience:
Mr. Powers is the Former President and Chief Executive Officer of State Street Global Advisors. Mr. Powers held leadership positions at State Street Corporation, a financial holding company that performs banking services through its subsidiaries, from 2008 to 2015, most recently as Executive Vice President of State Street Corp, President and Chief Executive Officer of State Street Global Advisors. Mr. Powers also served as a member of the State Street Management Committee. In addition, he previously served as President and Chief Executive Officer of Old Mutual USA and Old Mutual Asset Management from 2001 to 2008. He also held executive roles at Mellon Financial Corporation and Boston Company Asset Management.

William J. Pulte

Mr. Pulte has significant experience as an executive and investor in the homebuilding supply and homebuilding services industries. Mr. Pulte also brings experience in the management of non-profit institutions.

Director Since: 2016 Age: 30 Committees: • Compensation and Management Development • Nominating and Governance

❖	Relevant Business Experience:
Mr. Pulte serves as CEO of Pulte Capital Partners LLC, an investment firm with no affiliation with PulteGroup, which is focused on investing in housing supply, building products and housing related service companies. Mr. Pulte currently serves as Chief Executive Officer and Chairman of Carstin Brands LLC, a leading residential countertop retailer and manufacturer. Mr. Pulte also is the managing member of EnergyConscious.com, a leading homebuilding supply and home improvement e-commerce company, and WhyteandCompany.com, a home kitchen and bath products e-commerce company. Additionally, Mr. Pulte is the managing member of Astar Heating & Air LLC and Astar Holdings LLC, which provide consumer and commercial heating and air-conditioning services. Mr. Pulte was also a director on the board of The Olon Group, Inc. from 2013 until it was sold in 2017. In addition, from February 2013 to May 2016, Mr. Pulte served as the managing member of Advanced Air & Heat LLC. From March 2015 to May 2016, Mr. Pulte served as the managing member of Yellow Dot Heating & Air LLC. Mr. Pulte was also a managing member of Southern Air & Heat LLC from January 2016 until Southern Air & Heat LLC, Yellow Dot Heating & Air LLC and Advanced Air & Heat LLC were sold in May 2016.

Lila Snyder

Ms. Snyder has significant experience as a consultant and corporate executive in a wide variety of industries. Ms. Snyder has advised on and led innovation initiatives in the areas of digital technology, media and communications. Ms. Snyder also brings significant skills to the Board relating to strategy, operations, marketing, and sales as a current C-level executive of a Fortune 1000 Company.

Director Since: 2018 Age: 46 Committees: • Audit • Finance and Investment

❖	Relevant Business Experience:
Ms. Snyder has served as Executive Vice President and President, Commerce Services for Pitney Bowes, Inc. since October 2017. Prior to her current role, Ms. Snyder has held various positions at Pitney Bowes, Inc. since November 2013, including President of Global Ecommerce from June 2015 to October 2017, President of Pitney Bowes, Inc. subsidiary Borderfree, Inc. since June 2015, and President of Document Messaging Technologies from November 2013 to June 2015. Prior to joining Pitney Bowes, Inc., Ms. Snyder was a partner at global consultancy firm McKinsey & Company, Inc., where she led McKinsey’s Stamford office and served clients in the technology, media and communications sectors.

The Board of Directors recommends that shareholders vote “FOR” the election of these eleven nominees.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or appoint a new director to fill the vacancy. The new director would serve until the Company’s next annual meeting of shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, Compensation and Management Development Committee, Nominating and Governance Committee and Finance and Investment Committee. Charters for all of these committees are available on the Company’s website at www.pultegroup.com. The table below shows current membership for each of the standing Board committees.

Director Name	Audit Committee†	Compensation and Management Development Committee†	Nominating and Governance Committee†	Finance and Investment Committee†
Brian P. Anderson	●			●
Bryce Blair*
Richard W. Dreiling		●	●
Thomas J. Folliard	●			●
Cheryl W. Grisé		●
André J. Hawaux				●
Ryan R. Marshall				●
John R. Peshkin	●
Scott F. Powers			●
William J. Pulte		●	●
Lila Snyder	●			●

Chair

*	Non-Executive Chairman

†	This chart shows the current committee memberships.

Audit Committee

The Audit Committee met 7 times in 2018. The Audit Committee represents and assists the Board with the oversight of the integrity of the Company’s financial statements and internal controls, the performance of the Company’s internal audit function, the annual independent audit of the Company’s financial statements and the independent auditor’s engagement, qualifications and independence, the Company’s compliance with legal and regulatory requirements, and the evaluation of certain enterprise risk issues. The Audit Committee is also responsible for preparing the report of the Audit Committee required to be included in the Company’s annual proxy statement.

The Audit Committee is responsible for selecting (subject to ratification by our shareholders) the independent auditor as well as setting the compensation for and overseeing the work of the independent auditor and approving audit services to be provided by the independent auditor. Brian P. Anderson currently serves on the audit committee of more than three public companies. The Board has determined that Mr. Anderson’s simultaneous service on the audit committees of more than three public companies will not impair his ability to serve effectively on the Company’s audit committee. The Board has determined that each of the members of the Audit Committee is independent within the meaning of the Company’s categorical standards and the applicable NYSE and SEC rules and financially literate as defined by the NYSE rules, and that Brian P. Anderson, Thomas J. Folliard, André J. Hawaux and John R. Peshkin are audit committee financial experts for purposes of the SEC’s rules.

Compensation and Management Development Committee

The Compensation and Management Development Committee met 4 times in 2018. The Compensation and Management Development Committee is responsible for the review, approval and administration of the compensation and benefit programs for the Chief Executive Officer and the other named executive officers. It also reviews and makes recommendations regarding the Company’s general compensation philosophy and incentive plans and certain other compensation plans; reviews the Company’s leadership development programs and initiatives; and discusses performance, leadership development and succession planning for key officers with the Chief Executive Officer, as appropriate. The Board has determined that each of the members of the Compensation and Management Development Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

Mr. Scott F. Powers is currently the Chair of the Compensation and Management Development Committee. Mr. Powers works with Ms. Michelle Hairston, the Company’s Senior Vice President, Human Resources, to establish meeting agendas and determine whether any members of PulteGroup’s management or outside advisors should attend meetings. The Compensation and Management Development Committee also meets regularly in executive session. At various times during the year at the request of the Compensation and Management Development Committee, Ryan R. Marshall, the President and Chief Executive Officer of the Company; Robert T. O’Shaughnessy, the Executive Vice President and Chief Financial Officer of the Company; and Todd N. Sheldon, the Executive Vice President, General Counsel and Corporate Secretary of the Company, may attend Compensation and Management Development Committee meetings, or portions of Compensation and Management Development Committee meetings, to provide the Compensation and Management Development Committee with information regarding the Company’s operational performance, financial performance or other topics requested by the Compensation and Management Development Committee to assist it in making its compensation decisions.

The Chief Executive Officer annually reviews the performance of each member of senior management (other than our Chief Executive Officer’s performance, whose performance is reviewed by the Compensation and Management Development Committee). Recommendations based on these reviews, including salary adjustments, annual bonuses, long-term incentives and equity grants, are presented to the Compensation and Management Development Committee. Decisions regarding salary adjustments, annual bonuses, long-term incentives and equity grants for our Chief Executive Officer are made by the Compensation and Management Development Committee. All decisions for 2018 made with respect to the executives listed in the Summary Compensation Table (other than the Chief Executive Officer) were made after deliberation with Mr. Marshall.

The Compensation and Management Development Committee is also responsible for overseeing the development of the Company’s succession plan for the President and Chief Executive Officer and other key members of senior management, as well as the Company’s leadership development programs.

The Compensation and Management Development Committee receives and reviews materials provided by the Compensation and Management Development Committee’s consultant and management. These materials include information that the consultant and management believe will be helpful to the Compensation and Management Development Committee, as well as materials the Compensation and Management Development Committee specifically requests.

The Compensation and Management Development Committee has the authority to engage its own outside compensation consultant and any other advisors it deems necessary. Since 2003, the Compensation and Management Development Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”) to act as its independent consultant. Pearl Meyer regularly provides the Compensation and Management Development Committee with information regarding market compensation levels, general compensation trends and best practices. The Compensation and Management Development Committee also regularly asks Pearl Meyer to opine on the reasonableness of specific pay decisions and actions for the named executive officers, as well as the appropriateness of the design of the Company’s executive compensation programs.

The activities of Pearl Meyer are directed by the Compensation and Management Development Committee, although Pearl Meyer may communicate with members of management, as appropriate, to gather data and prepare analyses as requested by the Compensation and Management Development Committee. During 2018, the Compensation and Management Development Committee asked Pearl Meyer to review market data and advise the Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program; review and advise the Compensation and Management Development Committee regarding the Company’s pay for performance, equity grant and dilution levels, each as relative to the Company’s peers; review and advise the Compensation and Management Development Committee regarding regulatory, disclosure and other technical matters; and review and advise the Compensation and Management Development Committee regarding the Company’s compensation risk assessment procedures. The Compensation and Management Development Committee also asked Pearl Meyer to provide opinions on named executive officer pay decisions.

In 2018, Pearl Meyer did not provide any other services to the Company. The Compensation and Management Development Committee assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that Pearl Meyer’s work for the Compensation and Management Development Committee does not raise any conflict of interest.

The Compensation and Management Development Committee has determined that Pearl Meyer is independent because it does no work for the Company other than that requested by the Compensation and Management Development Committee. The Chair of the Compensation and Management Development Committee reviews the consultant’s invoices, which are paid by the Company.

Nominating and Governance Committee

The Nominating and Governance Committee met 4 times in 2018. The Nominating and Governance Committee establishes criteria for the selection of new members of the board of directors and makes recommendations to the Board based on qualified identified individuals, including any qualified candidates nominated by shareholders, as described in “Director Nomination Recommendations” below. As noted above, in March 2018, the Nominating and Governance Committee amended its charter to express the Nominating and Governance Committee’s commitment to the inclusion of diverse groups (including, where appropriate, diversity of age, gender, race, ethnicity and professional experience), knowledge and viewpoints in its selection of Board nominees.

The Nominating and Governance Committee is also responsible for matters related to the governance of the Company and for developing and recommending to the Board the criteria for Board membership, the selection of new Board members and the assignment of directors to the committees of the Board. The Nominating and Governance Committee assures that a regular evaluation is conducted of the performance, qualifications, and integrity of the Board and the committees of the Board. Please see “Corporate Governance—Board Assessments” for further information regarding the regular evaluations. The Nominating and Governance Committee also reviews and makes recommendations with respect to the compensation of members of the Board. The Nominating and Governance Committee is also responsible for reviewing the Company’s Environmental, Social and Governance Policies and assessing and monitoring the Company’s enterprise risk management initiatives. The Board has determined that each of the members of the Nominating and Governance Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

Finance and Investment Committee

The Finance and Investment Committee met 5 times in 2018. The Finance and Investment Committee reviews all aspects of the Company’s policies that relate to the management of the Company’s financial affairs. The Finance and Investment Committee also reviews the Company’s long-term strategic plans and annual budgets, capital commitments budget, certain land acquisition and sale transactions, and the Company’s cash needs and funding plans.

Board Meeting Information

The board of directors held a total of 6 meetings in 2018. During 2018, each director attended at least 90% of the aggregate number of meetings of the board of directors and of the committees on which such director served that were held during the period that such director served as a member of the board of directors and as a member of such committees.

PulteGroup encourages its directors to attend each of the Company’s annual meeting of shareholders, and all of our directors serving on the date of last year’s annual meeting of shareholders attended that meeting.

Throughout the year, PulteGroup held regularly scheduled executive sessions of its non-management directors without management participation. In addition, in 2019, PulteGroup will hold at least one executive session of its non-management directors without the participation of management. Since the Company’s 2018 annual meeting of shareholders, Bryce Blair, our Non-Executive Chairman, has presided at these executive sessions. Provided that Mr. Blair is re-elected at the annual meeting, he will continue to preside over the executive sessions as the Non-Executive Chairman (as discussed further below).

CORPORATE GOVERNANCE

Corporate Governance Highlights

The Board continues to take steps that we believe improve our corporate governance and position our Company for long-term success. Recently, these steps have included:

●

Commitment to Diversity. The Nominating and Governance Committee amended its charter to express the Nominating and Governance Committee’s commitment to the inclusion of diverse groups (including, where appropriate, diversity of age, gender, race, ethnicity and professional experience), knowledge and viewpoints in its selection of Board nominees.

●	Majority Voting Standard. We amended our by-laws to change the voting standard for the election of directors in uncontested elections from a plurality standard to a majority standard.

●	Proxy Access. We amended our by-laws to implement proxy access.

●

Non-Executive Chairman of the Board. The Board appointed Mr. Blair to the position of Non-Executive Chairman of the Board, effective as of the Company’s 2017 annual meeting of Shareholders, to (i) ensure that the Board discharges its responsibilities, (ii) ensure that the Board has structures and procedures in place to enable it to function independently of management, (iii) provide leadership at independent directors’ executive sessions and in other work, (iv) promote director dialogue in and out of meetings and (v) ensure the Board clearly understands the respective roles and responsibilities of the Board and management.

Governance Guidelines; Code of Ethical Business Conduct; Code of Ethics

The Board has adopted Corporate Governance Guidelines, which reflect the principles by which PulteGroup operates. The guidelines address an array of governance issues and principles including: director independence, committee independence, management succession, annual Board evaluations, director nominations, director age limitations, the role of the Chairman or Lead Director, and executive sessions of the independent directors. PulteGroup’s Governance Guidelines are available for viewing on our website at www.pultegroup.com. The Board also has adopted a Code of Ethical Business Conduct, which applies to all directors and employees and a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller and other senior officers. The Code of Ethical Business Conduct and the Code of Ethics are also available on the Company’s website, and the Company intends to include on its website any waivers of its Code of Ethical Business Conduct that relate to executive officers and directors as well as any amendments to, or waivers from, a provision of its Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Board Leadership

Our Corporate Governance Guidelines currently contemplate that the independent directors will annually designate one of the independent directors to serve as Non-Executive Chairman for a one-year term. As noted above, the Board appointed Bryce Blair as Chairman of the Board, and since the Company’s 2017 annual meeting of shareholders, Mr. Blair has served as the Non-Executive Chairman. Provided that Mr. Blair is re-elected at the annual meeting, as an independent director, he would continue to serve as Non-Executive Chairman.

Since Mr. Blair’s appointment as the Non-Executive Chairman, he has worked with the President and Chief Executive Officer to ensure that the Board discharges its responsibilities, has procedures in place to enable it to function independently of management and clearly understands the respective roles and responsibilities of the Board and management. In addition, the Non-Executive Chairman’s duties have included convening and chairing regular executive session meetings of the non-management directors and, as appropriate, providing prompt feedback to the President and Chief Executive Officer; coordinating and developing the agenda for executive sessions of the independent directors; convening meetings of the independent directors if necessary; coordinating feedback to the President and Chief Executive Officer on behalf of the independent directors regarding business issues and management; providing final approval, after consultation with the President and Chief Executive Officer, as to the agendas for meetings of the Board and informational needs associated with those agendas and presentations; performing such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board as a whole or by the non-management directors; serving as the designated spokesperson for the Board when it is appropriate for the Board to comment publicly on any matter; and being available for consultation and communication if requested by the Company’s major shareholders.

The Board recognizes that no single leadership model is right for all companies at all times, and as appropriate, the Board will continue to review its leadership model to determine the correct leadership structure for the Company.

Board Role in Risk Oversight

The Board’s involvement in risk oversight includes both formal and informal processes and involves the Board and committees of the Board.

On an annual basis, the Board or selected committees of the Board undertake a formal enterprise risk assessment during which the principal risks facing PulteGroup and associated responses are evaluated. In addition to the formal assessment, the Board and committees of the Board are also involved in risk oversight on a more informal basis at regular Board and committee meetings. The Audit Committee receives materials on a frequent basis to address the identification and status of risks to the Company, including financial risks, litigation claims and risks, and cybersecurity risks. At meetings of the full Board, these risks are identified to Board members, and the Chair of the Audit Committee reports on the activities of the Audit Committee regarding risk analysis. In addition, two times per year, the Audit Committee receives a report from PulteGroup’s Ethics Committee regarding current hotline activities and associated responses. The other committees of the Board also consider and address risks as they perform their respective responsibilities, and such committees report to the full Board from time to time as appropriate, including whenever a matter rises to a material or enterprise level risk. The Board also receives regular financial and business updates from senior management, which involve detailed reports on financial and business risks facing PulteGroup when applicable.

Board Assessments

Each year, the Nominating and Governance Committee leads a confidential assessment process under which our Board and its committees conduct self-assessments. Additionally, every other year, the Nominating and Governance Committee leads a confidential assessment process under which each individual director completes a formal self-assessment and an assessment of each other director. The following is a summary of the assessment process:

•

Board assessments – Each year, the Board and the Nominating and Governance Committee review and discuss the results of the Board’s self-assessment. The discussion includes an assessment of the Board’s compliance with the principles in the Corporate Governance Guidelines and an identification of areas in which the Board could improve its performance.

•

Committee assessments – Each year, each committee of the Board and the Nominating and Governance Committee review and discuss the results of the respective committee’s self-assessment. Each committee discussion includes an assessment of the respective committee’s compliance with the principles in the Corporate Governance Guidelines and the committee’s charter, as well as an identification of areas in which the committee could improve its performance.

•

Director assessments – Every other year, each director completes a self-assessment and an assessment of each other director, and that feedback is shared in one-on-one discussions with each director. The Chair of the Nominating and Governance Committee conducts these assessments, except for the Chair’s own assessment, which is currently conducted by the Non-Executive Chairman. These assessments are designed to enhance each director’s participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board. While formal self-assessments are conducted semi-annually, the Chair and the Nominating and Governance Committee regularly solicit feedback from the other directors and take action as necessary to ensure a well-functioning Board.

In 2018, the Board and committee assessments were completed in September and contributed to the affirmation of the experience and qualifications matrix referenced previously on page 3. Our Board intends to review the matrix for appropriate revisions at least annually.

Available information about PulteGroup

The following information is available on PulteGroup’s website at www.pultegroup.com and in print for any shareholder upon written request to our Corporate Secretary:

•	Previously filed SEC current reports, quarterly reports, annual reports and reports under Section 16(a) of the Exchange Act

•	Audit Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Governance Committee Charter

•	Finance and Investment Committee Charter

•	Code of Ethics (for Covered Senior Officers)

•	Code of Ethical Business Conduct

•	Corporate Governance Guidelines

•	By-laws

DIRECTOR NOMINATION RECOMMENDATIONS

The Nominating and Governance Committee does not have a single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including candidates recommended by shareholders. The Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board. The Nominating and Governance Committee will review all proposed nominees, including those proposed by shareholders, in accordance with its charter and PulteGroup’s Corporate Governance Guidelines. The Nominating and Governance Committee considers the experience and skills for potential candidates adopted by the Board and summarized in the matrix on page 3. In addition, the Nominating and Governance Committee will review the person’s judgment, experience, qualifications, independence, understanding of PulteGroup’s business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board and PulteGroup.

The Board also believes that diversity is an important goal and looks for potential candidates who will help ensure that the Board has the benefit of a wide range of attributes. As noted above, in March 2018, the Nominating and Governance Committee amended its charter to express the Nominating and Governance Committee’s commitment to the inclusion of diverse groups (including, where appropriate, diversity of age, gender, race, ethnicity and professional experience), knowledge and viewpoints in its selection of Board nominees.

The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board, which will decide whether to invite the candidate to be a nominee for election to the Board.

You may recommend a person to be nominated for director by submitting a written proposal by certified mail, return receipt requested, or by recognized overnight courier, to Todd N. Sheldon, Corporate Secretary, PulteGroup, Inc., 3350 Peachtree Road NE, Suite 150, Atlanta, Georgia 30326. Shareholders wishing to directly nominate a candidate for election as a director at next year’s annual meeting of shareholders must deliver written notice to PulteGroup at the above address not later than 60 days prior to the date of next year’s annual meeting of shareholders (unless public disclosure of the date of such meeting is made less than 70 days before such meeting, in which case notice must be received within 10 days following such public disclosure), and the required notice must include the information and documents set forth in the Company’s by-laws.

In addition, the Company’s by-laws permit proxy access. The proxy access by-law provision permits a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common shares continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the board, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Company’s by-laws. Shareholders wishing to directly nominate a candidate for election as a director at next year’s annual meeting of shareholders and have such nomination included in the Company’s proxy materials must deliver written notice to PulteGroup at the above address not later than 120 days nor more than 150 days in advance of the date the Company’s proxy statement was released to security holders for the annual meeting (unless the date of such meeting has been changed by more than 30 days from the date contemplated at this time), and the required notice must include the information and documents set forth in the by-laws.

2018 DIRECTOR COMPENSATION

The table below shows compensation for the Company’s non-employee directors for the fiscal year ended December 31, 2018. Ryan R. Marshall, our President and Chief Executive Officer, and also a director of the Company, received no additional compensation for his services as a director of the Company during 2018. The compensation received by Mr. Marshall as an employee of the Company is shown in the 2018 Summary Compensation Table set forth in this Proxy Statement.

Name	Fees Earned or Paid in Cash (1)		Share Awards (2)(3)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Brian P. Anderson	$	120,000	$140,007	$—	—	$260,007
Bryce Blair	$	170,000	$140,007	$—	—	$310,007
Richard W. Dreiling	$	95,000	$140,007	$2,608	—	$237,615
Thomas J. Folliard	$	95,000	$140,007	$—	—	$235,007
Joshua Gotbaum(4)	$	33,929	$—	$—	—	$33,929
Cheryl W. Grisé	$	120,000	$140,007	$—	—	$260,007
André J. Hawaux	$	95,000	$140,007	$—	—	$235,007
Patrick J. O’Leary(4)	$	42,857	$—	$—	—	$42,857
John R. Peshkin	$	120,000	$140,007	$1,774	—	$261,781
Scott F. Powers	$	111,071	$140,007	$—	—	$251,078
William J. Pulte	$	95,000	$140,007	$—	—	$235,007
Lila J. Snyder(5)	$	32,785	$97,817	$—	—	$130,602

(1)	The amounts in this column represent the fees earned or paid in cash for services as a director, including annual retainer, committee chairmanship, lead director and Non-Executive Chairman fees.

(2)

The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited financial statements included in our Annual Report. On May 10, 2018, the then-serving directors (other than Messrs. Gotbaum and O’Leary, who were not standing for re-election) received their annual equity grant of 4,491 shares, which represents $140,000 divided by the average of the high and low share price on the date of grant. The amounts reported in this column for Ms. Grisé and Messrs. Dreiling, Folliard and Peshkin represent the value of share units deferred under the PulteGroup, Inc. Deferred Compensation Plan for Non-Employee Directors. The share units consist of fully vested deferred share units that are settled in common shares and may be subject to a deferral election consistent with Internal Revenue Code Section 409A.

(3)

As of December 31, 2018, each individual serving as a non-employee director during 2018 had the number of deferred share units set forth below and did not hold any other equity awards as of December 31, 2018.

Director	Deferred Share Units
Brian P. Anderson	—
Bryce Blair	—
Richard W. Dreiling	21,470
Thomas J. Folliard	10,755
Joshua Gotbaum	—
Cheryl W. Grisé	86,135
André J. Hawaux	—
Patrick J. O’Leary	—
John R. Peshkin	10,755
Scott F. Powers	—
William J. Pulte	—
Lila J. Snyder	—

(4)	Messrs. Gotbaum and O’Leary did not stand for re-election as directors at the Company’s 2018 Annual Meeting of Shareholders and their service on the Board concluded on May 10, 2018.

(5)	Ms. Snyder was appointed to the Board, effective August 27, 2018.

Director Compensation

The Nominating and Governance Committee reviews the compensation of the Company’s non-employee directors. For 2018, the Nominating and Governance Committee did not make any changes to the non-employee director compensation program. During 2018, non-employee directors received the following compensation for service as members of the Board of Directors and as members of Board committees:

•	Annual Board membership fee of $95,000 in cash;

•	Committee chair retainer fee of $25,000 in cash;

•	Non-Executive Chairman retainer fee of $75,000 in cash; and

•	Annual Equity Retainer Fee of $140,000 in common shares (the number of common shares determined by dividing $140,000 by the average of the high and low share price on the date of grant).

For their service during 2018, Mr. Gotbaum and Mr. O’Leary received prorated annual cash retainer fees and Ms. Snyder received prorated annual cash and annual equity retainer fees, each based on the fees noted above.

In 2018, the Nominating and Governance Committee approved an increase in the annual equity retainer fee to $150,000, beginning with grants made immediately following the 2019 annual meeting of shareholders.

Director Deferred Compensation

In 2018, non-employee directors were entitled to defer all or a portion of their cash and equity compensation. Deferred cash payments were credited with interest at a rate equal to the five year U.S. treasury rate, plus 2%. Under the “Deferred Compensation Plan for Non-Employee Directors,” the payment of director cash fees may be deferred for up to eight years, and directors may elect to receive their deferred fees in a lump sum or in equal annual installments over a period not to exceed eight years. In the event of the director’s departure either before or after the commencement of a deferral period, such director’s deferred fees will be paid in a lump sum payment. Under the terms of the plan, all deferred equity will be distributed to the director upon his or her departure from the Board.

Directors who also are our employees do not receive any of the compensation described above.

Equity Ownership Guidelines

Each member of the Board of Directors is expected to maintain an equity investment in the Company equal to at least five times the annual cash retainer, which must be achieved within five years of the director’s initial election to the Board. The holdings that may be counted toward achieving the equity investment guidelines include outstanding share awards or units, shares obtained through stock option exercises, shares owned jointly with or separately by the director’s spouse and shares purchased on the open market. Outstanding stock options do not count toward achieving the equity investment guidelines. As of the record date, all members of the Board of Directors have met or, within the applicable period, are expected to meet, these share ownership guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for 2018 and our executive compensation philosophies and objectives. This CD&A is divided into five sections:

Executive Summary	• Overview • Return to Shareholders • Pay for Performance • Key Executive Compensation Decisions and Actions • Shareholder Feedback • Named Executive Officers

Establishing and Evaluating Executive Compensation	• Executive Compensation Philosophy • Key Factors in Setting 2018 Compensation • Market Comparisons

Executive Compensation Program Elements	• Base Salary • Annual Incentive Compensation • Long-Term Incentive Compensation • Equity Grants • Other Compensation Elements and Practices

How We Make Executive Compensation Decisions	• The Compensation and Management Development Committee • Independent Compensation Consultant • Role of Executive Officers • Use of Tally Sheets

2019 Compensation Decisions	• Base Salary • Annual Incentive Compensation • Long-Term Incentive Compensation

EXECUTIVE SUMMARY

Overview

2018 was an outstanding year for PulteGroup with solid financial and operational performance driven by disciplined execution in a changing economic environment. Our Chief Executive Officer, Ryan Marshall, led PulteGroup through increasingly competitive and dynamic housing, labor and commodity markets to achieve double digit growth in closings and home sale revenue. Despite increases in interest rates and other market factors that led to slowing demand beginning in the second quarter of 2018, we believe PulteGroup’s leadership is well prepared to navigate an evolving housing market.

23,107 Closings	Home sales revenue $9.818 billion	Pre-Tax Income $1.288 billion	Returned nearly $400 million to shareholders
Up 10% Over 2017	Up 18% Over 2017	Up 49% Over 2017	(through share repurchases and dividends)

Additional highlights of our 2018 performance include:

•	Opened 237 new communities
•	Invested over $2.6 billion in land acquisition and development in 2018 to support future growth
•	Balanced land portfolio to reduce our owned land to just under 4.0 years; down from 5.6 years at the end of 2015
•	At the same time, we have increased our percentage of lots controlled under option to 40% with 54% of our lots approved in 2018 being under option

We believe our compensation philosophy and execution supports PulteGroup’s strategy to drive consistently high returns through the cycles inherent in the U.S. housing market. Our compensation planning is designed to focus executives on balancing short-term objectives against long-term priorities, to align executive and shareholder interests, and to attract and retain the leadership needed to continue to deliver strong results. Pay decisions were made in the context of our financial performance relative to our goals, while considering external factors and the actions management has taken to strengthen PulteGroup’s position for the future. We believe that it is important for our compensation program to be adaptable to allow us to address our current operating plan and external factors impacting our performance and, accordingly, the Compensation and Management Development Committee of our Board of Directors (the “Committee”) regularly monitors and refines our executive compensation program so that it is reflective of our operating plan and such external factors. For example, in 2018, we introduced a Growth Incentive Pool, designed to address the inherent volatility in the homebuilding industry year-over year and to incentivize the efforts to be taken to reach internal pre-tax income growth targets, which we believe, in turn, will drive overall company growth. Under the Growth Incentive Pool, our executive officers are eligible to share in a pool funded by our pre-tax income growth as compared to 2017.

For 2018, at target, approximately 89% of Mr. Marshall’s pay was at risk and subject to attainment of specific performance goals or fluctuations in our stock price, as demonstrated by the chart below:

CEO 2018 Total Direct Compensation*

* Growth Incentive pool reflects actual 2018 payout.

For additional information, see “Pay for Performance” on page 25 of this Proxy Statement.

For 2018, the Committee made the following changes to Mr. Marshall’s compensation:

•	Increased his base salary from $900,000 to $950,000;
•

Increased his target annual incentive plan target from 150% of his base salary to 175% of his base salary under the Company’s annual incentive program and granted him an award opportunity under the Growth Incentive Pool, with funding determined based on the Company’s pre-tax income growth as compared to 2017; and

•	Granted long term incentive awards equal to $2,300,000 in service-based restricted share units and $2,300,000 in a share-settled 3-year performance award.

These changes to Mr. Marshall’s compensation reflected, among other things, the Committee’s acknowledgement of Mr. Marshall and the Company’s strong performance in 2017, a desire to align Mr. Marshall’s compensation more closely with the competitive market, and an emphasis on tying a greater portion of Mr. Marshall’s overall compensation to profitable growth with the additional pre-tax income growth measure.

For 2018 performance, the Committee approved annual incentive payments of approximately $4,228,696 for Mr. Marshall, reflecting a payout under the annual incentive program of $2,601,813 (156.5% of target) and a Growth Incentive Pool allocation based on pre-tax income growth of $1,626,884. We believe these payouts resulted from meaningful progress in the implementation of PulteGroup’s strategy of generating cash flows to fund growth, with continued improvements in build quality measurements and continued focus on cost containment. In addition, the Committee noted continued improvements in employee engagement and major steps taken to develop and strengthen senior management.

For additional information, see “Pay for Performance” on page 25 of this Proxy Statement

Return to Shareholders*

The following chart shows how a $100 investment in the Company’s common shares on December 31, 2013 would have grown to $137.52 on December 31, 2018, with dividends reinvested quarterly. The chart also compares the total shareholder return (“TSR”) on the Company’s common shares to the same investment in the S&P 500 Index and the Dow Jones U.S. Select Home Construction Index, with dividends reinvested quarterly. We believe this chart illustrates the significant value created for shareholders over the five-year period as compared to both indices.

Comparison of Five-Year Total Shareholder Return*

*Assumes $100 invested on December 31, 2013, and the reinvestment of dividends.

	2013	2014	2015	2016	2017	2018
PulteGroup, Inc.	100.0	106.57	90.01	94.63	173.56	137.52
S&P 500 Index - Total Return	100.0	113.69	115.26	129.05	157.22	150.33
Dow Jones U.S. Select Home Construction Index	100.0	105.15	110.88	113.34	181.51	125.74

The following chart illustrates the Company’s relative TSR over the last one-, three- and five-year periods versus our defined executive compensation peer group as listed on page 29, including quarterly dividends. As illustrated, we have performed favorably over varying market conditions over the last one-, three- and five-year periods versus this peer group.

Pay for Performance

Our executive compensation program is designed to reward executives for producing sustainable growth and improving shareholder returns consistent with PulteGroup’s strategy and to align compensation with the long-term interests of our shareholders. The Committee strongly believes that executive compensation—both pay opportunities and pay actually realized—should be at-risk and tied to Company performance relative to the Company’s goals. For example, beginning in 2014, the Company has incorporated a TSR performance metric into its annual equity grant. In addition, the Committee designed the 2018 executive compensation program so that variable pay elements (annual incentive awards, restricted share units and performance-based awards) constitute a significant portion of the executive compensation awarded, determined at target levels. The following charts demonstrate the variable pay elements as compared to the targeted annual compensation of our named executive officers. These charts demonstrate that the variable pay elements comprised at least 89% of the targeted annual compensation for our President and Chief Executive Officer and, on average, 78% of the targeted annual compensation for the other named executive officers.

CEO 2018 Total Direct Compensation*

NEO 2018 Total Direct Compensation*

* Growth Incentive pool reflects actual 2018 payout.

Key Executive Compensation Decisions and Actions

We are committed to having strong governance standards with respect to our executive compensation program, policies and practices. Consistent with this focus, we maintain the following policies and practices that we believe demonstrate our commitment to executive compensation best practices.

WHAT WE DO		WHAT WE DO NOT DO

✓	Meaningful share ownership guidelines	✗	No excessive perquisites

✓	Committee comprised entirely of independent directors	✗	Plan prohibits granting discounted stock options

✓	Clawback policy – since 2009, applicable to annual incentive awards, long-term incentive awards and equity grants	✗	No service-based defined benefit pension plan

✓	Pay for performance – CEO pay approximately 89% at-risk	✗	No automatic single-trigger vesting of equity awards upon a change-in-control

✓	Independent, 3rd party compensation consultant	✗	No dividends or dividend equivalents paid on unearned performance-based equity awards

✓	Annual say-on-pay vote	✗	Plan prohibits re-pricing of underwater stock options

✓	Market comparison of executive compensation against a relevant peer group	✗	Prohibition on hedging and pledging Company securities

✓	Multi-year vesting schedule for equity awards	✗	No change-in-control tax gross-ups for named executive officers

✓	Shareholder engagement

Shareholder Feedback

In its compensation review process, the Committee considers whether our executive compensation and benefits program serves the interests of our shareholders. In that respect, as part of its on-going review of our executive compensation program, the Committee considered the approval by approximately 92.4% of the votes cast for the Company’s “say on pay” vote at our 2018 Annual Meeting of Shareholders. The Committee was pleased with this favorable outcome and interpreted this level of support as an endorsement by our shareholders of our executive compensation program and policies and did not make any changes to our executive compensation program in response to the 2018 “say on pay” vote. The Committee values continuing and constructive feedback from our shareholders on compensation, and Messrs. Blair, Marshall, and O’Shaughnessy, among other board members and executive officers, have discussed the Company’s executive compensation program with various shareholders and have shared this shareholder feedback with the Committee. The Committee intends to continue to monitor our executive compensation program and engage with shareholders regarding such program.

Named Executive Officers

For 2018, our named executive officers were:

Name	Title
Ryan R. Marshall	President and Chief Executive Officer
Robert T. O’Shaughnessy	Executive Vice President and Chief Financial Officer
Harmon D. Smith*	Executive Vice President and Chief Operating Officer
Todd N. Sheldon	Executive Vice President, General Counsel and Corporate Secretary
Stephen P. Schlageter	Senior Vice President, Strategy and Operations

*Mr. Smith retires from the Company, effective March 29, 2019.

ESTABLISHING AND EVALUATING EXECUTIVE COMPENSATION

Executive Compensation Philosophy

To align the Company’s incentive compensation program with the Company’s overall executive compensation philosophy, the Committee has adopted the following compensation philosophy and guiding principles:

Our Executive Compensation Philosophy

Our overall compensation philosophy applicable to named executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company through fluctuating business cycles, provide them with incentives to achieve our strategic, operational and financial goals, increase shareholder value and reward long-term financial success.

Guiding Principles

•  Providing total compensation levels that are competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in related industries.

•  Fostering a pay for performance environment by delivering a significant portion of total compensation through performance-based, variable pay.

•  Aligning the long-term interests of our executives with those of our shareholders.

•  Requiring our executives to own significant levels of Company shares.

•  Balancing cash compensation with equity compensation so that each executive has a significant personal financial stake in the Company’s share price performance (in general, we seek to provide a significant portion of total compensation to named executive officers in the form of equity-based compensation).

•  Balancing short-term compensation with long-term compensation to focus our senior executives on the achievement of both operational and financial goals and longer-term strategic objectives.

Key Factors in Setting 2018 Compensation

In establishing and evaluating our 2018 executive compensation program, the Committee, in consultation with our Chief Executive Officer, considered the following key factors:

•	Overall Company performance and specific financial results relative to incentive performance goals established by the Committee in February 2018;

•	Competitive pay practices (evaluated based on market comparisons and recommendations of Pearl Meyer, the Committee’s independent compensation consultant);

•	Individual performance of each of our named executive officers;

•	Historical equity grants;

•	Tally sheets presenting the potential compensation for each of our named executive officers based on equity grant values and performance levels under our incentive compensation programs; and

•	Our ability to retain and motivate key talent.

Market Comparisons

While the Committee considers relevant market pay practices when setting executive compensation, it does not believe that it is appropriate to establish compensation levels based only on market practices. The Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels, as well as the overall business environment and the role and contributions of each individual. Accordingly, the review of peer information is one of many factors the Committee considers in determining compensation levels. For each element of compensation, the Committee reviews market data (i.e., peer group and survey data) to evaluate target compensation levels, while also considering the expanded responsibilities of some of our named executive officers as compared to the peer group, revenue size relative to the peer group, our historical compensation practices, the overall mix of our compensation elements being weighted more heavily toward long-term and equity-based compensation, management ownership and financial performance. Other factors that influence the amount of compensation awarded include an individual’s experience and past performance inside or outside the Company, compensation history, role and responsibilities within the Company, tenure with the Company and associated institutional knowledge, long-term potential with the Company, contributions derived from creative and innovative thinking and leadership and industry expertise.

The Committee believes that the Company’s peer group should reflect the industry in which the Company competes for business and executive talent. Accordingly, the Company’s peer group includes companies meeting the following criteria: (i) companies within, or operating in an industry similar to, the home-building industry and (ii) companies of similar size in terms of revenue or market capitalization (generally 1/2 to 2 times the Company’s revenue and market capitalization). In evaluating companies to include in our peer group, the Committee also reviewed the say-on-pay history for each of the companies to understand the alignment of the executive compensation programs at those companies with the interests and views of the shareholders of such companies. The peer group used for evaluating 2018 compensation decisions consisted of the companies below. This group is the same peer group that was used for evaluating 2017 compensation decisions, except for (i) the addition of Taylor Morrison Home Corporation as that company was determined by the Committee to satisfy the peer selection criteria noted above and (ii) the removal of CalAtlantic Group, Inc. due to its acquisition by Lennar Corporation.

D.R. Horton, Inc.	Mohawk Industries, Inc.
KB Home	NVR, Inc.
Lennar Corporation	Owens Corning
Masco Corporation	Taylor Morrison Home Corporation
M.D.C. Holdings, Inc.	Toll Brothers, Inc.
Meritage Homes Corporation	USG Corporation

In addition to reviewing compensation practices among the compensation peer group, the Committee believes it is important to review compensation practices within the general industry. The Company participates in and purchases a number of compensation surveys. With the assistance of Pearl Meyer, the Committee reviews a blend of general industry and peer group survey data in establishing target compensation levels and evaluating whether our compensation policies are in line with market data. The 2018 survey data was compiled from the following general industry compensation surveys: Mercer Human Resource Consulting’s US Mercer Benchmark Database (MBD) Executive (which has approximately 2,600 participating companies) and Willis Towers Watson Executive Compensation Survey (which has approximately 777 participating companies). To assist the Committee in its review of the general industry survey data, Pearl Meyer extracts compensation information from the surveys with respect to companies with annual revenues ranging from $5 billion to $10 billion. The Committee believes that the compensation practices at companies of this size are most relevant to the Committee’s decision-making process.

Based on Pearl Meyer’s competitive market analysis prepared for evaluating 2018 compensation decisions, the Committee found that each element of target compensation for the named executive officers was competitive with the market data. In its analysis, Pearl Meyer noted that our target compensation was positioned appropriately within the competitive range of our peer group. As noted above, the Committee also considered the expanded responsibilities of some of our named executive officers as compared to the peer group, revenue size relative to the peer group, our historical compensation practices, the overall mix of our compensation elements being weighted more heavily toward long-term and equity-based compensation, management ownership and financial performance, as well as the other individual factors noted above.

Please see the section entitled “How We Make Executive Compensation Decisions” for a discussion of the decision-making process for determining executive compensation, including the roles of the Committee and executive officers, the role of the independent compensation consultant and the use of tally sheets.

EXECUTIVE COMPENSATION PROGRAM ELEMENTS

The Committee has designed the elements of the compensation program for the named executive officers to advance the operational objectives and the long-term strategies of the Company. The following table lists the material elements of our 2018 executive compensation program. The Committee believes that the design of the Company’s executive compensation program balances fixed and variable compensation elements and provides alignment with our short and long-term financial and operational priorities and shareholder interests through the annual and long-term incentive compensation programs. Our incentives are designed to drive overall corporate and individual performance, with compensation payouts varying from target based on actual performance against pre-established and communicated performance objectives.

Base Salary

The Committee determines the appropriateness of executives’ base salaries by considering the responsibilities of their positions, their individual performance and tenure, a comparison to the base salary levels of executives in the compensation peer group and the general industry compensation surveys and the recommendations of Pearl Meyer. Base salary increases are considered annually and are based upon both individual and Company performance in the prior year; however, historically the Committee has not had a practice of regularly adjusting base salaries for our executive officers on an annual basis.

In 2018, the Committee increased the base salaries of Messrs. Marshall and Smith from $900,000 to $950,000 and $700,000 to $750,000, respectively, in order to further align with market data and to reflect individual performance and each executive’s tenure within his position.

The table below sets forth the 2017 and 2018 base salary levels for each of our named executive officers.

Named Executive Officer	2017 Base Salary	2018 Base Salary
Ryan R. Marshall	$900,000	$950,000
Robert T. O’Shaughnessy	$750,000	$750,000
Harmon D. Smith	$700,000	$750,000
Todd N. Sheldon	$475,000	$475,000
Stephen P. Schlageter	$500,000	$500,000

Annual Incentive Compensation

We provide annual incentive compensation in order to motivate and reward our named executive officers for achieving short-term performance objectives. Annual incentive compensation is intended to be a significant component of an executive’s total compensation opportunity in a given year, helping create a “pay-for-performance” culture. In 2018, there were two components to the Company’s annual incentive compensation program. For the first component, the Committee established a 2018 Annual Incentive Program (the “Annual Program” or the “2018 Annual Program”) similar to its historical approach, with payouts determined based on the Company’s performance against pre-established financial performance goals. This component is designed to reward progress against the achievement of the Company’s annual operating plan. The second component was in the form of an annual incentive pool (the “Growth Incentive Pool”), with funding based on the Company’s pre-tax income growth as compared to 2017. The Committee established the Growth Incentive Pool and associated Growth Incentive Pool allocations to further align the Company’s executive compensation program with market practices in the home-building industry and after considering input from Pearl Meyer. The Growth Incentive Pool is designed to reward growth and be aligned with the interests of the Company’s shareholders, with management experiencing higher payouts in times of growth and success for the Company and receiving diminished or no payouts during challenging times. The Annual Program and Growth Incentive Pool are described in further detail below.

2018 Annual Program

The financial measures used to assess corporate performance were pre-tax income and adjusted operating margin, each weighted equally. Pursuant to the terms of the Annual Program, each performance goal is measured independently of the other performance goal, and payouts are determined based on the weighted average result of the performance goals, with a potential payout ranging from 0% to 200% of the participant’s target opportunity. The Committee believes that the 2018 Annual Program performance metrics were meaningful measures of 2018 performance because these metrics increase the focus of participants on profitability and are tied to our strategy with respect to shareholder value creation.

The Committee established the payout formula for performance objectives to encourage strong, focused performance. Given the economic and market conditions at the time the targets were set, the target payout level was designed to be achievable with strong management performance, while payout at the maximum level was designed to be very difficult to achieve. The 2018 Annual Program goals were set at levels consistent with the Company’s Board-approved budget and strategic operating plan. At the time the 2018 Annual Program performance metrics and requisite performance levels were established, the Committee believed that they were robust and would require a significant amount of effort by the named executive officers.

The table below indicates the financial performance metrics and potential payouts with respect to the Company’s achievement of the 2018 Annual Program goals.

2018 Consolidated Goals ($ in 000s)(1)
	Weighting	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)	Performance Results	Achieved Payout	Weighted Payout
Pre-Tax Income(2)	50.00%	$1,064,714	$1,330,893	$1,597,072	$1,538,008	178%	89.00%
Adjusted Operating Margin %(3)	50.00%	10.3%	13.3%	16.3%	14.3%	135%	67.50%
					Total % of Target:		156.5%

(1)	Payouts for performance between threshold and target payout levels and between target and maximum payout levels are calculated using straight line interpolation.

(2)

Pre-tax income represents Income Before Income Taxes as reported in the Company’s Annual Report, as adjusted to exclude the impact of certain items, including: certain incentive compensation expense, certain land-related adjustments, changes in U.S. generally accepted accounting principles (“GAAP”), loss on debt retirements, adjustments to mortgage repurchase reserves, and certain gains on land sales.

(3)

Adjusted operating margin represents the quotient of Home Sale Gross Margin (excluding certain land impairments less SG&A expenses (as further adjusted to exclude the impact of certain items, including: certain incentive compensation expense and adjustments to insurance receivables and reserves)) divided by Home Sale Revenues.

The table below indicates the award opportunities established by the Committee and the cash payout under the Annual Program applicable to the named executive officers. The Committee determined the target payout level for each of the named executive officers included in the table based on each named executive officer’s position within the Company, each named executive officer’s historical pay levels, the incentive pay for executives at companies in our compensation peer group, the general industry compensation surveys and the recommendations of Pearl Meyer. The Committee did not change the target award opportunities compared to the 2017 target award opportunities for the named executive officers, except with respect to Mr. Marshall whose target award opportunity was increased from 150% of his base salary to 175% of his base salary and Mr. Sheldon whose target award opportunity was increased from 95% of his base salary to 100% of his base salary. These target award opportunity adjustments were made in order to further align the compensation of Messrs. Marshall and Sheldon with the competitive market data and internal pay equity considerations.

Executive	Base Salary 2018	Target as % of Salary	Threshold(1)	Target	Maximum	Total Payout
Ryan R. Marshall	$950,000	175%	$415,625	$1,662,500	$3,325,000	$2,601,813
Robert T. O’Shaughnessy	$750,000	100%	$187,500	$750,000	$1,500,000	$1,173,750
Harmon D. Smith	$750,000	125%	$234,375	$937,500	$1,875,000	$1,467,188
Todd N. Sheldon	$475,000	100%	$118,750	$475,000	$950,000	$743,375
Stephen P. Schlageter	$500,000	100%	$125,000	$500,000	$1,000,000	$782,500

(1)

The threshold amount represents the minimum award that could be paid to the named executive officer upon the Company’s satisfaction of threshold performance for only one of the performance goals. As noted previously, each performance goal is measured independently of the other performance goals.

Growth Incentive Pool

As noted above, in 2018 the Committee established the Growth Incentive Pool, the size of which was dependent on pre-tax income growth over 2017. The Committee approved the Growth Incentive Pool in order to recognize and incentivize the efforts to be taken to reach internal pre-tax income growth targets and to further align the interests of the participants with the interests of the Company’s shareholders. For purposes of the Growth Incentive Pool, pre-tax income was calculated in the same manner as described above with respect to the 2018 Annual Program. The Committee allocated 2% of pre-tax income growth as compared to 2017 to the Growth Incentive Pool, with the allocation for each named executive officer as follows:

Name	Pool Allocation
	%	$
Ryan Marshall	24.0%	1,626,884
Robert T. O’Shaughnessy	14.0%	949,016
Harmon Smith	16.0%	1,084,589
Todd N. Sheldon	6.0%	406,721
Stephen P. Schlageter	4.0%	271,147

Long-Term Incentive Compensation

In order to provide management with incentives to achieve our long-term goals, the Committee continued its prior practice of granting equity awards under a long-term incentive program, or LTI Program. During 2018, each named executive officer was granted an aggregate award opportunity in the form of share-settled performance-based awards under the LTI Program for the 2018-2020 performance period. During the fiscal year ended December 31, 2018, the 2018-2020, 2017-2019 and 2016-2018 performance periods were outstanding under the LTI Program. The Committee designed the LTI Program to have overlapping performance periods to address the cyclical nature of the homebuilding industry. These overlapping performance periods provide the Committee with the flexibility to address circumstances within our industry as well as the general economic and market conditions at the time the targets are set.

2018-2020 LTI Program

In 2018, the Committee approved performance-based awards for the 2018-2020 LTI Program that vest based on (i) the Company’s TSR performance relative to the TSR of the Company’s compensation peer group, (ii) the Company’s ROIC performance and (iii) the Company’s adjusted operating margin performance, with each goal weighted equally. These performance measures were deemed by the Committee to be effective long-term measures of performance reflective of our success in executing on our long-term business plan and aligning the executives’ interests with the interests of shareholders.

The Compensation Committee utilized adjusted operating margin as an element in both the Company’s Annual Program and 2018-2020 LTI Program in recognition that this measure is viewed as a core driver of the Company’s performance and shareholder value creation. In designing the Company’s executive compensation program, the Compensation Committee supplemented the use of adjusted operating margin with additional performance measures in order to strike an appropriate balance with respect to incentivizing top-line growth, profitability and shareholder returns over both the short-term and long-term horizons.

For purposes of the 2018-2020 LTI Program, the Company is required to achieve a TSR equal to the 75th percentile of the 2018 compensation peer group over the three-year performance period in order to earn target vesting, with no payout for bottom quartile performance. The Committee established the payout formula for the ROIC and adjusted operating margin performance objectives to encourage strong, focused performance. Given the economic and market conditions at the time the targets were set, the target payout levels were designed to be achievable with strong performance, while payouts at the maximum performance levels were designed to be very difficult to achieve. Under the 2018-2020 LTI Program, ROIC and adjusted operating margin are defined as follows:

•

ROIC is defined as (i) consolidated earnings before interest and taxes (adjusted to exclude the expense related to incentive compensation, intangible impairments, Company-wide restructuring costs as offset by savings associated with those restructuring efforts, changes in GAAP, gain or loss on debt retirements, adjustments to mortgage repurchase reserves, and land-related charges and land sale gains related to land acquired prior to January 1, 2012), divided by (ii) consolidated shareholders’ equity plus homebuilding debt (each as adjusted to exclude consolidated deferred taxes, internal mortgage company debt and changes in GAAP).

•

Adjusted operating margin represents the quotient of Home Sale Gross Margin less SG&A (excluding incentive compensation, land impairments on assets acquired prior to January 1, 2012, certain restructuring expenses impacting SG&A as offset by savings associated with those restructuring efforts, changes to receivables and reserves for construction matters and changes in GAAP) divided by Home Sale Revenues.

The table below shows the award opportunities established by the Committee relating to the 2018-2020 LTI Program. The award opportunities under the 2018-2020 LTI Program did not change as compared to 2017 for the named executive officers other than Messrs. Marshall and O’Shaughnessy. For the 2018-2020 LTI Program, Mr. Marshall’s target award opportunity increased from $1,625,000 to $2,300,000 and Mr. O’Shaughnessy’s target award opportunity increased from $800,000 to $825,000 to further align their compensation levels with the competitive market data and, in the case of Mr. Marshall in particular, in recognition of his and the Company’s strong performance in 2017.

Actual settlement of the awards will be determined after the end of the three-year performance period based on the Company’s relative TSR, ROIC and adjusted operating margin performance during that time. Under the award agreements, the 2018-2020 LTI Program awards will be settled in Company common shares, except that the award will be settled in any combination of Company common shares and cash if (i) the fair market value of a Company common share is less than $5.00 on December 31, 2020 (or the date of termination of employment due to death or disability) or

(ii) the Company does not have a sufficient number of available shares under the Company’s stock incentive plan in effect at the time of the settlement of the award.

Award Opportunity Under 2018-2020 LTI Program

Executive	Base Salary as of 1/1/2018(1)	Target as % of Salary	Threshold	Target	Maximum
Ryan R. Marshall	$900,000	256%	$1,150,000	$2,300,000	$4,600,000
Robert T. O’Shaughnessy	$750,000	110%	$412,500	$825,000	$1,650,000
Harmon D. Smith	$700,000	114%	$400,000	$800,000	$1,600,000
Todd N. Sheldon	$475,000	63%	$150,000	$300,000	$600,000
Stephen P. Schlageter	$500,000	55%	$137,500	$275,000	$550,000

(1)	Base salary is measured as of the first day of the performance period.

Outstanding Performance Based Equity Awards

The 2017-2019 LTI Program remains outstanding and will be settled following the completion of the three-year performance period, based on (i) the Company’s TSR performance relative to the TSR of the Company’s 2017 compensation peer group (excluding CalAtlantic Group, which was subsequently acquired by Lennar Corporation), (ii) the Company’s ROIC performance, and (iii) the Company’s adjusted operating margin performance, with each goal weighted equally.

During 2018, the 2016-2018 LTI Program concluded, and for each of the participating named executive officers, the vesting level under the 2016-2018 LTI Program was entirely based on the Company’s TSR performance relative to the TSR of the Company’s 2016 compensation peer group.

With respect to the TSR metric under the 2016-2018 LTI Program, the Company was required to achieve a TSR equal to the 75th percentile of the 2016 TSR comparator group over the three-year performance period in order to earn target vesting, with 25th percentile relative TSR performance resulting in threshold vesting. In order to achieve the maximum vesting, the Company was required to be at least second in the TSR comparator group based on TSR performance. For purposes of assessing performance, the 2016 TSR comparator group consisted of the same companies that were included in the 2016 compensation group, excluding CalAtlantic Group due to its 2018 acquisition by Lennar Corporation.

For the 2016-2018 performance cycle, our relative TSR ranked 4th out of the twelve companies included in the TSR comparator group and resulted in an achievement level of 100%.

In 2017, the Company granted Mr. Schlageter a performance award that is eligible to vest over a five-year period commencing on January 1, 2018, subject to the Company’s achievement of certain performance goals over that period relating to adjusted gross margin, selling, general and administrative expenses, and operating margin. Under the terms of the award, Mr. Schlageter must remain employed through the second anniversary of the grant date in order to vest in any portion of the award, subject to accelerated vesting in the event of certain qualifying terminations of employment. During 2018, the Company achieved the performance goal related to adjusted operating margin, which had a target objective of 14.25% as compared to the Company’s actual performance of 14.33%. This portion of the award will vest on January 1, 2020, subject to Mr. Schlageter’s continued employment through the vesting date.

Equity Grants

In addition to the long-term incentive opportunities granted under the Company’s LTI Program, we make annual grants of service-based equity to named executive officers as a means of furthering the linkage between an executive’s long-term incentive compensation and shareholder value. We seek to provide a significant portion of total compensation to named executive officers in the form of equity compensation. We believe that equity awards:

•	Balance the overall compensation program by providing an appropriate mix of equity and cash compensation;

•	Properly focus executives on long-term value creation for shareholders; and

•	Encourage executive retention, particularly through fluctuating business cycles.

Our philosophy is to award equity grants to our named executive officers in amounts that reflect market data, the participant’s position, the participant’s ability to influence our overall performance, and individual performance based on a review of results during the prior year against pre-determined objectives such as operational efficiency, employee engagement, and retention and development of key talent. In addition, the Committee considers historical grant practices and market compensation levels in determining grants for individual executives.

The Committee believes that the annual equity grants to the named executive officers should be determined after a review of the Company’s financial statements for a full year. As a result, all annual equity awards are expected to be granted on the date of the regular Board meeting to be held in February of the following year.

In determining the annual equity grants for 2018 performance (which were granted in February 2019), the Committee considered the following: (i) the Company’s historical year-over-year compensation practices, including historical grant levels; (ii) total compensation earned by the named executive officers; (iii) a peer group analysis conducted by Pearl Meyer of the compensation of executive officers holding comparable positions at the companies within the compensation peer group; and (iv) the Company’s objective to provide greater incentive based on long-term Company performance.

As set forth in the table below for the named executive officers, in February 2019, the Committee granted the following awards in recognition of such named executive officer’s performance in 2018. The value of these awards is excluded from the 2018 Summary Compensation Table, which reflects the value of the equity awards granted in 2018 in recognition of the named executive officers’ performance in 2017. The February 2019 grant levels remained generally consistent with the February 2018 grant levels except with respect to Mr. Marshall whose grant level increased based on performance and to more closely align his compensation with market data.

	Time-Based Restricted Share Units(1)
Executive	#	Value(2)
Ryan R. Marshall	93,093	$2,500,013
Robert T. O’Shaughnessy	30,721	$825,012
Harmon D. Smith	29,790	$800,010
Todd N. Sheldon	11,172	$300,024
Stephen P. Schlageter	10,241	$275,022

(1)	These equity awards were granted in 2019 and, accordingly, are excluded from the 2018 Summary Compensation Table.

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Other Compensation Elements and Practices

Executive Severance Policy

The Committee has adopted the PulteGroup, Inc. Executive Severance Policy, which provides for severance benefits ranging from one times base salary to two times base salary, depending on the length of service with the Company and the executive’s position at the time of a qualifying termination of employment. The Committee also has adopted the PulteGroup, Inc. Retirement Policy, which establishes administrative guidelines for the treatment of outstanding equity and long-term incentive awards following an employee’s qualifying retirement. The Committee believes that these policies help us accomplish our compensation philosophy of attracting and retaining exemplary talent and reduce the need to negotiate individual severance arrangements with new and departing executives.

While these policies reduce the need to negotiate individual severance provisions, the Committee recognizes that under certain circumstances individual severance arrangements may be desirable or beneficial to the Company. Pursuant to the Company’s Executive Severance Policy, the Company is prohibited from entering into a severance agreement with a senior executive of the Company without shareholder approval if such agreement would provide for specified benefits exceeding 2.99 times the sum of (a) the senior executive’s annual base salary as in effect immediately prior to termination of employment and (b) the senior executive’s target annual bonus in the fiscal year in which the termination of employment occurs. Benefits excluded from this policy are (i) the value of any accelerated vesting of any outstanding equity-based award provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives, (ii) a pro-rata portion of the value of any accelerated vesting of any outstanding long-term cash-based incentive award provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives, (iii) compensation and benefits for services rendered through the date of termination of employment, (iv) any post-termination retirement and other benefits, special benefits or perquisites provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives and (v) payments that are required by the Company’s By-laws regarding indemnification and/or a settlement of any claim made against the Company. The policy is available for viewing on our website at www.pultegroup.com.

Benefits

Named executive officers participate in employee benefit plans on the same terms as generally available to all employees. In addition, each of the named executive officers is eligible to participate in our Financial Counseling Reimbursement Plan. The named executive officers, as well as other Company executives, may also participate in the Company’s Non-Qualified Deferral Program, under which they may elect to defer the receipt of their annual incentive cash awards. This plan is discussed further under the section “2018 Non-Qualified Deferred Compensation Table.” We do not have a defined benefit pension plan.

Clawback Policy

The Committee has adopted a clawback policy with respect to the Annual Program, Growth Incentive Pool, LTI Program, and equity grants. Under the policy, in the event any named executive officer engages in “detrimental conduct” (as defined in the policy), the Committee may require that such named executive officer (i) reimburse the Company for all or any portion of any bonus, incentive payment, equity-based award, or other compensation received by such named executive officer within the 36 months following such detrimental conduct and (ii) remit to the Company any profits realized from the sale of Company securities within the 36 months following such detrimental conduct.

Prohibition Against Pledging and Hedging of Company Securities

To further enhance the linkage between executives’ long-term incentive compensation and shareholder value, the Company’s insider trading policy prohibits directors and executive officers from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, with respect to their Company security holdings. Additionally, under the Company’s insider trading policy, directors and executive officers are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, as such arrangements could result under some circumstances in a margin sale or foreclosure sale occurring at a time when the director or executive officer is aware of material nonpublic information or otherwise is not permitted to trade in Company securities. The policy is available for viewing on our website at www.pultegroup.com.

Share Ownership Guidelines

To align our executives’ interests with those of our shareholders and to assure that our executives own meaningful levels of Company common shares throughout their tenures with the Company, our executive officers are subject to share ownership guidelines adopted by the Committee. The share ownership guidelines require, within a five-year period from date of hire, promotion or determination that a position is subject to Section 16 of the Exchange Act, the Chief Executive Officer to own Company common shares equal in value to at least six times his base salary and each of the other named executive officers to own Company common shares equal to at least three times their respective base salary. Included in the definition of share ownership are restricted shares and restricted share units, any Company common shares owned outright (including the value of restricted shares that have vested at the higher of the current market price or the share price on the date of vesting), common shares in any Company benefit plan, and the intrinsic value of vested in-the-money stock options. Unvested shares and underwater stock options do not count towards meeting share ownership guidelines. As of the record date, all of the named executive officers have met or, within the applicable period, are expected to meet the share ownership guidelines.

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

The Compensation and Management Development Committee

The Committee establishes our executive compensation philosophies and oversees the development and implementation of our executive compensation program. The Committee operates under a written charter adopted by the Committee. A copy of the charter is available at www.pultegroup.com. In general, the scope of the Committee’s authority is determined by the Board of Directors, or established by formal incentive plan documents. The fundamental responsibilities of the Committee include the following with respect to our senior executives:

•	Establish compensation-related performance objectives to determine annual and long-term incentive compensation;

•	Establish individual performance goals and objectives for the Chief Executive Officer and evaluate the job performance of the Chief Executive Officer in light of those goals and objectives;

•	Evaluate the job performance of the other named executive officers;

•

Annually review and approve compensation levels for our Chief Executive Officer and other named executive officers, with input from the independent members of the Company’s Board of Directors in establishing compensation levels for our named executive officers (including our Chief Executive Officer);

•	Administer the Company’s equity compensation;

•	Develop and review succession plans for the Chief Executive Officer position, including assessing and creating development plans for internal talent;

•	Review succession planning, leadership development programs, diversity representation and bench strength for all other senior executive positions; and

•	Annually review the potential risks associated with our compensation program.

Information on the Committee’s processes and procedures for consideration of executive compensation are addressed under “Committees of the Board of Directors—Compensation and Management Development Committee” above.

The Committee is currently comprised of Mr. Richard W. Dreiling, Ms. Cheryl W. Grisé, Mr. Scott F. Powers and Mr. William J. Pulte. Mr. Powers currently serves as the Committee Chair. During fiscal year 2018, Mr. O’Leary served on the Committee until the conclusion of his term at the Company’s 2018 Annual Meeting of Shareholders.

Each current member of the Committee qualifies as an independent director under NYSE listing standards and our Corporate Governance Guidelines, and Mr. O’Leary qualified as an independent director under NYSE listing standards and our Corporate Governance Guidelines during his term of service.

Independent Compensation Consultant

Pearl Meyer provides independent executive consulting services to the Committee. Pearl Meyer is retained by and reports to the Committee and participates in Committee meetings, as requested by the Committee. Pearl Meyer also:

•	Participates in the design of our executive compensation program to help the Committee evaluate the linkage between pay and performance;

•	Provides and reviews market data and advises the Committee on setting executive compensation and the competitiveness and reasonableness of our executive compensation program;

•	Reviews and advises the Committee regarding the elements of our executive compensation program, equity grant and dilution levels, each as relative to our peers;

•	Reviews and advises the Committee regarding individual executive pay decisions;

•	Reviews and advises the Committee with respect to new compensation plans and programs;

•	Reviews and advises the Committee regarding regulatory, disclosure and other technical matters; and

•	Reviews and advises the Committee regarding our compensation risk assessment procedures.

During 2018, Pearl Meyer did not provide any other services to the Company.

Role of Executive Officers

As noted above, the Committee is responsible for all compensation decisions for our senior executives (which include the named executive officers). During 2018, our then-serving most senior human resources officer worked with the Committee Chair to establish meeting agendas and to determine whether any members of the Company’s management or outside advisors should attend meetings.

Our Chief Executive Officer annually reviews the performance of each member of senior management (other than his own performance). Recommendations based on these reviews, including salary adjustments, annual bonuses and equity grants, are presented to the Committee. Decisions regarding salary adjustments, annual bonuses and equity grants for the Chief Executive Officer are made by the Committee. All decisions for 2018 made with respect to the named executive officers other than the Chief Executive Officer were made after deliberation with Mr. Marshall.

At various times during the year, at the request of the Committee, Ryan R. Marshall, the President and Chief Executive Officer of the Company; Robert T. O’Shaughnessy, the Executive Vice President and Chief Financial Officer of the Company; and Todd N. Sheldon, the Executive Vice President, General Counsel and Corporate Secretary of the

Company, attended Committee meetings, or portions of Committee meetings, to provide the Committee with information regarding our operational performance, financial performance or other topics requested by the Committee to assist the Committee in making its compensation decisions.

Use of Tally Sheets

The Committee reviews tally sheets, prepared by management and reviewed by Pearl Meyer, which present comprehensive data on the total potential compensation for each of the named executive officers based on various equity grant values and performance levels under our incentive compensation programs. The tally sheets provide the Committee with a framework of potential minimum and maximum compensation levels that each named executive officer may earn under our executive compensation program. While the tally sheets provide a framework for the Committee, they are not determinative of the elements or amounts of compensation paid.

2019 COMPENSATION DECISIONS

At its February 2019 meeting, the Committee took the following actions with respect to 2019 compensation matters:

•

Base Salary. The Committee approved 2019 base salaries for the named executive officers, which did not change from the base salary levels set in 2018, with the exception of Mr. Marshall, whose base salary was increased from $950,000 to $1,000,000, and Mr. Sheldon whose base salary was increased from $475,000 to $500,000.

•

Annual Incentive Compensation. The Committee also approved the performance metrics and target award opportunities under the 2019 Annual Program, which did not change from the performance metrics under the 2018 Annual Program. In addition, award opportunities under the 2019 Annual Program will remain the same as under the 2018 Annual Program, with the exception of Mr. O’Shaughnessy whose target award opportunity was increased from $750,000 to $850,000 and Mr. Sheldon, whose target award opportunity was increased from $475,000 to $500,000.

•

Long-Term Incentive Compensation. The Committee approved the grant of performance-based awards that will be settled in PulteGroup shares in accordance with the terms of the applicable award agreements and service-based restricted share unit awards. The Committee also approved relative TSR performance, as measured against the eight homebuilders in the Company’s 2019 peer group, ROIC and adjusted operating margin as the performance metrics under the 2019-2021 LTI Program. The award opportunities under the 2019-2021 LTI Program did not change as compared to 2018 for the named executive officers other than Mr. Marshall, whose target award opportunity increased from $2,300,000 to $2,500,000.

COMPENSATION AND MANAGEMENT DEVELOPMENT

COMMITTEE REPORT

The Compensation and Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Scott F. Powers, Chair Richard W. Dreiling Cheryl W. Grisé William J. Pulte

2018 EXECUTIVE COMPENSATION

2018 Summary Compensation Table

The table below sets forth information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers who served in such capacities as of December 31, 2018 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Ryan R. Marshall	2018	942,308	—	4,600,004	4,228,697	1,090	21,162	9,793,261
President & CEO	2017	900,000	—	3,250,002	1,606,500	1,146	14,199	5,771,847
	2016	738,462	—	2,300,016	690,690	576	27,132	3,756,876

Robert T. O’Shaughnessy	2018	750,000	—	1,650,009	2,122,766	—	11,315	4,534,090
EVP & CFO	2017	750,000	—	1,600,014	892,500	—	13,944	3,256,458
	2016	742,307	—	1,600,012	740,025	—	13,010	3,095,354

Harmon D. Smith	2018	742,308	—	1,600,001	2,551,777	10,778	11,312	4,916,176
EVP & COO	2017	700,000	—	1,600,014	1,041,250	11,332	11,094	3,363,690
	2016	688,462	—	1,600,012	690,690	5,713	16,244	3,001,120

Todd N. Sheldon	2018	475,000	—	600,001	1,150,096	—	15,499	2,240,596
EVP & General Counsel	2017	365,385	300,000	1,200,004	535,500	—	10,916	2,411,805

Stephen P. Schlageter	2018	500,000	—	550,023	1,053,647	—	13,875	2,117,545
SVP – Strategy and Operations

(1)

The amounts reported in this column for 2018 are awards granted pursuant to the Company’s 2013 Stock Incentive Plan and are valued based on the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited financial statements included in our Annual Report for the fiscal year ended December 31, 2018. The amounts included in the Stock Awards column for the share-settled performance-based awards granted during 2018 to each of the named executive officers are calculated based on the probable satisfaction of the performance conditions for such awards. Assuming the highest level of performance is achieved for these performance-based awards, the maximum value of these awards at the grant date would be as follows: Mr. Marshall—$4,600,000; Mr. O’Shaughnessy—$1,650,000; Mr. Smith—$1,600,000; Mr. Sheldon—$600,000; and Mr. Schlageter—$550,000.

(2)

For 2018, the amounts reflect the actual payouts received under the Annual Program and Growth Incentive Pool, as follows: Mr. Marshall—Annual Program—$2,601,813 Growth Incentive Pool—$1,626,884; Mr. O’Shaughnessy—Annual Program—$1,173,750, Growth Incentive Pool—$949,016; Mr. Smith—Annual Program—$1,467,188, Growth Incentive Pool—$1,084,589; Mr. Sheldon—Annual Program—$743,375, Growth Incentive Pool—$406,721; and Mr. Schlageter—Annual Program—$782,500, Growth Incentive Pool—$271,147.

(3)

Amounts in this column consist of the cost of financial planning services reimbursed to certain of the named executive officers, life insurance premiums for each of the named executive officers, reimbursements under our health examination reimbursement program and a Company match of $11,000 under the Company’s 401(k) plan.

2018 Grants of Plan-Based Awards Table

The following table sets forth information concerning award opportunities under our LTI Program and grants under the 2013 Stock Incentive Plan to the named executive officers during the fiscal year ended December 31, 2018, as well as estimated possible payouts under the Annual Program.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Ryan R. Marshall	(1)	$415,625	$1,662,500	$3,325,000
	(2)		$1,626,884
	2/7/2018				$1,150,000	$2,300,000	$4,600,000		$2,300,000
	2/7/2018							75,509	$2,300,004
Robert T. O’Shaughnessy	(1)	$187,500	$750,000	$1,500,000
	(2)		$949,016
	2/7/2018				$412,500	$825,000	$1,650,000		$825,000
	2/7/2018							27,085	$825,009
Harmon D. Smith	(1)	$234,375	$937,500	$1,875,000
	(2)		$1,084,589
	2/7/2018				$400,000	$800,000	$1,600,000		$800,000
	2/7/2018							26,264	$800,001
Todd N. Sheldon	(1)	$118,750	$475,000	$950,000
	(2)		$406,721
	2/7/2018				$150,000	$300,000	$600,000		$300,000
	2/7/2018							9,849	$300,001
Stephen P. Schlageter	(1)	$125,000	$500,000	$1,000,000
	(2)		$271,147
	2/7/2018				$137,500	$275,000	$550,000		$275,000
	2/7/2018							9,029	$275,023

(1)

Consists of award opportunities under the Annual Program. For each of our named executive officers, the performance goals under the Annual Program were pre-tax income and adjusted operating margins. See the “Annual Incentive Compensation” section of the CD&A for further information regarding the Annual Program.

(2)

Consists of actual payouts under the Growth Incentive Pool. As noted in the CD&A, for 2018, the Committee established the Growth Incentive Pool to be funded based on the Company’s pre-tax income growth as compared to 2017, with each participant receiving an allocation of the Growth Incentive Pool. The amounts reported in this row reflect the actual payouts under the Growth Incentive Pool since there were no target award opportunities established under the Growth Incentive Pool. See the “Annual Incentive Compensation” section of the CD&A for further information regarding the Growth Incentive Pool.

(3)

Represents the award opportunities under the LTI Program relating to the Company’s performance for the 2018-2020 performance period. Payment of the award depends on the Company’s TSR performance compared to the 2018 compensation peer group, ROIC and adjusted operating margin, measured over the 2018-2020 performance period. The award will be settled in Company common shares in accordance with the terms of the underlying award agreements. Please see CD&A for further information regarding the award.

(4)

Consists of restricted share unit awards under the 2013 Stock Incentive Plan, which are scheduled to vest on the third anniversary of the grant date. During the restriction period, the named executive officers are entitled to receive dividends.

(5)

The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and, in the case of the share-settled performance-based awards, are valued based upon the probable outcome of the applicable performance conditions. Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited financial statements included in our Annual Report for the fiscal year ended December  31, 2018.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

The Company generally executes an offer of employment prior to the time an executive joins the Company that describes the basic terms of the executive’s employment, including his or her start date and initial compensation levels. None of the named executive officers has an employment contract with the Company.

Equity Awards

Service-based restricted share unit grants generally cliff vest three years from the anniversary of the grant date. During 2018, the Committee granted each named executive officer a share-settled performance-based award under the Company’s 2018-2020 LTI Program. Actual settlement of the share-settled performance-based award will be determined after the end of the three-year performance period based on the Company’s TSR performance relative to the Company’s 2018 compensation peer group, ROIC and adjusted operating margin measured over the 2018-2020 performance period. Under the award agreements, the 2018-2020 LTI Program will be settled in Company common shares, subject to potential settlement in cash in certain circumstances. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—2018-2020 Program.”

2018 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding option awards and unvested share awards held by each of the named executive officers at December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Ryan R. Marshall	15,000	—	—	$12.335	8/18/2019	233,139	(3)	$6,059,283	302,039	$7,850,000
Robert T. O’Shaughnessy	—	—	—	—	—	115,732	(4)	$3,007,875	125,048	$3,250,000
Harmon D. Smith	—	—	—	—	—	114,911	(5)	$2,986,537	123,124	$3,200,000
Todd N. Sheldon	—	—	—	—	—	35,203	(6)	$914,926	46,171	$1,200,000
Stephen P. Schlageter	2,250	—	—	$7.765	2/10/2021	43,168	(7)	$1,121,936	70,611	$1,835,180

(1)	Reflects the value using the closing share price at the 2018 fiscal year end of $25.99.

(2)

Includes stock-settled performance awards granted under the 2017-2019 and 2018-2020 LTI Programs that will vest on December 31, 2019 and December 31, 2020, respectively, following the completion of the three-year performance periods. These awards will be settled based on (i) the Company’s TSR performance relative to the TSR of the Company’s compensation peer group, (ii) the Company’s ROIC performance and (iii) the Company’s adjusted operating margin performance, with each goal weighted equally. In accordance with SEC executive compensation disclosure rules, these awards are being reported based on achieving the maximum performance goals with respect to both performance periods. For the 2017-2019 performance period, the named executive officers had outstanding stock-settled performance awards in the following amounts: Mr. Marshall—$3,250,000; Mr. O’Shaughnessy—$1,600,000; Mr. Smith—$1,600,000; Mr. Sheldon—$600,000 and Mr. Schlageter $525,000. For the 2018-2020 performance period, the named executive officers had outstanding stock-settled performance awards in the following amounts: Mr. Marshall—$4,600,000; Mr. O’Shaughnessy—$1,650,000; Mr. Smith—$1,600,000; Mr. Sheldon—$600,000; and Mr. Schlageter—$550,000. For Mr. Schlageter, this amount also includes shares subject to a performance award that was granted in 2017. The performance award will vest based on the achievement of performance goals relating to adjusted gross margin, selling, general and administrative expenses and adjusted operating margin over a five-year period.

(3)

This amount includes 57,453 restricted share units that vested on February 11, 2019, 23,850 restricted share units that are scheduled to vest on September 8, 2019, 76,327 restricted share units that are scheduled to vest on February 9, 2020, and 75,509 restricted share units that are scheduled to vest on February 7, 2021.

(4)

This amount includes 51,070 restricted share units that vested on February 11, 2019, 37,577 restricted share units that are scheduled to vest on February 9, 2020, and 27,085 restricted share units that are scheduled to vest on February 7, 2021.

(5)

This amount includes 51,070 restricted share units that vested on February 11, 2019, 37,577 restricted share units that are scheduled to vest on February 9, 2020, and 26,264 restricted share units that are scheduled to vest on February 7, 2021.

(6)

This amount includes 12,677 restricted share units that vested on March 20, 2019, 12,677 restricted share units that are scheduled to vest on March 20, 2020, and 9,849 restricted share units that are scheduled to vest on February 7, 2021.

(7)

This amount includes 15,960 restricted share units that vested on February 11, 2019, 12,330 restricted share units that are scheduled to vest on February 9, 2020, and 9,029 restricted share units that are scheduled to vest on February 7, 2021. This amount also includes 5,849 restricted stock units that are scheduled to vest on January 1, 2020, which represents the portion of Mr. Schlageter’s 2017 performance award that remains subject to a service-based vesting condition following the achievement of the applicable performance goal during 2018.

2018 Option Exercises and Stock Vested Table

The following table provides information regarding the exercise of stock options and the vesting of share awards for each of the named executive officers during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)	(c)	(d)	(e) (1)
Ryan R. Marshall	—	—	62,558	1,714,225
Robert T. O’Shaughnessy	—	—	65,299	1,806,663
Harmon D. Smith	—	—	64,195	1,774,438
Todd N. Sheldon	—	—	12,677	369,408
Stephen P. Schlageter	—	—	20,751	574,656

(1)

Included in this column are restricted share units that vested on February 12, 2018, with the value determined based on the number of restricted share units vesting multiplied by the average market value of the Company’s stock on that date, as well as restricted share units that vested on March 20, 2018, with the value determined based on the number of restricted share units vesting multiplied by the average market value of the Company’s stock on that date. Also included in this column is the value of the performance awards that vested under the 2016-2018 LTI Program based on performance and service through December 31, 2018, with the value determined based on the Company’s closing stock price on December 31, 2018.

2018 Non-Qualified Deferred Compensation Table

The following table provides information regarding the Company’s Non-Qualified Deferral Program.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
Ryan R. Marshall	$—	—	$4,135	—	$102,605
Robert T. O’Shaughnessy	$—	—	—	—	—
Harmon D. Smith	$—	—	$40,877	—	$1,014,223
Todd N. Sheldon	$—	—	—	—	—
Stephen P. Schlageter	$—	—	—	—	—

Non-Qualified Deferral Program

Pursuant to the Company’s Non-Qualified Deferral Program, certain executives, including each of our named executive officers, may defer awards earned under the Annual and LTI Programs. Deferral elections are made by executives prior to the beginning of the performance period in which awards are earned. Executives may elect to defer from 5% to a maximum of 90% of their incentive pay, with a minimum deferral amount of $10,000. The executive selects a deferral period that may range from two to twenty years. Payout period elections are restricted to either a lump-sum or annual installments over a period of up to ten years. In the event of death, permanent disability or termination from employment, any remaining deferral period is overridden with the payouts to occur as either a lump-sum or in two or three annual installments. Unfunded deferral accounts are credited with interest on a monthly basis. The annual interest rate is determined each January 1 for a period of one calendar year and is equal to the applicable yield on the five-year U.S. Treasury Note as of the first business day of January, plus 2%. The interest crediting rate for 2018 was 4.21%.

Potential Payments Upon Termination or Change in Control

The Committee has adopted an Executive Severance Policy, which provides for the payment of certain benefits to named executive officers and other eligible executives and key employees of the Company upon a qualifying termination of employment. Under the terms of the policy, a qualifying termination of employment is generally defined as a termination of employment other than due to cause, death, disability, resignation other than for constructive termination or as a result of a sale, spin-off, other divestiture, merger or other business combination where the executive obtains or is offered comparable employment with the resulting entity. In the event of a qualifying termination of employment, the Executive Severance Policy provides for the following severance benefits, subject to the executive’s timely execution of a release and restrictive covenant agreement:

•

Severance Pay. For named executive officers employed by the Company for five or more years as of the termination date, a severance payment equal to 1/12 of the executive’s base salary in effect as of the termination date, multiplied by 24. For named executive officers employed by the Company for less than five years as of the termination date, a severance payment equal to 1/12 of the executive’s base salary in effect as of the termination date, multiplied by 18. As of December 31, 2018, each of the named executive officers, other than Mr. Sheldon, was eligible to receive a multiple equal to 24. Mr. Sheldon was eligible to receive a multiple equal to 18 based on his March 2017 employment commencement date.

•	Bonus. The executive will receive a prorated bonus under the Annual Incentive Program for the year in which the termination occurs, calculated based on actual performance during the year.

•

Long-Term Incentive Plan Awards. The executive will be entitled to a prorated portion of any outstanding long-term incentive plan awards at the end of the applicable performance period, based on actual performance during the period.

•

Continued Benefits Coverage. Provided that the executive properly elects continued health care coverage under applicable law, a payment equal to the difference between active employee premiums and continuation coverage premiums for up to 18 months of coverage.

In addition, the Committee has adopted a Retirement Policy which clarifies the definition of retirement for purposes of determining the treatment of equity and long-term incentive awards following a qualifying retirement. Under the policy, a qualifying retirement will occur upon a separation from the Company (i) on or after attaining age 60 and completing five consecutive years of service or (ii) on or after attaining age 55 and completing ten consecutive years of service; in both cases, provided that the employee gives at least six months’ notice to the Company. In the event of a qualifying retirement, the Retirement Policy provides for outstanding equity and long-term incentive awards to be treated as follows, subject to the employee’s timely execution of a release and restrictive covenant agreement:

•

Time-Based Restricted Shares/Restricted Share Units. For any outstanding time-based restricted share awards, fifty percent (50%) of the common shares subject to the award that were not vested immediately prior to the employee’s qualifying retirement will vest upon such retirement date. The remaining common shares will continue to vest in accordance with the original vesting schedule set forth in the underlying agreement.

•

Stock Options. Any outstanding stock options will be exercisable only to the extent that the options are exercisable as of such retirement date or become exercisable pursuant to the terms of the underlying agreement.

•

Long-Term Incentive Plan Awards. The employee will be entitled to a prorated portion of any outstanding long-term incentive plan awards at the end of the applicable performance period, based on actual performance during the period.

Additionally, upon a qualifying retirement, the employee is eligible for the employee’s annual bonus, based on actual performance of the Company and prorated based on the number of days employee was employed in the year in which retirement occurs.

As of December 31, 2018, Mr. Smith was our only named executive officer who would have been eligible for benefits under the Retirement Policy, assuming he had given timely notice of his intent to retire. As noted previously, Mr. Smith has provided timely notice of his intention to retire from the Company effective March 29, 2019. If Mr. Smith had experienced a qualifying retirement on December 31, 2018, he would have been eligible to continue vesting in restricted share unit awards with respect to 114,911 shares (valued at $2,986,537 based on our December 31, 2018 share price, with 50% of those shares vesting immediately upon such retirement). As noted above, Mr. Smith retires from the Company, effective March 29, 2019. Pursuant to the terms of his retirement, Mr. Smith will receive the benefits outlined in the Retirement Policy.

Our 2013 Stock Incentive Plan and LTI Programs provide for the payment of awards following a change in control and certain terminations of employment. In general, our 2013 Stock Incentive Plan and LTI Programs define a change in control as follows:

•

The acquisition by any individual, entity or group of the beneficial ownership of 40% or more of the then outstanding common shares of the Company or the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors;

•	Individuals who constitute the Board as of the date of the 2013 Stock Incentive Plan or future directors approved by such Board cease for any reason to constitute at least a majority of such Board;

•

Subject to certain exceptions contained in the 2013 Stock Incentive Plan, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company; or

•	The consummation of a plan of complete liquidation or dissolution of the Company.

The tables below reflect the amount of compensation to be received by each of the named executive officers in the event of a change in control and certain terminations of each executive’s employment. The amounts shown assume that such change in control or termination was effective as of December 31, 2018, and thus include amounts earned through such time and are estimates of the amounts which would be received by the executives upon a change in control or their termination. The calculations in the tables below are based on our closing share price on December 31, 2018 of $25.99 per share. The actual amounts to be received by the executives can only be determined at the time of such change in control or separation from the Company.

Mr. Smith is included in the following tables but he retires from the Company effective March 29, 2019. In connection with his retirement, Mr. Smith will not receive any benefits under the Executive Severance Policy. Please see above for a quantification of the estimated benefits to be received by Mr. Smith under the terms of the Retirement Policy.

Involuntary Termination without Cause or Termination for Good Reason(1)

	Cash Severance(2)	Annual Incentive(3)	Acceleration of Long-Term Incentive Awards(4)	Acceleration of Outstanding Restricted Shares and Performance Shares(4)	Continued Benefits Coverage	Total Benefits
Ryan R. Marshall	$1,900,000	$2,601,813	$2,174,665	$6,059,283	$23,503	$12,759,264
Robert T. O’Shaughnessy	$1,500,000	$1,173,750	$953,832	$3,007,875	$23,503	$6,658,960
Harmon D. Smith	$1,500,000	$1,467,188	$944,332	$2,986,537	$23,503	$6,921,560
Todd N. Sheldon	$712,500	$743,375	$354,125	$914,926	$24,086	$2,749,012
Stephen P. Schlageter	$1,000,000	$782,500	$314,609	$1,112,508	$24,083	$3,233,770

Termination due to Death or Disability

	Acceleration of Long-Term Incentive Awards(4)	Acceleration of Outstanding Restricted Shares and Performance Shares(4)	Total Accelerated Long- Term Awards
Ryan R. Marshall	$1,850,785	$6,059,283	$7,910,068
Robert T. O’Shaughnessy	$808,814	$3,007,875	$3,816,689
Harmon D. Smith	$800,488	$2,986,537	$3,787,025
Todd N. Sheldon	$300,183	$914,926	$1,215,109
Stephen P. Schlageter	$266,823	$998,432	$1,265,255

Change In Control and a Qualifying Termination

	Acceleration of Long-Term Incentive Awards(4)	Acceleration of Outstanding Restricted Shares and Performance Shares(4)	Total Accelerated Long- Term Awards
Ryan R. Marshall	$4,572,675	$6,059,283	$10,631,958
Robert T. O’Shaughnessy	$1,900,525	$3,007,875	$4,908,400
Harmon D. Smith	$1,872,000	$2,986,537	$4,858,537
Todd N. Sheldon	$342,300	$914,926	$1,257,226
Stephen P. Schlageter	$628,513	$1,121,936	$1,750,449

(1)

Under the terms of the Executive Severance Policy, the named executive officers are eligible to receive cash severance, a prorated payout of the annual incentive award for the year of termination, a prorated payout of outstanding long-term incentive awards and a cash payment equal to health care continuation coverage in the event of a termination other than due to cause, death, disability or resignation other than for constructive termination or as a result of a corporate transaction where the executive is offered comparable employment. In addition, pursuant to the terms of the award agreements, the named executive officers are eligible to receive additional equity vesting in the event of an involuntary termination without cause (as described in footnote 4 to this table).

(2)

Amounts reported in this column represent cash severance (base salary multiplied by the applicable severance multiple) under the Executive Severance Policy for a qualifying termination of employment under the Executive Severance Policy. Under the terms of the Executive Severance Policy, as of December 31, 2018, the severance multiple applicable to each of the named executive officers other than Mr. Sheldon was two and was 1.5 for Mr. Sheldon.

(3)

The executive will receive a prorated bonus under the Annual Incentive Program for the year in which the termination occurs, calculated based on actual performance during the year. Because termination is assumed to occur as of the last day of the fiscal year the amounts reported represent the full payout of the 2018 Annual Incentive Program award. This amount is also reported as 2018 compensation in the 2018 Summary Compensation Table.

(4)

Amounts in these columns reflect the long-term incentive awards and equity-based awards to be received upon a termination calculated in accordance with the 2013 Stock Incentive Plan, long-term award agreements and Retirement Policy. In the case of share grants, the equity value represents the value of the shares (determined by multiplying the closing price of $25.99 per share on December 31, 2018 by the number of unvested restricted share units that would vest following a qualifying termination of employment, death, disability or retirement). The calculation with respect to unvested long-term incentive awards and annual equity-based awards reflects the additional assumptions set forth below under the 2013 Stock Incentive Plan and long-term award agreements. In the case of Mr. Schlageter’s 2017 performance award, that award will vest (i) on a pro rata basis based on actual performance in the event of death or disability at any time during the five-year performance period and (ii) based on actual performance respect to performance goals attained prior to Mr. Schlageter’s termination of employment in the event of a termination without cause.

Event	Unvested Restricted Share Units	2017-2019 and 2018-2020 Long-Term Awards
Voluntary Termination of Employment (Other than for Good Reason Following a Change in Control or Retirement)	Forfeit	Forfeit
Voluntary Termination of Employment Due to Constructive Termination Under Executive Severance Policy	Forfeit	Prorated, based on actual Company performance and service through termination date
Involuntary Termination of Employment (Other than for Cause)	Forfeit, unless Committee exercises discretion pursuant to the applicable stock incentive plan to provide for acceleration. For purposes of quantifying potential payments that may be received upon a termination of employment, we have assumed that the Committee exercised discretion to provide for acceleration upon a termination of employment as of December 31, 2018.	Prorated, based on actual Company performance and service through termination date
Retirement (with consent of Company and execution of a non-competition, non- solicitation and confidentiality agreement)	50% of the common shares subject to the award that were not vested immediately prior to the employee’s qualifying retirement will vest upon such retirement date and remaining common shares will continue to vest in accordance with the original vesting schedule set forth in the underlying award agreement.	Prorated, based on actual Company performance and service through termination date
Death or Termination due to Disability	Accelerate	Prorated, based on target performance and service through termination date
Change in Control	N/A – acceleration requires change in control and a qualifying termination of employment	If executive remains employed with the Company following the change in control, award will be settled at the greater of (i) target and (ii) actual performance
Termination of Employment by the Company without Cause or by the Executive for Good Reason following a Change in Control	Accelerate	Target payout

(5)

Under the Executive Severance Policy, if the executive properly elects continued health care coverage under applicable law, the executive will receive a payment equal to the difference determined as of the date of termination between active employee premiums and continuation coverage premiums for up to 18 months of coverage.

Risk Management and Compensation

As noted in our CD&A, a key objective of the Company’s compensation program is to appropriately incentivize our executives so that they may act in the best interests of the Company and its shareholders. The Compensation and Management Development Committee believes that its incentive compensation programs should encourage risk within parameters that are appropriate for the long-term health and sustainability of the Company’s business.

At its February 2019 meeting, the Compensation and Management Development Committee, in consultation with Pearl Meyer, reviewed each compensation element, the group of employees eligible to receive each compensation element, the current performance measures and payout ranges, the potential risks posed by each compensation element as well as the processes used to mitigate any such risks. The Compensation and Management Development Committee determined that any risks associated with the Company’s executive and broad-based compensation plans were appropriately mitigated. For example, the maximum payouts under our executive and broad-based annual incentive plans are capped at 200% of target. In addition, the Company uses multiple performance metrics under the Annual Program and LTI Program (i.e., consolidated pre-tax income, operating margins and ROIC), each of which is subject to the scrutiny of our internal control system as well as the Company’s annual audit. The Compensation and Management Development Committee also believes that equity-based, long-term incentive awards which vest over a period of years aligns the interests of our executives and employees with those of our shareholders in support of the long-term health of the Company. Finally, the Compensation and Management Development Committee believes that its overall review of the competitiveness and reasonableness of the Company’s compensation programs against market data serves as another mechanism to evaluate the compensation program and to identify any risks.

The Compensation and Management Development Committee has adopted a clawback policy. Under the policy, in the event any named executive officer engages in “detrimental conduct” (as defined in the policy), the Committee may require that such named executive officer (i) reimburse the Company for all or any portion of any bonus, incentive payment, equity-based award or other compensation received by such named executive officer within the 36 months following such detrimental conduct and (ii) remit to the Company any profits realized from the sale of Company securities within the 36 months following such detrimental conduct. The purpose of this policy is to discourage inappropriate and excessive risks, as executives will be held accountable for conduct which is harmful to the Company.

Based on its review, the Compensation and Management Development Committee determined that the risks arising from the Company’s executive and broad-based compensation programs are not reasonably likely to have a material adverse effect on the Company.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following disclosure about the relationship of the median of the annual total compensation of our employees to the annual total compensation of Mr. Marshall, our President and Chief Executive Officer.

Ratio

For 2018,

•	The median of the annual total compensation of all of our employees, other than Mr. Marshall, was $95,551.

•	Mr. Marshall’s annual total compensation, as reported in the Total column of the 2018 Summary Compensation Table, was $9,793,261.

•	Based on this information, the ratio of the annual total compensation of Mr. Marshall to the median of the annual total compensation of all employees was estimated to be 103 to 1.

Identification of Median Employee

As permitted under the SEC executive compensation disclosure rules, we are electing to use the same median employee that we used for purposes of preparing our 2017 pay ratio disclosure. Since December 31, 2017 (the date used to select the 2017 median employee), there have been no changes in the Company’s employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. Accordingly, we selected December 31, 2017 as the date on which to determine our median employee. As of that date, we had approximately 5,039 employees. For purposes of identifying the median employee, we considered the W-2 wages of all employees in the Company’s employee population. In addition, we measured compensation for purposes of determining the median employee using the 12-month period ended December 31, 2017.

In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2018 Summary Compensation Table with respect to each of the named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018 with respect to our common shares that may be issued under our existing equity compensation plans:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options (a)	Weighted- Average Exercise Price of Outstanding Options (b)	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected in Column (a)) (c)
Equity compensation plans approved
by shareholders	563,063	$11.7628	24,428,906
Equity compensation plans not approved by shareholders	—	—	—

Total	563,063	$11.7628	24,428,906

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with a “related party.” Related parties include our executive officers, directors, nominees for director, 5% or more beneficial owners of our common shares and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related party has a direct or indirect material interest as an “interested transaction.” Each interested transaction must be approved or ratified by the Nominating and Governance Committee of the Board in accordance with our written Related Party Transaction Policies and Procedures. The Nominating and Governance Committee will consider, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances as well as the extent of the related party’s interest in the transaction. Since January 1, 2018, there have been no interested transactions.

Our Related Party Transaction Policies and Procedures provide that the Nominating and Governance Committee has determined that the following types of transactions are pre-approved or ratified, as applicable, by the Nominating and Governance Committee, even if such transactions involve amounts in excess of $120,000:

•

employment by the Company of an executive officer of the Company if: (i) the related compensation is required to be reported in our proxy statement or (ii) the compensation would have been reported in our proxy statement if the executive officer was a named executive officer and the executive officer is not an immediate family member of another executive officer or director of the Company;

•	compensation paid to a director if the compensation is required to be reported in our proxy statement;

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues;

•

any charitable contribution grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts;

•

any transaction where the related party’s interest arises solely from the ownership of the Company’s common shares and all holders of the Company’s common shares received the same benefit on a pro rata basis; and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of five directors, all of whom meet the independence standards contained in the applicable NYSE and SEC rules, and operates under a written charter adopted by the Audit Committee. The Audit Committee selects, subject to shareholder ratification, the Company’s independent public accountants.

PulteGroup management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent public accountants, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as an independent audit of the Company’s internal control over financial reporting and issuing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the board of directors on its findings.

During the last year, the Audit Committee met and held discussions with management and Ernst & Young LLP. The Audit Committee reviewed and discussed with PulteGroup management and Ernst & Young LLP the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP such firm’s independence.

The Audit Committee also considered whether the provision of other non-audit services by Ernst & Young LLP to the Company is compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that the independence of Ernst & Young LLP is not compromised by the provision of such services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Members of the Audit Committee André J. Hawaux, Chair Brian P. Anderson Thomas J. Folliard John R. Peshkin Lila Snyder

OTHER AUDIT MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2018 and 2017, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2018	2017
Audit Fees (1)	$1,976,410	$2,084,500
Audit-Related Fees (2)	2,600	36,985
Tax Fees (3)	128,422	45,571
All Other Fees (4)	—	—

	$2,107,432	$2,167,056

Notes:

(1)

Audit services consisted principally of the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, the audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and various statutory audit reports.

(2)	Audit-related services consisted principally of audits of employee benefit plans and on-line subscriptions.

(3)	Tax services consisted principally of assistance with tax compliance, the review of tax returns and tax consultation, planning and implementation services.

(4)	The Company did not engage Ernst & Young LLP to perform any other services during the years ended December 31, 2018 and 2017.

Audit Committee Preapproval Policies

The Audit Committee has adopted strict guidelines and procedures on the use of Ernst & Young LLP to provide any services, including a requirement that the Audit Committee approve in advance any services to be provided by Ernst & Young LLP. The Audit Committee approves the annual audit services and fees at its meeting in February and then reviews the Ernst & Young LLP audit plan for the current year during its May meeting. In 2018 and 2017, the Audit Committee preapproved the use of Ernst & Young LLP for certain routine accounting and tax consultation matters, provided that the fees for any individual consultation are not expected to exceed $25,000. Prior to the commencement of any other audit-related, tax or other service, the Audit Committee reviews each individual arrangement, including the nature of the services to be provided and the estimate of the fees to be incurred, prior to engaging Ernst & Young LLP to perform the service to confirm that such services will not impair the independence of Ernst & Young LLP.

Proposal	Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accountant for 2019

The Board recommends a vote FOR the ratification of the appointment of Ernst &
Young LLP as the independent registered public accountant for 2019.

●  Independent firm with a reputation for integrity and competence
●  Provides significant financial reporting expertise
●  Few ancillary services and reasonable fees

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm that performs audit services for the Company. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019, and the board of directors and the Audit Committee recommend that the shareholders ratify this appointment.

In considering Ernst & Young LLP’s appointment for the 2019 fiscal year, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:

•	Ernst & Young LLP’s historical performance and its performance during its engagement for the 2018 fiscal year;

•	Ernst & Young LLP’s capability and expertise in handling the breadth and complexity of the Company’s operations;

•	the qualifications and experience of key members of the engagement team, including the lead audit partner, for the audit of the Company’s financial statements;

•	the quality of Ernst & Young LLP’s communications with the Audit Committee during the audit, and with management with respect to issues identified in the audit;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board reports on Ernst & Young LLP; and

•	Ernst & Young LLP’s reputation for integrity and competence in the fields of accounting and auditing.

In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent auditor. The Audit Committee also ensures that the mandated rotation of Ernst & Young LLP’s personnel occurs.

Although there is no requirement that Ernst & Young LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the shareholders choose not to ratify the appointment of Ernst & Young LLP. The Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of the shareholders whenever the Audit Committee deems such termination appropriate.

Amounts paid by us to Ernst & Young LLP for audit and non-audit services rendered in 2018 and 2017 are disclosed elsewhere in this Proxy Statement.

Ernst & Young LLP served as our independent registered public accounting firm during 2018 and has served in this role for us since 1973. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be available to respond to appropriate questions, and to make a statement if they wish to do so.

The Board of Directors and the Audit Committee recommend that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as PulteGroup’s independent registered public accountant for 2019.

Proposal	Say-on-Pay: Advisory Vote to Approve Executive Compensation

The Board recommends a vote FOR this proposal.

●  Ongoing review of compensation practices by Compensation and Management Development Committee with assistance from an independent compensation consultant

●  Compensation programs designed to reward executives for performance against established performance objectives and improving shareholder returns

●  Adherence to commonly viewed executive compensation best practices

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote to approve executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”

The Company asks that you indicate your approval of the compensation paid to our named executive officers as described on pages 22 through 48 of this Proxy Statement. Because your vote is advisory, it will not be binding on the board of directors. However, the board of directors and the Compensation and Management Development Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

At the 2018 annual meeting of shareholders, the Company’s say-on-pay proposal was approved, on an advisory basis, by approximately 92.4% of the votes cast. At the Company’s 2017 annual meeting of shareholders, shareholders were asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of shareholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, our board of directors decided, as previously disclosed, that the advisory vote on executive compensation will be held on an annual basis at least until the next non-binding shareholder vote on the frequency with which the advisory vote on executive compensation should be held.

As described in the Compensation Discussion and Analysis, our overall compensation philosophy applicable to named executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company through fluctuating business cycles, provide them with incentives to achieve our strategic, operational and financial goals, increase shareholder value and reward long-term financial success.

Key principles of our executive compensation philosophy include:

•	providing total compensation levels that are competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in related industries;

•	fostering a pay for performance environment by delivering a significant portion of total compensation through performance-based, variable pay;

•	aligning the long-term interests of our executives with those of our shareholders;

•	requiring our executives to own significant levels of Company shares;

•

balancing cash compensation with equity compensation so that each executive has a significant personal financial stake in the Company’s share price performance (in general, we seek to provide a significant portion of total compensation to named executive officers in the form of equity-based compensation); and

•	balancing short-term compensation with long-term compensation to focus our senior executives on the achievement of both operational and financial goals and longer-term strategic objectives.

This proposal gives our shareholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our shareholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the annual meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).

The Board recommends that shareholders vote “FOR” the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this Proxy Statement.

BENEFICIAL SECURITY OWNERSHIP

The table below shows the number of our common shares beneficially owned as of March 15, 2019 by each of our directors and each of our executive officers named in the Summary Compensation Table on page 41, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also includes information about stock options exercisable within 60 days after March 15, 2019, restricted shares and our common shares held in our 401(k) Plan.

Directors and Named Executive Officers	Shares(1)		Exercisable Stock Options(13)	Percentage of Outstanding Shares
Brian P. Anderson	101,235	(2)	0	*
Bryce Blair	119,439	(3)	0	*
Richard W. Dreiling	21,491	(4)	0	*
Thomas J. Folliard	72,282	(5)	0	*
Cheryl W. Grisé	94,335	(6)	0	*
André J. Hawaux	51,648	(7)	0	*
Ryan R. Marshall	172,685	(8)	0	*
Robert T. O’Shaughnessy	280,938		0	*
John R. Peshkin	16,370	(9)	0	*
Scott F. Powers	16,370		0	*
William J. Pulte	15,398		0	*
Stephen P. Schlageter	52,488	(10)	2,250	*
Todd N. Sheldon	32,678		0	*
Harmon D. Smith(11)	206,993	(12)	0	*
Lila Snyder	3,454		0	*
All Directors and Executive Officers as a group of 17, including the above	1,363,971		2,250	*

*	Less than 1%.

Notes:

(1)	All directors and executive officers listed in this table have sole voting and investment power over the shares they beneficially own, except as otherwise noted below.

(2)	Includes 3,000 shares that Mr. Anderson owns jointly with his wife.

(3)	These shares are owned in a trust of which Mr. Blair is the sole trustee and beneficiary.

(4)

Includes 21 shares that are owned in a trust of which Mr. Dreiling and his wife are each a trustee and beneficiary. Includes 21,470 deferred share units that would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. Dreiling’s departure from the Board.

(5)	Includes 10,755 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. Folliard’s departure from the Board.

(6)	Includes 86,135 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Ms. Grisé’s departure from the Board.

(7)	All shares are owned jointly by Mr. Hawaux and his wife.

(8)	Includes (i) 145,217 shares owned in a trust of which Mr. Marshall is the trustee and beneficiary and (ii) 2,467.521 shares held in our 401(k) Plan as of March 15, 2019.

(9)

Includes 10,755 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. Peshkin’s departure from the Board. All shares are owned jointly by Mr. Peshkin and his wife.

(10)	Includes 2,996.376 shares held in our 401(k) Plan as of March 15, 2019 by Mr. Schlageter.

(11)	Mr. Smith announced his retirement as the Company’s Executive Vice President and Chief Operating Officer, to be effective March 29, 2019.

(12)	Includes 14,197.962 shares held in our 401(k) Plan as of March 15, 2019.

(13)	These are shares which the listed director or executive officer has the right to acquire within 60 days of March 15, 2019 pursuant to PulteGroup’s stock option plans.

Beneficial Ownership of Significant Shareholders

The following table provides information regarding security holders that beneficially own more than 5% of all outstanding PulteGroup common shares:

Name and Address of Beneficial Owner	Beneficial Ownership of Common Shares		Percentage of Outstanding Common Shares on March 15, 2019
The Vanguard Group	31,335,839	(1)	11.29%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	20,107,766	(2)	7.25%
55 East 52nd Street New York, NY 10055
Mark T. Pulte
William Pulte Trust	18,853,881	(3)	6.79%
41 South East 5th Street Boca Raton, FL 33432

Notes:

(1)

This information is derived from a Schedule 13G/A filed by The Vanguard Group on February 12, 2019. According to the Schedule 13G/A, The Vanguard Group had sole power to vote or direct the vote of 305,103 shares, sole power to dispose of or direct the disposition of 30,979,906 shares, shared power to vote or direct the vote of 55,726 shares and shared power to dispose of or direct the disposition of 355,933 shares.

(2)

This information is derived from a Schedule 13G/A filed by BlackRock, Inc. on February 11, 2019. According to the Schedule 13G/A, BlackRock, Inc. had sole power to vote or direct the vote of 17,958,528, sole power to dispose of or direct the disposition of 20,107,766 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.

(3)

This information is derived from a Schedule 13D/A filed by Mark T. Pulte and the William Pulte Trust dtd 01/26/1990, amended 12/18/2017, on January 23, 2019. The reporting entities that are included in the Schedule 13D/A include Mark T. Pulte, the William Pulte Trust dtd 01/26/1990, amended 12/18/2017, and Karen J. Pulte. According to the Schedule 13D/A: (i) the William Pulte Trust dtd 01/26/1990, amended 12/18/2017 had shared power to vote or direct the vote of 17,383,381 shares, shared power to dispose of or direct the disposition of 17,383,381 shares and sole power to vote or direct the vote of, and sole power to dispose of or direct the disposition of, no shares; (ii) Karen J. Pulte had sole power to vote or direct the vote of 100,000 shares, shared power to vote or direct the vote of 17,383,381 shares, sole power to dispose of or direct the disposition of 100,000 shares and shared power to dispose of or direct the disposition of 17,383,381 shares; and (iii) Mark T. Pulte had sole power to vote or direct the vote of 1,470,500 shares, shared power to vote or direct the vote of 17,383,381 shares, sole power to dispose of or direct the disposition of 1,470,500 shares and shared power to dispose of or direct the disposition of 17,383,381 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the SEC indicating the number of our common shares that they beneficially owned when they became a director or executive officer and, after that, any changes in their beneficial ownership of our common shares. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have reviewed the copies of these reports that we have received and have also received and reviewed written representations of the accuracy of these reports from these individuals. Persons who own more than 10% of our common shares must also file reports with the SEC.

Based on these reports and representations, PulteGroup believes that during 2018 our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) reporting requirements.

Proposal	Approval of an amendment to extend the term of the Company’s Amended and Restated Section 382 Rights Agreement
The Board recommends a vote FOR the approval of an amendment to extend the term of the Company’s Amended and Restated Section 382 Rights Agreement. ● Retain value of deferred tax assets

The Company entered into an Amended and Restated Section 382 Rights Agreement, dated as of March 18, 2010 (the “Original Rights Agreement”), with Computershare Trust Company, N.A., as rights agent. The Original Rights Agreement was not designed to protect shareholders against the possibility of a hostile takeover, but was adopted in an effort to protect shareholder value by preserving the Company’s ability to use its net operating losses, built in losses and other tax benefits (collectively, the “NOLs”). The Original Rights Agreement was approved by the shareholders of the Company on May 12, 2010.

On March 14, 2013, the board of directors adopted an amendment to the Original Rights Agreement to extend the expiration date of the Rights Agreement from June 1, 2013 to June 1, 2016 (the “First Rights Plan Extension”). The First Rights Plan Extension was approved by the shareholders of the Company on May 8, 2013.

On March 10, 2016, the board of directors adopted an amendment to the Original Rights Agreement to extend the expiration date of the Rights Agreement from June 1, 2016 to June 1, 2019 (the “Second Rights Plan Extension”). The Second Rights Plan Extension was approved by the shareholders of the Company on May 4, 2016.

On March 7, 2019, the board of directors adopted an amendment to the Original Rights Agreement to extend the expiration date of the Rights Agreement from June 1, 2019 to June 1, 2022 (the “Third Rights Plan Extension, and collectively with the Original Rights Agreement, the First Rights Plan Extension and the Second Rights Plan Extension, the “Rights Agreement”) so that the Rights Agreement will continue to protect shareholder value by preserving the Company’s NOLs. The board of directors is asking shareholders to approve the Third Rights Plan Extension.

If shareholders do not approve the Third Rights Plan Extension by June 1, 2019, the Rights Agreement will automatically expire on that date.

Background and Reasons for the Proposal

As of December 31, 2018, we estimate that the Company had approximately $574 million (before valuation allowances) of deferred tax assets generated by net operating losses, built-in losses and other tax benefits. The net operating losses do not fully expire for many years. For example, any federal net operating losses in 2019 would generally not expire until 2039. To the extent we have future taxable income, and until the net operating losses expire, they can be used to offset future taxable income, if any. In addition, net operating losses may generally be carried back two years to offset past taxable income.

Because the amount and timing of the Company’s future taxable income, if any, cannot be accurately predicted, we cannot estimate the exact amount of NOLs that can ultimately be used to reduce the Company’s income tax liability. However, we continue to believe the NOLs are a valuable asset and that it is in the Company’s best interests to attempt to preserve their use by extending the expiration of the Rights Agreement. The Third Rights Plan Extension leaves the Rights Agreement unchanged in all material respects, other than to extend the expiration date of the Rights Agreement from June 1, 2019 to June 1, 2022.

Limitations on the Company’s ability to use the NOLs would arise if the Company undergoes an “ownership change” under Section 382 of the Code (“Section 382”). Calculating whether an “ownership change” has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of the Section 382 provisions, as well as limitations on the knowledge that any publicly traded company can have about the ownership of and transactions in its securities on a timely basis. Based upon the information available to us, along with our evaluation of various scenarios, we believe that the Company has not experienced an “ownership change”; however, the amount by which the Company’s ownership may change in the future is uncertain.

Section 382 Ownership Calculations

The benefit of the NOLs would be significantly reduced if the Company were to experience an “ownership change” as defined in Section 382. In order to determine whether an “ownership change” has occurred, the Company must compare the percentage of shares owned by each 5.0-percent shareholder immediately after the close of the testing date to the lowest percentage of shares owned by such 5.0-percent shareholder at any time during the testing period (which is generally a three year rolling period). An “ownership change” occurs if the aggregate increase in ownership by all such 5.0-percent shareholders exceeds 50 percentage points.

For example, if a single investor acquired more than 50% of the Company’s shares in a three-year period, an “ownership change” would occur. Similarly, if ten persons, none of whom owned shares, each acquired slightly over 5.0% of the Company’s shares within a three-year period (so that such persons owned, in the aggregate, more than 50%), an “ownership change” would occur.

In the event of an “ownership change,” the annual limit pursuant to Section 382 (the “382 Limitation”) is obtained by multiplying (i) the aggregate value of the Company’s outstanding equity immediately prior to the “ownership change” (reduced by certain capital contributions made during the immediately preceding two years and certain other items) by (ii) the federal long-term tax-exempt interest rate in effect for the month of the “ownership change.” In calculating the 382 Limitation, numerous special rules and limitations apply, including provisions dealing with “built-in gains and losses.” If the Company were to have taxable income in excess of the 382 Limitation following a Section 382 “ownership change,” it would not be able to offset tax on the excess income with the NOLs. Although any loss carryforwards not used as a result of any Section 382 Limitation would remain available to offset income in future years (again, subject to the Section 382 Limitation) until the NOLs expire, any subsequent “ownership change” could significantly defer the utilization of the loss carryforwards, accelerate payment of federal income tax and cause some of the NOLs to expire unused. Because the aggregate value of the Company’s outstanding shares and the federal long-term tax-exempt interest rate fluctuate, it is impossible to predict the Section 382 Limitation on the Company’s NOLs should an “ownership change” occur in the future. However, such limitation could be material.

In determining whether an “ownership change” has occurred, the rules of Section 382 are very complex, and are beyond the scope of this summary discussion. Some of the factors that must be considered in performing a Section 382 “ownership change” analysis include the following:

•

All holders who each own less than 5.0% of a company’s common shares are generally (but not always) collectively treated as a single 5.0-percent shareholder. Transactions in the public markets among shareholders who are not 5.0-percent shareholders are generally (but not always) treated as within this single 5.0-percent shareholder.

•

There are several rules regarding the aggregation and segregation of shareholders who otherwise do not qualify as 5.0-percent shareholders. Certain constructive ownership rules, which generally attribute ownership of shares owned by estates, trusts, corporations, partnerships or other entities to the ultimate indirect individual owner thereof, or to related individuals, are applied in determining the level of share ownership of a particular shareholder. Ownership of shares is generally attributed to both their ultimate beneficial owner as well as to “first-tier” and “higher-tier” entities, including trusts, corporations, partnerships or other entities.

•

Acquisitions by a person which cause that person to become a 5.0-percent shareholder generally result in a five percentage (or more) point change in ownership, regardless of the size of the final purchase that caused the threshold to be exceeded.

•	Special rules can result in the treatment of options (including warrants) or other similar interests as having been exercised if such treatment would result in an “ownership change.”

•

The redemption or buyback of shares by an issuer will increase the ownership of any 5.0-percent shareholders (including groups of shareholders treated as a single 5.0-percent shareholder) and can contribute to an “ownership change.” In addition, it is possible that a redemption or buyback of shares could cause a holder of less than 5.0% to become a 5.0-percent shareholder, resulting in a five percentage (or more) point change in ownership.

Description of the Rights Agreement

The following description of the Rights Agreement is qualified in its entirety by reference to the text of the Original Rights Agreement, as amended by the First Rights Plan Extension and the Second Rights Plan Extension, which are attached to this Proxy Statement as Appendix I, and the text of the Third Rights Plan Extension, which is attached to this Proxy Statement as Appendix II. We urge you to read carefully the Original Rights Agreement, as amended, and the Third Rights Plan Extension in their entirety as the discussion below is only a summary.

The Rights Agreement is intended to act as a deterrent to any person acquiring beneficial ownership of 4.9% or more of our outstanding common shares within the meaning of Section 382 and the Treasury Regulations promulgated thereunder (an “Acquiring Person”) without the approval of the Board. Shareholders who beneficially owned 4.9% or more of the Company’s outstanding common shares as of the close of business on March 5, 2009 are not an “Acquiring Person” so long as they do not acquire any additional common shares at a time when they still beneficially own 4.9% or more of the Company’s common shares. The Founder and members of his family have been exempted from the definition of Acquiring Person. In addition, the Board may, in its sole discretion, exempt any other person or group from being deemed an Acquiring Person for purposes of the Rights Agreement.

The Rights. On March 5, 2009, in connection with the adoption of the original Section 382 rights agreement (which was subsequently amended and restated as of March 18, 2010 and amended as of March 14, 2013 and March 10, 2016), the board of directors authorized the issuance of one right per outstanding common share payable to the Company’s shareholders of record as of March 16, 2009, and the rights were issued on March 16, 2009. Subject to the terms, provisions and conditions of the Rights Agreement, if the rights become exercisable, each right would initially represent the right to purchase from us one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Shares, par value $0.01 per share (the “Series A Preferred Shares”), for a purchase price of $50.00 per right (the “Purchase Price”). If issued, each fractional Series A Preferred Share would give the shareholder approximately the same dividend, voting and liquidation rights as does one common share. However, prior to exercise, a right does not give its holder any rights as a shareholder of the Company, including any dividend, voting or liquidation rights.

Initial Exercisability. The rights are not exercisable until the earlier of (i) ten days after a public announcement that a person has become an Acquiring Person or such earlier date as the Board becomes aware that there is an Acquiring Person and (ii) ten business days (or such later date as may be determined by the Board) after the commencement of a tender or exchange offer by or on behalf of a person that, if completed, would result in such person becoming an Acquiring Person. We refer to the date that the rights become exercisable as the “Distribution Date.”

Until the Distribution Date, the Company’s common share certificates or the ownership statements issued with respect to uncertificated common shares will evidence the rights and will contain a notation to that effect. Any transfer of common shares prior to the Distribution Date will constitute a transfer of the associated rights. After the Distribution Date, separate rights certificates will be issued and the rights may be transferred apart from the transfer of the underlying common shares, unless and until the Board has determined to effect an exchange pursuant to the Rights Agreement (as described below).

Flip-In Event. In the event that a person becomes an Acquiring Person, each holder of a right, other than rights that are or, under certain circumstances, were beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a right and payment of the Purchase Price, a number of common shares having a market value of two times the Purchase Price. However, rights are not exercisable following the occurrence of a person becoming an Acquiring Person until such time as the rights are no longer redeemable by the Company (as described below).

Exempted Persons and Exempted Transactions. The Board recognizes that there may be instances when an acquisition of the Company’s common shares that would cause a shareholder to become an Acquiring Person may not jeopardize or endanger in any material respect the availability of the NOLs to the Company. Accordingly, the Rights Agreement grants discretion to the Board to designate a person as an “Exempted Person” or to designate a transaction involving the Company’s common shares as an “Exempted Transaction.” An “Exempted Person” cannot become an Acquiring Person and an “Exempted Transaction” cannot result in a person becoming an Acquiring Person. The Board can revoke an “Exempted Person” designation if it subsequently makes a contrary determination regarding whether a person jeopardizes or endangers in any material respect the availability of the NOLs to the Company.

Redemption. At any time until ten calendar days following the first date of public announcement that a person has become an Acquiring Person or such earlier date as a majority of the Board becomes aware of the existence of an Acquiring Person, the Board may redeem the rights in whole, but not in part, at a price of $0.001 per right (the “Redemption Price”). The redemption of the rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price.

Exchange. At any time after a person becomes an Acquiring Person and prior to the acquisition by the Acquiring Person of 50% or more of the outstanding common shares, the Board may exchange the rights (other than rights that have become void), in whole or in part, at an exchange ratio of one common share, or a fractional Series A Preferred Share (or of a share of a similar class or series of our preferred shares having similar rights, preferences and privileges) of equivalent value, per right (subject to adjustment). Immediately upon an exchange of any rights, the right to exercise such rights will terminate and the only right of the holders of rights will be to receive the number of common shares (or fractional Series A Preferred Share or of a share of a similar class or series of our preferred shares having similar rights, preferences and privileges) equal to the number of such rights held by such holder multiplied by the exchange ratio.

Expiration. The rights and the Rights Agreement will expire on the earliest of the following:

•	June 1, 2019 if the Third Rights Plan Extension has not been approved by the shareholders by such date;

•	the close of business on June 1, 2022 if the Third Rights Plan Extension has been approved by the shareholders by June 1, 2019;

•	the redemption of the rights;

•	the exchange of the rights;

•

the close of business on the effective date of the repeal of Section 382 or any successor statute if the Board determines that the Rights Agreement is no longer necessary or desirable for the preservation of certain tax benefits; and

•	the close of business on the first day of a taxable year to which the Board determines that certain tax benefits may not be carried forward.

Anti-Dilution Provisions. The Board may adjust the Purchase Price of the Series A Preferred Shares, the number of Series A Preferred Shares issuable and the number of outstanding rights to prevent dilution that may occur as a result of certain events, including among others, a share dividend, a share split or a reclassification of the Series A Preferred Shares or of the Company’s common shares. With certain exceptions, no adjustments to the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price.

Amendments. For so long as the rights are redeemable, the Board may supplement or amend any provision of the Rights Agreement in any respect without the approval of the holders of the rights. From and after the time there is an Acquiring Person, no amendment can adversely affect the interests of the holders of the rights.

Certain Considerations Relating to the Rights Agreement.

The Board believes that continuing to attempt to protect the NOLs described above is in the Company’s and the shareholders’ best interests. Nonetheless, we cannot eliminate the possibility that an “ownership change” will occur even if the Third Rights Plan Extension is approved. You should consider the factors below when making your decision.

Future Use and Amount of the NOLs is Uncertain. The Company’s use of the NOLs depends on its ability to generate taxable income in the future. The Company cannot assure you whether it will have taxable income in any applicable period or, if it does, whether such income or the NOLs at such time will exceed any potential Section 382 limitation.

Potential Challenge to the NOLs. The amount of the NOLs has not been audited or otherwise validated by the Internal Revenue Service (the “IRS”). The IRS could challenge the amount of the NOLs, which could result in an increase in the Company’s liability in the future for income taxes. In addition, determining whether an “ownership change” has occurred is subject to uncertainty, both because of the complexity and ambiguity of the Section 382 provisions and because of limitations on the knowledge that any publicly traded company can have about the ownership of, and transactions in, its securities on a timely basis. Therefore, the Company cannot assure you that the IRS or other taxing authority will not claim that the Company experienced an “ownership change” and attempt to reduce the benefit of the NOLs even if the Third Rights Plan Extension is approved and the Rights Agreement is in place.

Continued Risk of Ownership Change. Although the Third Rights Plan Extension is intended to diminish the likelihood of an “ownership change,” the Company cannot assure you that it will be effective. The amount by which the Company’s ownership may change in the future could, for example, be affected by purchases and sales of shares by 5.0-percent shareholders, over which the Company has no control, and new issuances of shares by the Company, should it choose to do so.

Potential Effects on Liquidity. The Rights Agreement is intended to deter persons or groups of persons from acquiring beneficial ownership of common shares in excess of the specified limitations. A shareholder’s ability to dispose of the Company’s common shares may be limited if the Third Rights Plan Extension reduces the number of persons willing to acquire the Company’s common shares or the amount they are willing to acquire. A shareholder may become an Acquiring Person upon actions taken by persons related to, or affiliated with, them. Shareholders are advised to carefully monitor their ownership of the Company’s shares and consult their own legal advisors and/or us to determine whether their ownership of the Company’s shares approaches the proscribed level.

Potential Impact on Value. The Third Rights Plan Extension could negatively impact the value of the Company’s common shares by deterring persons or groups of persons from acquiring the Company’s common shares, including in acquisitions for which some shareholders might receive a premium above market value.

Anti-Takeover Effect. The Board adopted the Rights Agreement to diminish the risk that the Company’s ability to use the NOLs to reduce potential federal income tax obligations becomes limited. Nonetheless, the Third Rights Plan Extension may have an “anti-takeover effect” because it may deter a person or group of persons from acquiring beneficial ownership of 4.9% or more of the Company’s common shares or, in the case of a person or group of persons that already own 4.9% or more of the Company’s common shares, from acquiring any additional common shares. The Third Rights Plan Extension could discourage or prevent a merger, tender offer, proxy contest or accumulations of substantial blocks of shares.

Existing provisions in the Company’s Restated Articles of Incorporation and by-laws may also have the effect of delaying or preventing a merger with or acquisition of the Company, even where the shareholders may consider it to be favorable. These provisions could also prevent or hinder an attempt by shareholders to replace our current directors and include: (i) a limitation on the maximum number of directors; (ii) advance notice requirements for nominations by shareholders for election to the board of directors, (iii) the ability of the board of directors to designate and issue shares of the Company’s preferred stock, and (iv) certain limitations on shareholders holding 10% or more of the Company’s shares and their affiliates from engaging in a merger or similar transaction with the Company. In addition, Chapter 7A of the Michigan Business Corporation Act may affect attempts to acquire control of the Company. In general, under Chapter 7A, “business combinations” (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an “interested shareholder” (defined as the direct or indirect beneficial ownership of at least 10% of the voting power of a covered corporation’s shares) can be consummated only if approved by at least 90% of the votes of each class of the corporation’s shares entitled to vote and by at least two-thirds of such voting shares not held by the “interested shareholder”, or such shareholder’s affiliates, unless five years have elapsed after the person involved became an “interested shareholder” and unless certain price and other conditions are satisfied. The board of directors may exempt “business combinations” with a particular “interested shareholder” by resolution adopted prior to the time the “interested shareholder” attained that status. The Company has elected not to be governed by Chapter 7A of the Michigan Business Corporation Act; however, the board of directors may terminate such election.

By-laws of the Company

Article IX of the Company’s by-laws provides that any transfer of the Company’s securities is prohibited and will be void if such transfer results in any person or group owning 4.9% or more of the Company’s then-outstanding common shares (a “4.9-percent Shareholder”), or if such transfer would increase the percentage ownership interest of a 4.9-percent Shareholder. These transfer restrictions are subject to certain exceptions, including an exception for transfers approved by the Board or a committee thereof. These transfer restrictions are applicable to transfers made, or pursuant to agreements entered into, between the date of the by-laws and such date as may be determined by the board of directors in accordance with Article IX of the by-laws.

Although Article IX of the by-laws is intended to reduce the likelihood of an “ownership change” that could adversely affect the Company, we cannot assure you that such restrictions would prevent all transfers that could result in such an “ownership change”. In particular, absent a court determination, there can be no assurance that the acquisition restrictions in the by-laws will be enforceable against all shareholders. They may be subject to challenge on equitable or other grounds. In particular, the restrictions may not be enforceable against shareholders who do not have notice of the restrictions at the time they acquired their shares. Accordingly, the Board believes that extending the expiration date of the Rights Agreement is in the best interests of all of the shareholders.

The Board recommends a vote FOR the approval of an amendment to extend the term of the Company’s Amended and Restated Section 382 Rights Agreement.

OTHER MATTERS

Multiple Shareholders Sharing the Same Address

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of Proxy materials, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. Shareholders who hold their shares through a broker may receive notice from their broker regarding the householding of proxy materials. As indicated in the notice that will be provided by these brokers, a single proxy statement and annual report or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once a shareholder has received notice that the broker will be householding, such householding will continue until the shareholder is notified otherwise or until the shareholder revokes its consent. If you would prefer to receive separate copies of the proxy materials, please contact your bank, broker or other intermediary. If you currently share an address with another shareholder but are nonetheless receiving separate copies of the proxy materials, you may request delivery of a single copy in the future by contacting your bank, broker or other intermediary. If you are a shareholder, you may request a copy of proxy materials by sending such request in writing to ATTN: Corporate Secretary at PulteGroup, Inc., 3350 Peachtree Road Northeast, Suite 150, Atlanta, Georgia, 30326, and we will provide copies of the proxy materials. Alternatively, you may call 1-866-641-4276 to receive proxy materials.

Proxy solicitation cost

PulteGroup pays the cost of soliciting proxies. Additionally, we hired D.F. King & Co., Inc. to assist in the distribution of proxy materials. The fee is expected not to exceed $15,000, plus reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

Shareholder proposals for the 2020 Annual Meeting of Shareholders

To be included in our proxy statement for next year’s annual meeting of shareholders, shareholder proposals must be in writing, comply with SEC Rule 14a-8 and be received by PulteGroup by November 26, 2019. Shareholder proposals must be sent to Todd N. Sheldon, our Corporate Secretary, by certified mail, return receipt requested, or by recognized overnight courier, at the following address:

Todd N. Sheldon

Corporate Secretary

PulteGroup, Inc.

3350 Peachtree Road NE, Suite 150

Atlanta, Georgia 30326

The Company’s by-laws also permit a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock for at least three years to nominate and include in our proxy statement candidates for our Board, subject to certain requirements (a “proxy access director nomination”). To be properly brought before the 2020 annual meeting of shareholders, a shareholder’s notice of a proxy access director nomination must be received by our Corporate Secretary, by certified mail, return receipt requested, or recognized overnight courier at the mailing address specified for him above, no earlier than October 27, 2019 and no later than November 26, 2019. Any such notice must meet the other requirements set forth in our by-laws.

Shareholder proposals that are intended to be presented at our 2020 annual meeting of shareholders, other than pursuant to Rule 14a-8 or a proxy access director nomination, must be made in writing and sent to our Corporate Secretary by certified mail, return receipt requested, or recognized overnight courier at the mailing address specified for him above, and must be received by PulteGroup by February 9, 2020. Our form of proxy will confer discretionary authority to vote on proposals not received by that date, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

See “Director Nomination Recommendations” on page 19 for additional information.

Communicating with the Board

You (and any other shareholder or interested party) may communicate directly with the Board, the non-management directors as a group or any individual director or directors by writing to our Corporate Secretary at the mailing address specified for him above. You should indicate on the outside of the envelope the intended recipient (i.e., full Board, non-management directors as a group or any individual director or directors) of your communication. Each communication intended for the Board or any of PulteGroup’s non-management directors and received by our Corporate Secretary will be promptly forwarded to the specified party.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING:

What am I voting on?

You are voting on four proposals:

1.	The election of the eleven nominees for director named in this Proxy Statement to serve a term of one year.

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.

3.	An advisory vote to approve executive compensation.

4.	Approval of an amendment to extend the term of our Amended and Restated Section 382 Rights Agreement.

What are the voting recommendations of the Board?

The board of directors recommends the following votes:

•	FOR the election of the eleven nominees for director named in this Proxy Statement.

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.

•	FOR the proposal relating to the Company’s executive compensation.

•	FOR the approval of an amendment to extend the term of our Amended and Restated Section 382 Rights Agreement.

Will any other matter be voted on?

We are not aware of any other matters on which you will be asked to vote at the meeting. If you authorize a proxy to vote your shares and any other matter is properly brought before the meeting, Ryan R. Marshall and Todd N. Sheldon, acting as your proxies, will vote for you in their discretion.

How do I vote my shares?

If you are a shareholder of record as of the close of business on March 15, 2019 (the record date), you can give a proxy to be voted at the meeting either:

•	if you received your proxy materials by mail, by mailing in the enclosed proxy card;

•	by written ballot at the meeting;

•	over the telephone by calling a toll-free number; or

•	electronically, using the internet.

If you complete and mail in your proxy card, your shares will be voted as you indicate. If you do not indicate your voting preferences, Ryan R. Marshall and Todd N. Sheldon, acting as your proxies, will vote your shares in accordance with the Board’s recommendations.

The telephone and internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the internet, please refer to the instructions on the Notice or proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has provided or will provide voting instructions for you to use in directing the broker or nominee on how to vote your shares.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

Can I change my vote?

Yes. You can change your vote or revoke your proxy before the meeting in any of three ways:

•	by submitting another proxy by telephone, via the internet or by mail that is later dated and, if by mail, that is properly signed;

•	by submitting written notice to the Corporate Secretary of the Company, which notice must be received by the Company by 5:00 P.M., Eastern Time, on May 7, 2019; or

•	by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

Each director will be elected by vote of a majority of the votes cast with respect to that director’s election in person or represented by proxy and entitled to vote on the election of directors. The service of such directors will be subject to the by-laws of the Company. For further details, see “Proposal One: Election of Directors” section above. All other proposals each require the affirmative vote of a majority of the votes cast at the meeting. Although the advisory vote to approve executive compensation is non-binding, the board of directors will review the results of the vote and will take them into account in making a determination concerning executive compensation.

Who will count the vote?

Computershare Trust Company, N.A. will act as the independent tabulator to receive and tabulate the proxies.

What does it mean if I get more than one Notice or proxy card?

It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. To facilitate this preference, you should contact your bank, broker or intermediary where you would like the shares to be consolidated. They can assist you in the process of consolidating your accounts.

Why did I receive a one-page Notice in the mail regarding the internet availability of proxy materials instead of a full set of printed materials?

Pursuant to rules adopted by the SEC, the Company is required to provide access to its proxy materials via the internet and has elected to use the SEC’s Notice and Access Rules for soliciting proxies. Accordingly, the Company is sending a Notice to all of its shareholders as of the record date, which is March 15, 2019. All shareholders may access the Company’s proxy materials on the website referred to in the Notice. Shareholders may also request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials via the internet and how to request a printed copy can be found in the Notice. Additionally, by following the instructions in the Notice, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings of shareholders on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who can attend the Annual Meeting?

All shareholders of record as of the close of business on March 15, 2019 can attend. Registration will begin at 4:30 P.M., Eastern Time. Institutional or entity shareholders are allowed to bring one representative. Attendance at the meeting will be on a first-come, first-served basis, upon arrival at the meeting.

What do I need to do to attend the Annual Meeting?

You should plan to arrive at 3350 Peachtree Road NE, Atlanta, Georgia 30326, on May 8, 2019 by 4:30 P.M., Eastern Time. Upon your arrival, please follow the signs to the registration desk where you will register for the meeting.

An admission ticket (or other proof of stock ownership) and a government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the annual meeting. Representatives of PulteGroup will be present at the registration desk to review and determine the validity of such documentation. Only shareholders who own PulteGroup common shares as of the close of business on March 15, 2019 will be entitled to attend the meeting. An admission ticket or recent bank or brokerage statement showing you owned PulteGroup shares as of March 15, 2019 will serve as verification of your ownership.

•	If your PulteGroup shares are registered in your name and you receive your proxy materials by mail, an admission ticket will be attached to your proxy card.

•	If your PulteGroup shares are registered in your name and you vote your shares electronically over the internet, you may access and print an admission ticket after voting such shares.

•

If your PulteGroup shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned PulteGroup shares on March 15, 2019.

For your comfort and security, no laptop computers, cameras (including cell phones and tablet devices with built-in cameras), recording devices or other electronic devices, packages, signage or costumes will be permitted in the meeting room. We encourage you to leave any such items at home. We will not be responsible for any items checked at the door. Attendees (including their personal belongings) will be subject to security inspections.

What is the quorum requirement of the Annual Meeting?

On March 15, 2019, there were 277,481,499 shares issued and outstanding. A majority of the shares outstanding and entitled to vote at a meeting on March 15, 2019 constitutes a quorum for voting at the meeting. If your shares are present in person or by proxy, your shares will be part of the quorum. Each share you owned on the record date shall be entitled to one vote.

How will abstentions be treated?

Abstentions will be counted as shares present at the meeting for purposes of determining whether a quorum exists. For each proposal, an abstention will not be counted as a vote cast and therefore will have no effect on whether the proposal is approved.

How will broker non-votes be treated?

Broker non-votes will be treated in the same manner, and have the same effect, as abstentions. A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. Brokers will lack discretionary voting authority with respect to the election of directors and the advisory vote to approve executive compensation. Brokers will not lack discretionary voting authority with respect to the proposal to ratify the appointment of Ernst & Young LLP.

Appendix I

PULTEGROUP, INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

Rights Agent

Amended and Restated Section 382 Rights Agreement

Dated as of March 18, 2010

AMENDED AND RESTATED SECTION 382 RIGHTS AGREEMENT

AMENDED AND RESTATED SECTION 382 RIGHTS AGREEMENT, dated as of March 18, 2010 (this “Agreement”), between PulteGroup, Inc., a Michigan corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”), amends and restates that certain Section 382 Rights Agreement, dated as of March 5, 2009, as amended as of April 7, 2009 and as of September 24, 2009 (collectively, the “Original Section 382 Rights Agreement”), between the Company and the Rights Agent.

WITNESSETH:

WHEREAS, the Company has generated net operating losses for United States federal income tax purposes (“NOLs”) and certain other tax benefits, such NOLs and certain other tax benefits may potentially provide valuable tax benefits to the Company, the Company desires to avoid an “ownership change” within the meaning of Section 382 (as defined below) and thereby preserve the ability to utilize fully such NOLs and certain other tax benefits and, in furtherance of such objective, the Company entered into the Original Section 382 Rights Agreement; and

WHEREAS, in connection with the adoption of the Original Section 382 Rights Agreement, on March 5, 2009 (the “Rights Dividend Declaration Date”), the Board of Directors of the Company authorized and declared a dividend distribution of one Right (as hereinafter defined) for each Common Share (as hereinafter defined) of the Company outstanding at the Close of Business (as hereinafter defined) on March 16, 2009 (the “Record Date”), each Right initially representing the right to purchase one one-thousandth of a Series A Junior Participating Preferred Share of the Company having the rights, powers and preferences set forth in the form of the Certificate of Designation attached hereto as Exhibit A, upon the terms and subject to the conditions set forth in the Original Section 382 Rights Agreement (the “Rights”), and further authorized the issuance of one Right (as such number may hereinafter be adjusted pursuant to the provisions of Section 11(p)) for each Common Share of the Company issued between the Record Date (whether originally issued or delivered from the Company’s treasury) and the earlier of the Distribution Date and the Expiration Date (as such terms are hereinafter defined) or, in certain circumstances provided in Section 22, after the Distribution Date;

WHEREAS, the Board of Directors of the Company has determined it is in the best interests of the Company and its shareholders to revise Section 1(c) of the Original Section 382 Rights Agreement and to restate the Original Section 382 Rights Agreement; and

WHEREAS, pursuant to its authority under Section 27 of the Original Section 382 Rights Agreement, the Board of Directors of the Company has authorized and approved this Amended and Restated Section 382 Rights Agreement as of the date hereof, and an appropriate officer of the Company has delivered a certificate to the Rights Agent in accordance with Section 27 of the Original Section 382 Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Acquiring Person” shall mean any Person (other than the Company, any Related Person, any Grandfathered Person or any Exempted Person) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 4.9% or more of the Corporation Securities then outstanding, provided, however, that a Person will not be deemed to have become an Acquiring Person solely as a result of (i) a reduction in the amount of Corporation Securities outstanding, (ii) the exercise of any options, warrants, rights or similar interests (including restricted shares) granted by the Company to its directors, officers and employees, (iii) any unilateral grant of any Corporation Securities by the Company, (iv) any issuance of Corporation Securities by the Company or any share dividend, share split or similar transaction effected by the Company in which all holders of Corporation Securities are treated equally or (v) any Exempted Transaction; unless and until such time as such Person (together with all Affiliates and Associates of such Person) acquires the Beneficial Ownership of any additional Corporation Securities. Notwithstanding the foregoing, the Board of Directors of the Company may, in its sole discretion, determine that any Exempted Person shall no longer be deemed to be an “Exempted Person” for any purposes of this Agreement at which time such Person shall be deemed to be an Acquiring Person. Notwithstanding the foregoing, if the Board of

Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” (as defined pursuant to the foregoing provisions of this Section 1(a)) has become such inadvertently, and such Person promptly enters into, and delivers to the Company, an irrevocable commitment to divest as promptly as practicable, and thereafter divests as promptly as practicable a sufficient number of Corporation Securities so that such Person would no longer be an “Acquiring Person” (as defined pursuant to the foregoing provisions of this Section 1(a)), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement unless and until such time as such Person (together with all Affiliates and Associates of such Person) is again the Beneficial Owner of 4.9% or more of the Corporation Securities then outstanding.

Notwithstanding anything in this Agreement to the contrary, none of Centex or any of its Affiliates, Associates or stockholders, or the general partners, limited partners or members of such stockholders (the “Centex Holders”), either individually, collectively, or in any combination, shall be deemed to be an “Acquiring Person” or an “Affiliate” or an “Associate” of an Acquiring Person solely by virtue of or as a result of (i) the approval, adoption, execution, delivery or performance of the Merger Agreement or the Voting Agreements by any of the Centex Holders in connection with the Merger, (ii) the acquisition of any Common Shares pursuant to the Merger Agreement or the announcement or consummation of the Merger, (iii) the voting of Common Shares pursuant to the terms of the Voting Agreements or (iv) the consummation of any other transactions specifically contemplated by the Merger Agreement or the Voting Agreements, unless and until such time with respect to any Centex Holder that such Centex Holder (together with all Affiliates and Associates of such Centex Holder) acquires the Beneficial Ownership of any additional Corporation Securities.

(b) “Act” shall mean the Securities Act of 1933, as amended.

(c) “Affiliate” and “Associate” means, with respect to any Person, any other Person whose Corporation Securities would be deemed constructively owned by such first Person for purposes of Section 382, would be deemed owned by a single “entity” as defined in Treasury Regulation § 1.382-3(a)(1) in which both such Persons are included, or otherwise would be deemed aggregated with Corporation Securities owned by such first Person pursuant to the provisions of Section 382 and the Treasury Regulations thereunder, provided, however, that a Person shall not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons are or were directors of the Company.

(d) A Person shall be deemed a “Beneficial Owner” of, shall be deemed to have “Beneficial Ownership” and shall be deemed to “Beneficially Own” any securities which such Person directly owns, or would be deemed to constructively own, pursuant to Section 382 and the Treasury Regulations promulgated thereunder.

(e) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.

(f) “Close of Business” on any given date shall mean 5:00 P.M., Eastern time, on such date, provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., Michigan time, on the next succeeding Business Day.

(g) “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

(h) “Common Shares” or “Common Share” shall mean (i) the common shares, par value $0.01 per share, of the Company or (ii) any shares into which such common shares may be reclassified or exchanged.

(i) “Corporation Securities” shall mean (i) Common Shares, (ii) preferred shares (other than preferred shares described in Section 1504(a)(4) of the Code) of the Company, and (iii) any other interest that would be treated as “stock” of the Company pursuant to Treasury Regulation § 1.382-2T(f)(18).

(j) “Exchange Act” shall mean the Securities and Exchange Act of 1934.

(k) “Exempted Person” shall mean any Person who or which would otherwise be an Acquiring Person but whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.9% or more of the Corporation Securities would not, as determined by the Board of Directors of the Company in its sole discretion, jeopardize, endanger or limit (in timing or amount) the availability to the Company of its Tax Benefits, at any time prior to the time at which the Company’s right of redemption expires pursuant to Section 23(a) of this Agreement; provided, however, that such a Person will cease to be an “Exempted Person” and will become an “Acquiring Person” if the Board of Directors of the Company subsequently makes a contrary determination.

(l) “Exempted Transaction” shall mean any transaction that the Board of Directors of the Company determines, in its sole discretion, is an “Exempted Transaction,” which determination shall be irrevocable.

(m) “Grandfathered Person” shall mean any Person who would otherwise be an Acquiring Person as of the date of this Agreement; provided, however, that such Person shall cease to be a “Grandfathered Person” at such time as the

Beneficial Ownership of Corporation Securities of such Person increases without the Prior Written Approval of the Company, other than any increase pursuant to or as a result of (i) a reduction in the amount of Corporation Securities outstanding, (ii) the exercise of any options, warrants, rights or similar interests (including restricted shares) granted by the Company to its directors, officers and employees, (iii) any unilateral grant of any Corporation Securities by the Company, (iv) any issuance of Corporation Securities by the Company or any share dividend, share split or similar transaction effected by the Company in which all holders of Corporation Securities are treated equally or (v) any Exempted Transaction.

(n) “Person” shall mean any individual, estate, firm, limited liability company, corporation, trust, association, partnership or other entity, or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation § 1.382-3(a)(1) or otherwise treated as an “entity” within the meaning of Treasury Regulation § 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.

(o) “Preferred Shares” or “Preferred Share” shall mean Series A Junior Participating Preferred Shares, par value $0.01 per share, of the Company, and, to the extent that there is not a sufficient number of Series A Junior Participating Preferred Shares authorized to permit the full exercise of the Rights, any other series of preferred shares, par value $0.01 per share, of the Company designated for such purpose containing terms substantially similar to the terms of the Series A Junior Participating Preferred Shares.

(p) “Prior Written Approval of the Company” shall mean prior express written consent of the Company to the action in question, executed on behalf of the Company by a duly authorized officer of the Company following express approval by action of at least a majority of the Board of Directors of the Company.

(q) “Related Person” shall mean (i) any Subsidiary of the Company, (ii) any employee benefit plan or other compensation arrangement of the Company or of any Subsidiary of the Company, (iii) any Person organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan or compensation arrangement, (iv) William J. Pulte, any spouse of William J. Pulte, any descendant of William J. Pulte or the spouse of any such descendant, the estate of William J. Pulte, any spouse of William J. Pulte, any descendant of William J. Pulte or the spouse of any such descendant, any trust or other arrangement for the benefit of William J. Pulte, any spouse of William J. Pulte, any descendant of William J. Pulte or the spouse of any such descendant or any charitable organization established by William J. Pulte, any spouse of William J. Pulte, any descendant of William J. Pulte or the spouse of any such descendant (the “Pulte Family”), or (v) any group which includes any member or members of the Pulte Family if a majority of the Corporation Securities beneficially owned by the members of such group are Beneficially Owned by a member or members of the Pulte Family (such a group is hereinafter referred to as a “Pulte Group”).

(r) “Section 11(a)(ii) Event” shall mean the event described in Section 11(a)(ii).

(s) “Section 382” shall mean Section 382 of the Code or any successor or replacement provision.

(t) “Share Acquisition Date” shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person indicating that an Acquiring Person has become such or such earlier date as a majority of the Board of Directors of the Company shall become aware of the existence of an Acquiring Person; provided that if a Person is determined to be an Exempted Person in accordance with the provisions of Section 1(k) (and as a result such Person is not an Acquiring Person), then the Share Acquisition Date that otherwise shall have occurred shall be deemed not to have occurred.

(u) “Subsidiary” shall mean, with reference to any Person, any corporation or other entity of which an amount of voting securities sufficient to elect at least a majority of the directors of such corporation or other entity is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.

(v) “Tax Benefits” shall mean NOLs, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers, any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Company or any of its Subsidiaries and any other attribute the benefit of which is subject to possible limitation under Section 382 or Section 383 of the Code.

(w) “Treasury Regulations” shall mean the final, temporary and proposed regulations promulgated by the United States Department of the Treasury under the Code as amended or superseded from time to time.

(x) “Centex” shall mean Centex Corporation, a Nevada corporation.

(y) “Merger” shall mean the merger of Merger Sub with and into Centex as contemplated by the Merger Agreement.

(z) “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of April 7, 2009 among the Company, Merger Sub and Centex, as the same may be amended in accordance with the terms thereof.

(aa) “Merger Sub” shall mean Pi Nevada Building Company, a Nevada corporation and a wholly-owned subsidiary of the Company.

(bb) “Voting Agreements” shall mean the Voting Agreements dated as of April 7, 2009 between Centex and each of Barbara Alexander, Thomas Falk, Clint Murchison, Frederic Poses, James Postl, David Quinn, Matthew Rose, Thomas Schoewe, Timothy Eller and Catherine Smith (in their capacities as shareholders of the Company), as the same may be amended in accordance with the terms thereof.

(cc) “Shareholder Approval” shall mean the approval of this Agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Shares of the Company entitled to vote, and voting together without regard to class, and that are present, or represented by proxy, and are voted on the proposal to approve this Agreement, at a meeting of shareholders of the Company duly held in accordance with the Company’s articles of incorporation (as amended) and applicable law.

In addition, for purposes of this Agreement, the following terms have the meanings indicated in specified sections of this Agreement: (i) “Adjustment Shares” shall have the meaning set forth in Section 11(a)(ii); (ii) “common share equivalents” shall have the meaning set forth in Section 11(a)(iii); (iii) “Company” shall have the meaning set forth in the preamble of this Agreement; (iv) “current market price” shall have the meaning set forth in Section 11(d)(i); (v) “Current Value” shall have the meaning set forth in Section 11(a)(iii); (vi) “Distribution Date” shall have the meaning set forth in Section 3(a); (vii) “equivalent preferred shares” shall have the meaning set forth in Section 11(b); (viii) “Exchange Ratio” shall have the meaning set forth in Section 24(a); (ix) “Expiration Date” shall have the meaning set forth in Section 7(a); (x) “Final Expiration Date” shall have the meaning set forth in Section 7(a); (xi) “NOLs” shall have the meaning set forth in the recitals to this Agreement; (xii) “OTCBB” shall have the meaning set forth in Section 11(d)(i); (xiii) “Purchase Price” shall have the meaning set forth in Section 4(a)(ii); (xiv) “Record Date” shall have the meaning set forth in the recitals of this Agreement; (xv) “Redemption Price” shall have the meaning set forth in Section 23(a); (xvi) “Rights” shall have the meaning set forth in the recitals of this Agreement; (xvii) “Rights Agent” shall have the meaning set forth in the parties clause of this Agreement; (xviii) “Rights Certificates” shall have the meaning set forth in Section 3(a); (xix) “Rights Dividend Declaration Date” shall have the meaning set forth in the first recital of this Agreement; (xx) “Section 11(a)(ii) Trigger Date” shall have the meaning set forth in Section 11(a)(iii); (xxi) “Spread” shall have the meaning set forth in Section 11(a)(iii); (xxii) “Substitution Period” shall have the meaning set forth in Section 11(a)(iii); (xxiii) “Summary of Rights” shall have the meaning set forth in Section 3(b); and (xxiv) “Trading Day” shall have the meaning set forth in Section 11(d)(i).

Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall be in no event liable for, the acts or omissions of any such co-Rights Agent.

Section 3. Issue of Rights Certificates.

(a) Until the earlier of (i) the Close of Business on the tenth day after the Share Acquisition Date (or, if the tenth day after the Share Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date that a tender or exchange offer to acquire Corporation Securities by any Person (other than the Company or any Related Person) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would become an Acquiring Person (the earlier of the dates referred to in clauses (i) and (ii) being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Shares registered in the names of the holders of the Common Shares (which certificates for Common Shares shall be deemed also to be certificates for Rights) and not by separate certificates and (y) the Rights will be transferable only in connection with the transfer of the underlying Common Shares (including, without limitation, a transfer to the Company). The Company must promptly notify the Rights Agent of a Distribution Date and request its transfer agent to give the Rights Agent a shareholder list together with all other relevant information. As soon as practicable after the Rights Agent is notified of the Distribution Date and receives such information, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common

Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more Rights certificates, in substantially the form of Exhibit B hereto (the “Rights Certificates”), evidencing one Right for each Common Share so held, subject to adjustment as provided herein. In the event that any adjustment in the number of Rights per Common Share has been made pursuant to Section 11, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a)) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

(b) The Company will make available, as promptly as practicable following the Record Date, a copy of a Summary of Rights, in substantially the form attached hereto as Exhibit C (the “Summary of Rights”), to any holder of Rights who may so request from time to time prior to the Expiration Date. With respect to certificates for the Common Shares outstanding as of the Record Date, or issued subsequent to the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof. Until the earlier of the Distribution Date or the Expiration Date, the surrender for transfer of any certificate representing Common Shares in respect of which Rights have been issued shall also constitute the transfer of the Rights associated with such Common Shares.

(c) Rights shall be issued in respect of all Common Shares which are issued (whether originally issued or from the Company’s treasury) after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date or, in certain circumstances provided in Section 22, after the Distribution Date. Certificates representing such Common Shares shall also be deemed to be certificates for Rights, and shall bear a legend substantially in the following form:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Amended and Restated Section 382 Rights Agreement between PulteGroup, Inc. (the “Company”) and Computershare Trust Company, N.A. (the “Rights Agent”) dated as of March 5, 2009, as the same may be amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person (as defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

With respect to such certificates containing the foregoing legend, until the earlier of (i) the Distribution Date or (ii) the Expiration Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone and registered holders of Common Shares shall also be the registered holders of the associated Rights, and the transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Common Shares represented by such certificates. In the event the Company purchases or acquires any of its Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such shares shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with Common Shares that are not outstanding.

Section 4. Form of Rights Certificates.

(a) The Rights Certificates (and the forms of election to purchase and of assignment to be printed on the reverse thereof) shall each be substantially in the form set forth in Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Section 11 and Section 22, the Rights Certificates, whenever distributed, shall be dated as of the Record Date or, in the case of Rights with respect to Common Shares issued or becoming outstanding after the Record Date, the same date as the date of the share certificate evidencing such shares, and on their face shall entitle the holders thereof to purchase such number of one one-thousandths of a Preferred Share as shall be set forth therein at the price set forth therein (such exercise price per one one-thousandth of a share, the “Purchase Price”), but the amount and type of securities purchasable upon the exercise of each Right and the Purchase Price thereof shall be subject to adjustment from time to time as provided in Section 11.

(b) Any Rights Certificate issued pursuant to Section 3(a), Section 11(a)(ii) or Section 22 that represents Rights beneficially owned by any Person known to be: (i) an Acquiring Person, (ii) a transferee of an Acquiring Person who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom such Acquiring Person has any continuing plan, agreement, arrangement or understanding regarding the transferred Rights, shares of Corporation Securities or the Company or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, agreement, arrangement or understanding which has as a primary purpose or effect avoidance of Section 7(e), and any Rights Certificate issued pursuant to Section 6 or Section 11 upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain (to the extent feasible) the following legend:

The Rights represented by this Rights Certificate are or were beneficially owned by a Person who was or became an Acquiring Person (as defined in the Rights Agreement). Accordingly, this Rights Certificate and the Rights represented hereby may become null and void in the circumstances specified in Section 7(e) of such Agreement.

The absence of the foregoing legend on any Rights Certificate shall in no way affect any of the other provisions of this Agreement, including, without limitation, the provisions of Section 7(e).

Section 5. Countersignature and Registration.

(a) The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, its President or any Vice President, either manually or by facsimile signature, and shall have affixed thereto the Company’s seal or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Rights Certificates shall be countersigned manually or by facsimile signature by the Rights Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Rights Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Rights Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Rights Certificates had not ceased to be such officer of the Company; and any Rights Certificates may be signed on behalf of the Company by any person who, at the actual date of the execution of such Rights Certificate, shall be a proper officer of the Company to sign such Rights Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer.

(b) Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its principal office or offices designated as the appropriate place for surrender of Rights Certificates upon exercise or transfer, books for registration and transfer of the Rights Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights Certificates, the number of Rights evidenced on its face by each of the Rights Certificates and the certificate number and the date of each of the Rights Certificates.

Section 6. Transfer, Split Up, Combination and Exchange of Rights Certificates; Mutilated, Destroyed, Lost or Stolen Rights Certificates. (a) Subject to the provisions of Section 4(b), Section 7(e), Section 11, Section 14 and Section 24, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the Expiration Date, any Rights Certificate or Certificates (other than Rights Certificates representing Rights that have become null and void pursuant to Section 7(e) or that have been exchanged pursuant to Section 24) may be transferred, split up, combined or exchanged for another Rights Certificate or Certificates, entitling the registered holder to purchase a like number of one one-thousandths of a Preferred Share (or, following a Section 11(a)(ii) Event, Common Shares, other securities, cash or other assets, as the case may be) as the Rights Certificate or Certificates surrendered then entitled such holder (or former holder in the case of a transfer) to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Rights Certificate or Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Rights Certificate or Certificates to be transferred, split up, combined or exchanged at the principal office or offices of the Rights Agent designated for such purpose. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have completed and signed the certificate contained in the form of assignment on the reverse side of such Rights Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request. Thereupon the Rights Agent shall, subject to Section 4(b), Section 7(e), Section 11, Section 14 and Section 24, countersign and deliver to the Person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Rights Certificates.

(b) Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and, in case of loss, theft or destruction, of indemnity or security satisfactory to them, and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Rights Certificates if mutilated, the Company will execute and deliver a new Rights Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.

Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights. (a) Subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a)) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a Preferred Share (or Common Shares, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on June 1, 2013 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which such Rights are exchanged pursuant to Section 24, (iv) the Close of Business on the effective date of the repeal of Section 382 or any successor statute if the Board of Directors of the Company determines that this Agreement is no longer necessary or desirable for the preservation of Tax Benefits, (v) the Close of Business on the first day of a taxable year of the Company to which the Board of Directors of the Company determines that no Tax Benefits may be carried forward, and (vi) June 1, 2010 if Shareholder Approval has not been obtained by such date (the earliest of (i), (ii), (iii), (iv), (v) and (vi) being herein referred to as the “Expiration Date”).

(b) The Purchase Price for each one one-thousandth of a Preferred Share pursuant to the exercise of a Right shall initially be $50, and shall be subject to adjustment from time to time as provided in Section 11 and shall be payable in accordance with paragraph (c) below.

(c) Upon receipt of a Rights Certificate representing exercisable Rights, with the form of election to purchase and the certificate duly executed, accompanied by payment, with respect to each Right so exercised, of the Purchase Price per one one-thousandth of a Preferred Share (or other shares, securities, cash or other assets, as the case may be) to be purchased as set forth below and an amount equal to any applicable transfer tax required to be paid by the holder of the Rights Certificate in accordance with Section 9(e), the Rights Agent shall, subject to Section 20(k), thereupon promptly (i) (A) requisition from any transfer agent of the Preferred Shares (or make available, if the Rights Agent is the transfer agent for such shares) certificates for the total number of one one-thousandths of a Preferred Share to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) if the Company shall have elected to deposit the total number of Preferred Shares issuable upon exercise of the Rights hereunder with a depositary agent, requisition from the depositary agent depositary receipts representing such number of one one-thousandths of a Preferred Share as are to be purchased (in which case certificates for the Preferred Shares represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company will direct the depositary agent to comply with such request, (ii) requisition from the Company the amount of cash, if any, to be paid in lieu of fractional shares in accordance with Section 14, (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, and (iv) after receipt thereof, deliver such cash, if any, to or upon the order of the registered holder of such Rights Certificate. The payment of the Purchase Price (as such amount may be reduced pursuant to Section 11(a)(iii)) shall be made in cash or by certified bank check or bank draft payable to the order of the Company. In the event that the Company is obligated to issue other securities (including, without limitation, Common Shares) of the Company, pay cash and/or distribute other property pursuant to Section 11(a), the Company will make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Rights Agent, if and when necessary to comply with the terms of this Agreement. The Company reserves the right to require prior to the occurrence of a Section 11(a)(ii) Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole Preferred Shares would be issued.

(d) In case the registered holder of any Rights Certificate shall exercise less than all the Rights evidenced thereby, a new Rights Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to, or upon the order of, the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, subject to the provisions of Section 14.

(e) Notwithstanding anything in this Agreement to the contrary, from and after the first occurrence of a Section 11(a)(ii) Event, any Rights beneficially owned by (i) an Acquiring Person, (ii) a transferee of an Acquiring Person who becomes a transferee after the Acquiring Person becomes such, (iii) a transferee of an Acquiring Person who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing plan, agreement, arrangement or understanding regarding the transferred Rights, shares of Corporation Securities or the Company or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, agreement, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e) and (iv) subsequent transferees of such Persons described in clause (i), (ii) or (iii) of this sentence shall become null and void without any further action, and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall notify the Rights Agent when this Section 7(e) applies and shall use all reasonable efforts to ensure that the provisions of this Section 7(e) and Section 4(b) are complied with, but neither the Company nor the Rights Agent shall have any liability to any holder of Rights Certificates or other Person as a result of the Company’s failure to make any determinations with respect to an Acquiring Person or any of its transferees hereunder.

(f) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) properly completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Rights Certificate surrendered for such exercise and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request.

Section 8. Cancellation and Destruction of Rights Certificates. All Rights Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Rights Certificates shall be issued in lieu thereof, except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificates purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all cancelled Rights Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Rights Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

Section 9. Reservation and Availability of Capital Shares. (a) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares (and, following the occurrence of a Section 11(a)(ii) Event, out of its authorized and unissued Common Shares and/or other securities or out of its authorized and issued shares held in its treasury), the number of Preferred Shares (and, following the occurrence of a Section 11(a)(ii) Event, Common Shares and/or other securities) that, as provided in this Agreement, including, without limitation, Section 11(a)(iii), will be sufficient to permit the exercise in full of all outstanding Rights.

(b) So long as the Preferred Shares (and, following the occurrence of a Section 11(a)(ii) Event, Common Shares and/or other securities) issuable and deliverable upon the exercise of the Rights may be listed on any national securities exchange, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares reserved for such issuance to be listed on such exchange, upon official notice of issuance upon such exercise.

(c) The Company shall use its best efforts to (i) prepare and file, as soon as practicable following the earliest date after the first occurrence of a Section 11(a)(ii) Event on which the consideration to be delivered by the Company upon exercise of the Rights has been determined in accordance with Section 11(a)(iii), a registration statement under the Act with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities, and (B) the Expiration Date. The Company will also take such action as may be appropriate under, or to ensure compliance with, the securities or “blue sky” laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend, for a period of time not to exceed ninety (90) days after the date set forth in clause (i) of the first sentence of this Section 9(c), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. In addition, if the Company shall determine that filing a registration statement is required under the Act or any securities laws following the Distribution Date, and a Section 11(a)(ii) Event has not occurred, the Company may temporarily suspend (and shall give the Rights Agent prompt notice thereof) the exercisability of Rights until such time as a registration statement has been declared effective, and, upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification or exemption in such jurisdiction shall not have been obtained, the exercise thereof shall not be permitted under applicable law or a registration statement shall not have been declared effective.

(d) The Company covenants and agrees that it will take all such actions as may be necessary to ensure that all one one-thousandths of a Preferred Share (and, following the occurrence of a Section 11(a)(ii) Event, Common Shares and/or other securities) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable.

(e) The Company further covenants and agrees that it will pay, when due and payable, any and all transfer taxes and governmental charges which may be payable in respect of the issuance or delivery of the Rights Certificates and of any certificates for a number of one one-thousandths of a Preferred Share (or Common Shares and/or other securities, as the case may be) upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Rights Certificates to a Person other than, or the issuance or delivery of a number of one one-thousandths of a Preferred Share (or Common Shares and/or other securities, as the case may be) in respect of a name other than that of, the registered holder of the Rights Certificates evidencing Rights surrendered for exercise or to issue or deliver any certificates for a number of one one-thousandths of a Preferred Share (or Common Shares and/or other securities, as the case may be) in a name other than that of the registered holder upon the exercise of any Rights until such tax shall have been paid (any such tax being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Company’s satisfaction that no such tax is due.

Section 10. Preferred Shares Record Date. Each Person in whose name any certificate for a number of one one-thousandths of a Preferred Share (or Common Shares and/or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of such fractional Preferred Shares (or Common Shares and/or other securities, as the case may be) represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and all applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Shares (or Common Shares and/or other securities, as the case may be) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares (fractional or otherwise) on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Shares (or Common Shares and/or other securities, as the case may be) transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Rights Certificate shall not be entitled to any rights of a shareholder of the Company with respect to shares or other securities for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

Section 11. Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights.

The Purchase Price, the number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a) (i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding Preferred Shares into a smaller number of shares, or (D) issue any shares of its capital shares in a reclassification of the Preferred Shares (including, without limitation, any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a) and Section 7(e), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of Preferred Shares or capital shares, as the case may be, issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive, upon payment of the Purchase Price then in effect, the aggregate number and kind of Preferred Shares or capital shares, as the case may be, which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Shares transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. If an event occurs which would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii), the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii).

(ii) Subject to Section 24, in the event any Person becomes an Acquiring Person, then each holder of a Right (except as provided below and in Section 7(e)) shall thereafter have the right to receive, upon exercise thereof at a price equal to the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandths of a Preferred Share, such number of Common Shares of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandths of a Preferred Share for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event and (y) dividing that product (which, following such first occurrence shall thereafter be referred to as the “Purchase Price” for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d)) per Common Share on the date of such first occurrence (such number of shares, the “Adjustment Shares”).

(iii) In the event that the number of Common Shares which are authorized by the Company’s articles of incorporation, as amended, but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights, is not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of this Section 11(a), the Company shall: (A) determine the value of the Adjustment Shares issuable upon the exercise of a Right (the “Current Value”), and (B) with respect to each Right, make adequate provision to substitute for the Adjustment Shares, upon the exercise of a Right and payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) Common Shares or other equity securities of the Company (including, without limitation, preferred shares or units of preferred shares, such as the Preferred Shares, which the Board of Directors of the Company has deemed to have substantially the same value or economic rights as Common Shares (such preferred shares or units of preferred shares, “common share equivalents”)), (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value (less the amount of any reduction in the Purchase Price), where such aggregate value has been determined by the Board of Directors of the Company based upon the advice of a nationally recognized investment banking firm selected by the Board of Directors of the Company; provided, however, if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within thirty (30) days following the later of (x) the first occurrence of a Section 11(a)(ii) Event and (y) the date on which the Company’s right of redemption pursuant to Section 23(a) expires (the later of (x) and (y) being referred to herein as the “Section 11(a)(ii) Trigger Date”), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, Common Shares (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. For purposes of the preceding sentence, the term “Spread” shall mean the excess of (i) the Current Value over (ii) the Purchase Price. If the Board of Directors of the Company shall determine in good faith that it is likely that sufficient additional Common Shares could be authorized for issuance upon exercise in full of the Rights, the thirty (30) day period set forth above may be extended to the extent necessary, but not more than ninety (90) days after the Section 11(a)(ii) Trigger Date, in order that the Company may seek shareholder approval for the authorization of such additional shares (such thirty (30) day period, as it may be extended, the “Substitution Period”). To the extent the Company determines that action should be taken pursuant to the first and/or third sentences of this Section 11(a)(iii), the Company (x) shall provide, subject to Section 7(e), that such action shall apply uniformly to all outstanding Rights, and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek such shareholder approval for such authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect (with prompt notice of such announcements to the Rights Agent). For purposes of this Section 11(a)(iii), the value of each Adjustment Share shall be the current market price (as determined pursuant to Section 11(d)) per Common Share on the Section 11(a)(ii) Trigger Date and the value of any “common share equivalent” shall be deemed to equal the current market price (as determined pursuant to Section 11(d)) per Common Share on such date.

(b) In case the Company shall fix a record date for the issuance of rights (other than the Rights), options or warrants to all holders of Preferred Shares entitling them to subscribe for or purchase (for a period expiring within forty-five (45) calendar days after such record date) Preferred Shares (or shares having the same rights, privileges and preferences as the Preferred Shares (“equivalent preferred shares”)) or securities convertible into Preferred Shares or equivalent preferred shares at a price per Preferred Share or per share of equivalent preferred shares (or having a conversion price per share, if a security convertible into Preferred Shares or equivalent preferred shares) less than the current market price (as determined pursuant to Section 11(d)) per Preferred Share on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Preferred Shares outstanding on such record date, plus the number of Preferred Shares which the aggregate offering price of the total number of Preferred Shares and/or equivalent preferred shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price, and the denominator of which shall be the number of Preferred Shares outstanding on such record date, plus the number of additional Preferred Shares and/or equivalent preferred shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid by delivery of consideration part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Preferred Shares owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(c) In case the Company shall fix a record date for a distribution to all holders of Preferred Shares (including, without limitation, any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness, cash (other than a regular periodic cash dividend out of the earnings or retained earnings of the Company), assets (other than a dividend payable in Preferred Shares, but including, without limitation, any dividend payable in shares other than Preferred Shares) or subscription rights or warrants (excluding those referred to in Section 11(b)), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the current market price (as determined pursuant to Section 11(d)) per Preferred Share on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights) of the portion of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to a Preferred Share and the denominator of which shall be such current market price (as determined pursuant to Section 11(d)) per Preferred Share. Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Purchase Price shall be adjusted to be the Purchase Price which would have been in effect if such record date had not been fixed.

(d) (i) For the purpose of any computation hereunder, other than computations made pursuant to Section 11(a)(iii), the “current market price” per Common Share on any date shall be deemed to be the average of the daily closing prices per such Common Share for the thirty (30) consecutive Trading Days immediately prior to but not including such date, and for purposes of computations made pursuant to Section 11(a)(iii), the “current market price” per Common Share on any date shall be deemed to be the average of the daily closing prices per such Common Share for the ten (10) consecutive Trading Days immediately following but not including such date; provided, however, that in the event that the current market price per Common Share is determined during a period following the announcement by the issuer of such Common Shares of (A) a dividend or distribution on such Common Shares payable in such Common Shares or securities convertible into such Common Shares (other than the Rights), or (B) any subdivision, combination or reclassification of such Common Shares, and the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification shall not have occurred prior to the commencement of the requisite thirty (30) Trading Day or ten (10) Trading Day period, as set forth above, then, and in each such case, the “current market price” shall be properly adjusted to take into account any trading during the period prior to such ex-dividend date or record date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the OTC Bulletin Board service (the “OTCBB”) or such other quotation system then in use, or, if on any such date the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Shares selected by the Board of Directors of the Company. If on any such date no market maker is making a market in the Common Shares, the fair value of such shares on such date as determined in good faith by the Board of Directors of the Company shall be used. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Common Shares are listed or admitted to trading is open for the transaction of business or, if the Common Shares are not listed or admitted to trading on any national securities exchange, a Business Day. If the Common Shares are not publicly held or not so listed or traded, “current market price” per share shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

(ii) For the purpose of any computation hereunder, the “current market price” per Preferred Share shall be determined in the same manner as set forth above for the Common Shares in clause (i) of this Section 11(d) (other than the last sentence thereof). If the current market price per Preferred Share cannot be determined in the manner provided above, or if the Preferred Shares are not publicly held or listed or traded in a manner described in clause (i) of this Section 11(d), the “current market price” per Preferred Share shall be conclusively deemed to be an amount equal to 1,000 (as such number may be appropriately adjusted for such events as share splits, share dividends and recapitalizations with respect to the Common Shares occurring after the date of this Agreement) multiplied by the current market price per Common Share. If neither the Common Shares nor the Preferred Shares are publicly held or so listed or traded, “current market price” per Preferred Share shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. For all purposes of this Agreement, the “current market price” of one one-thousandth of a Preferred Share shall be equal to the “current market price” of one Preferred Share divided by 1,000.

(e) Anything herein to the contrary notwithstanding, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one ten-thousandth of a Common Share or one one-millionth of a Preferred Share or one ten-thousandth of any other share or security, as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three (3) years from the date of the transaction which mandates such adjustment, or (ii) the Expiration Date.

(f) If as a result of an adjustment made pursuant to Section 11(a)(ii), the holder of any Right thereafter exercised shall become entitled to receive any shares of capital shares other than Preferred Shares, thereafter the number of such other shares so receivable upon exercise of any Right and the Purchase Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Sections 11(a), (b), (c), (e), (g), (h), (i), (j), (k) and (m), and the provisions of Sections 7, 9, 10 and 14 with respect to the Preferred Shares shall apply on like terms to any such other shares.

(g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one one-thousandths of a Preferred Share purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h) Unless the Company shall have exercised its election as provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one-thousandths of a Preferred Share (calculated to the nearest one-millionth) obtained by (i) multiplying (x) the number of one one-thousandths of a share covered by a Right immediately prior to this adjustment, by (y) the

Purchase Price in effect immediately prior to such adjustment of the Purchase Price, and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

(i) The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in lieu of any adjustment in the number of one one-thousandths of a Preferred Share purchasable upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number of one one-thousandths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one-ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement (with prompt notice thereof to the Rights Agent) of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least ten (10) days later than the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date Rights Certificates evidencing, subject to Section 14, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.

(j) Irrespective of any adjustment or change in the Purchase Price or the number of one one-thousandths of a Preferred Share issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Purchase Price per one one-thousandth of a share and the number of one one-thousandths of a share which were expressed in the initial Rights Certificates issued hereunder.

(k) Before taking any action that would cause an adjustment reducing the Purchase Price below the then stated value, if any, of the number of one one-thousandths of a Preferred Share issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Preferred Shares at such adjusted Purchase Price.

(l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of one one-thousandths of a Preferred Share and other capital shares or securities of the Company, if any, issuable upon such exercise over and above the number of one one-thousandths of a Preferred Share and other capital shares or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment (and shall provide the Rights Agent prompt notice of such election); provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares (fractional or otherwise) or securities upon the occurrence of the event requiring such adjustment.

(m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that the Board of Directors of the Company, in its good faith judgment, shall determine to be advisable in order that any (i) consolidation or subdivision of the Preferred Shares, (ii) issuance wholly for cash of any Preferred Shares at less than the current market price, (iii) issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, (iv) share dividends or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of its Preferred Shares shall not be taxable to such shareholders.

(n) The Company covenants and agrees that it shall not, at any time after the Distribution Date, (i) consolidate with any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)), (ii) merge with or into any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)), or

(iii) sell or transfer (or permit any Subsidiary to sell or transfer), in one transaction, or a series of related transactions, assets, cash flow or earning power aggregating more than 50% of the assets, cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which complies with Section 11(o)), if at the time of or immediately after such consolidation, merger, sale or transfer there are any rights, warrants or other instruments or securities outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights.

(o) The Company covenants and agrees that, after the Distribution Date, it will not, except as permitted by Section 23, Section 24 or Section 27, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

(p) In the event that the Company shall at any time after the Rights Dividend Declaration Date and prior to the Distribution Date (i) declare a dividend on the outstanding Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, the number of Rights associated with each Common Share then outstanding, or issued or delivered thereafter but prior to the Distribution Date, shall be proportionately adjusted so that the number of Rights thereafter associated with each Common Share following any such event shall equal the result obtained by multiplying the number of Rights associated with each Common Share immediately prior to such event by a fraction the numerator of which shall be the total number of Common Shares outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of Common Shares outstanding immediately following the occurrence of such event.

Section 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made as provided in Section 11, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts and computations accounting for such adjustment, (b) promptly file with the Rights Agent, and with each transfer agent for the Preferred Shares and the Common Shares, a copy of such certificate, and (c) if a Distribution Date has occurred, mail a brief summary thereof to each holder of a Rights Certificate in accordance with Section 26. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall not be deemed to have knowledge of such adjustment unless and until it shall have received such certificate.

Section 13. [Reserved].

Section 14. Fractional Rights and Fractional Shares.

(a) The Company shall not be required to issue fractions of Rights, except prior to the Distribution Date as provided in Section 11, or to distribute Rights Certificates which evidence fractional Rights. In lieu of such fractional Rights, the Company shall pay or cause to be paid to the registered holders of the Rights Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of a Right for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price of a Right for any Trading Day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported to the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Rights are listed or admitted to trading, or if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the OTCBB or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

(b) The Company shall not be required to issue fractions of Preferred Shares (other than fractions which are integral multiples of one one-thousandth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are integral multiples of one one-thousandth of a Preferred Share). Fractions of Preferred Shares in integral multiples of one one-thousandth of a share may, at the election of the Company, be evidenced by depositary receipts pursuant to an appropriate agreement between the Company and a depositary selected by it; provided, however, that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the shares represented by such depositary receipts. In lieu of fractional Preferred Shares that are not integral multiples of one one-thousandth of a Preferred Share, the Company shall pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one one-thousandth of a Preferred Share. For purposes of this Section 14(b), the current market value of one one-thousandth of a Preferred Share shall be one one-thousandth of the closing price of a Preferred Share (as determined pursuant to Section 11(d)(ii)) for the Trading Day immediately prior to the date of such exercise; provided, however, that if the closing price of the Preferred Shares cannot be so determined, the closing price of one Preferred Share for such Trading Day shall be conclusively deemed to be an amount equal to the closing price of one Common Share for such Trading Day multiplied by one hundred (as such number may be appropriately adjusted by the Company’s Board of Directors, in its judgment, to reflect events such as share splits, share dividends, recapitalizations or similar transactions relating to the Common Shares occurring after the date of this Agreement).

(c) Following the occurrence of a Section 11(a)(ii) Event, the Company shall not be required to issue fractions of Common Shares upon exercise of the Rights or to distribute certificates which evidence fractional Common Shares. In lieu of fractional Common Shares, the Company shall pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Common Share. For purposes of this Section 14(c), the current market value of one Common Share shall be the closing price of one Common Share (as determined pursuant to Section 11(d)(i)) for the Trading Day immediately prior to the date of such exercise.

(d) The holder of a Right by the acceptance of the Rights expressly waives such holder’s right to receive any fractional Rights or any fractional shares upon exercise of a Right, except as permitted by this Section 14.

(e) Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payment and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments.

Section 15. Rights of Action. All rights of action in respect of this Agreement, other than rights of action vested in the Rights Agent pursuant to the terms of this Agreement, are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Rights Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Rights Certificate (or, prior to the Distribution Date, of the Common Shares), may, in such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and shall be entitled to specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations hereunder of any Person subject to this Agreement.

Section 16. Agreement of Rights Holders. Every holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every holder of a Right that:

(a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of Common Shares;

(b) after the Distribution Date, the Rights Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office or offices of the Rights Agent designated for such purposes, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate forms and certificates fully executed;

(c) subject to Section 6(a) and Section 7(f), the Company and the Rights Agent may deem and treat the person in whose name a Rights Certificate (or, prior to the Distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on any Rights Certificate or associated Common Shares certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent, subject to the last sentence of Section 7(e), shall be required to be affected by any notice to the contrary; and

(d) notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree, judgment or ruling issued by any court of competent jurisdiction or by any governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, that the Company shall use commercially reasonable efforts to have any such order, decree, judgment or ruling lifted or otherwise overturned as soon as possible.

Section 17. Rights Certificate Holder Not Deemed a Shareholder. No holder, as such, of any Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose to be the holder of the number of one one-thousandths of a Preferred Share or any other securities of the Company which may at any time be issuable upon the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights Certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 25), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Rights Certificate shall have been exercised in accordance with the provisions hereof.

Section 18. Concerning the Rights Agent.

(a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and disbursements and other disbursements incurred in the preparation, execution, delivery and amendment of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent for any action taken, suffered or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including, without limitation, the reasonable costs and expenses of defending against any claim of liability in the premises.

(b) The Rights Agent shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its acceptance and administration of this Agreement in reliance upon any Rights Certificate or certificate for Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 20.

Section 19. Merger or Consolidation or Change of Name of Rights Agent.

(a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 21. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Rights Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at the time any of the Rights Certificates shall not have been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

(b) In case at any time the name of the Rights Agent shall be changed, and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case, at that time, any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

Section 20. Duties of Rights Agent. The Rights Agent undertakes only the duties and obligations expressly imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a) Before the Rights Agent acts or refrains from acting, the Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person and the determination of “current market price”) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates or be required to verify the same (except as to its countersignature on such Rights Certificates), but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be responsible for any adjustment required under the provisions of Section 11 or Section 24 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares or Preferred Shares to be issued pursuant to this Agreement or any Rights Certificate or as to whether any Common Shares or Preferred Shares will, when so issued, be validly authorized and issued, fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall incur no liability for or in respect of any action taken, suffered or omitted by it in good faith in accordance with instructions of any such officer.

(h) The Rights Agent and any shareholder, director, Affiliate, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct; provided, however, that reasonable care was exercised in the selection and continued employment thereof.

(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response to clause 1 and/ or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

(l) At any time and from time to time after the Distribution Date, upon the request of the Company, the Rights Agent shall deliver to the Company a list, as of the most recent practicable date (or as of such earlier date as may be specified by the Company), of the holders of record of the Rights.

Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days’ notice in writing mailed to the Company, and in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Shares and Preferred Shares, by registered or certified mail. In the event the transfer agency relationship in effect between the Company and the Rights Agent with respect to the Common Shares terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any notice required pursuant to the preceding sentence. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares and Preferred Shares, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any registered holder of a Rights Certificate (who shall, with such notice, submit such holder’s Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person organized and doing business under the laws of the United States or of the State of Michigan or the State of New York (or of any other state of the United States so long as such Person is authorized to do business in the State of Michigan or the State of New York), in good standing, which is authorized under such laws to exercise stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 or (b) an Affiliate of such Person. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further reasonable assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares and the Preferred Shares, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21 or any defect therein shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 22. Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the redemption or expiration of the Rights, the Company (a) shall, with respect to Common Shares so issued or sold pursuant to the exercise of share options or under any employee plan or arrangement, granted or awarded prior to the Distribution Date, or upon the exercise, conversion or exchange of securities hereinafter issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Rights Certificates representing an appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the

Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

Section 23. Redemption and Termination.

(a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the Close of Business on the tenth day following the Share Acquisition Date (or, if the Share Acquisition Date shall have occurred prior to the Record Date, the Close of Business on the tenth day following the Record Date), or (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $0.001 per Right, as such amount may be appropriately adjusted to reflect any share split, share dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company’s right of redemption hereunder has expired. The Company may, at its option, pay the Redemption Price in cash, Common Shares (based on the “current market price”, as defined in Section 11(d)(i), of the Common Shares at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors of the Company. The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Company’s Board of Directors in its sole discretion may establish.

(b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights, evidence of which shall have been filed with the Rights Agent and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. Promptly after the action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to the Rights Agent and to all such holders at each holder’s last address as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

Section 24. Exchange.

(a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 7(e)) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any share split, share dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the “Exchange Ratio”). Notwithstanding the foregoing, the Board of Directors of the Company shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan or other compensation arrangement of the Company or of any Subsidiary of the Company, any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan or compensation arrangement, any member of the Pulte Family or any Pulte Group), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of fifty percent (50%) or more of the Common Shares then outstanding.

(b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to subsection (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of any such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice (with prompt notice thereof to the Rights Agent) of any exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange will be effected pro rata based on the number of Rights (other than Rights which have become null and void pursuant to the provisions of Section 7(e)) held by each holder of Rights.

(c) In any exchange pursuant to this Section 24, the Company, at its option, may substitute Preferred Shares (or equivalent preferred shares, as such term is defined in paragraph (b) of Section 11) for Common Shares exchangeable for Rights, at the initial rate of one one-thousandth of a Preferred Share (or equivalent preferred shares) for each Common Share, as appropriately adjusted to reflect adjustments in the voting rights of the Preferred Shares pursuant to the terms thereof, so that the fraction of a Preferred Share delivered in lieu of each Common Share shall have the same voting rights as one Common Share.

(d) In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such actions as may be necessary to authorize additional Common Shares for issuance upon exchange of the Rights.

(e) The Company shall not be required to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of such fractional Common Shares, there shall be paid to the registered holders of the Rights Certificates with regard to which such fractional Common Shares would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Common Share. For the purposes of this subsection (e), the current market value of a whole Common Share shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d)(i)) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24.

Section 25. Notice of Certain Events.

(a) In case the Company shall propose, at any time after the Distribution Date, (i) to pay any dividend payable in shares of any class to the holders of Preferred Shares or to make any other distribution to the holders of Preferred Shares (other than a regular periodic cash dividend out of earnings or retained earnings of the Company), (ii) to offer to the holders of Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of any class or any other securities, rights or options, (iii) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)), or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one transaction or a series of related transactions, of more than 50% of the assets, cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which complies with Section 11(o)), or (v) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to the Rights Agent and to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 26, a notice of such proposed action, which shall specify the record date for the purposes of such share dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least twenty (20) days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and in the case of any such other action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Preferred Shares, whichever shall be the earlier.

(b) In case a Section 11(a)(ii) Event shall occur, then, in any such case, (i) the Company shall as soon as practicable thereafter give to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 26, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights under Section 11(a)(ii), and (ii) all references in the preceding paragraph to Preferred Shares shall be deemed thereafter to refer to Common Shares and/or, if appropriate, other securities.

(c) Failure to give notice required by this Section 25 or any defect therein shall not affect the legality or validity of the action taken by the Company or the vote on any such action.

Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by overnight delivery service or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) or by facsimile transmission (with receipt confirmed telephonically) as follows:

PulteGroup, Inc

100 Bloomfield Hills Parkway

Suite 300

Bloomfield Hills, Michigan 48304

Attention: Treasurer

Facsimile No.: 248-433-4595

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by overnight delivery service or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) or by facsimile transmission (with receipt confirmed) as follows:

Computershare Trust Company, N.A.

250 Royall Street

Canton, Massachusetts 02021

Attention: Client Services

Facsimile No.: 781-575-4210

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of certificates representing Common Shares) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

Section 27. Supplements and Amendments. The Company may from time to time supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (a) to cure any ambiguity, (b) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, (c) to shorten or lengthen any time period hereunder (including, without limitation, to extend the Final Expiration Date), (d) to increase or decrease the Purchase Price or (e) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable; provided, however, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights; provided further that this Agreement may not be supplemented or amended to lengthen pursuant to clause (c) of this sentence, (A) the time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, or the benefits to, the holders of the Rights. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment; provided that such supplement or amendment does not adversely affect the Rights Agent’s own rights, duties, obligations or immunities under this Agreement.

Section 28. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 29. Determination and Actions by the Board of Directors, etc. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (a) interpret the provisions of this Agreement and (b) make all determinations deemed necessary or advisable for the administration of this Agreement (including, but not limited to, a determination to redeem or not redeem the Rights or to amend this Agreement). All such actions, calculations, interpretations and determinations (including, without limitation, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board of Directors of the Company in good faith shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other Persons and (y) not subject the Board of Directors of the Company to any liability to the holders of the Rights.

Section 30. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Shares).

Section 31. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing the invalid language from this Agreement would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 23 shall be reinstated and shall not expire until the Close of Business on the tenth day following the date of such determination by the Board of Directors of the Company.

Section 32. Governing Law. This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 33. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 34. Descriptive Headings; Interpretation. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof, and the words “herein,” “hereof,” “hereby,” “hereto,” “hereunder” and words of similar import are references to this Agreement as a whole and not to any particular section or other provision hereof.

Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 36. Certain Exceptions. Notwithstanding anything to the contrary contained herein, (i) no Section 11(a)(ii) Event shall occur or be deemed to occur, in each case, as a result of the approval, execution or delivery of the Merger Agreement or the Voting Agreements, the voting of Common Shares pursuant to the terms of the Voting Agreements, or the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and (ii) no Share Acquisition Date shall occur or be deemed to occur, in each case, as a result of the approval, execution or delivery of the Merger Agreement or the Voting Agreements, the voting of Common Shares pursuant to the terms of the Voting Agreements, or the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:		PULTEGROUP, INC.

By:	/s/ Gregory M. Nelson	By:	/s/ Steven M. Cook
Name:	Gregory M. Nelson	Name:	Steven M. Cook
Title:	Vice President and Assistant Secretary	Title:	Senior Vice President, General Counsel and Secretary

Attest:		COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Paul L. Eori	By:	/s/ Dennis V. Moccia
Name:	Paul L. Eori	Name:	Dennis V. Moccia
Title:	Relationship Manager	Title:	Manager, Contract Administration

FIRST AMENDMENT TO AMENDED AND RESTATED SECTION 382 RIGHTS AGREEMENT

This First Amendment, dated as of March 14, 2013 (this “Amendment”), to the Amended and Restated Section 382 Rights Agreement, dated as of March 18, 2010 (the “Section 382 Rights Agreement”), is made between PulteGroup, Inc., a Michigan corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). Capitalized terms not otherwise defined herein have the meanings given to such terms in the Section 382 Rights Agreement.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its shareholders to revise Section 7(a) of the Section 382 Rights Agreement and extend the expiration date of the Section 382 Rights Agreement, subject to the approval of the shareholders of the Company;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to put the Section 382 Rights Agreement, as amended by this Amendment, to a binding vote at the Company’s 2013 annual meeting; and

WHEREAS, pursuant to its authority under Section 27 of the Section 382 Rights Agreement, the Board has authorized and approved this Amendment to the Section 382 Rights Agreement as of the date hereof, and an appropriate officer of the Company has delivered a certificate to the Rights Agent in accordance with Section 27 of the Section 382 Rights Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:

1.	The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with Section 27 of the Section 382 Rights Agreement, to execute this Amendment.

2.	Paragraph (a), clause (i) of Section 7 of the Section 382 Rights Agreement is hereby amended to read in its entirety as follows:

“(i) the Close of Business on June 1, 2016 (the “Final Expiration Date”),”

3.	Paragraph (a), clause (vi) of Section 7 of the Section 382 Rights Agreement is hereby amended to read in its entirety as:

“(vi) June 1, 2013 if Shareholder Approval has not been obtained by such date (the earliest of (i), (ii), (iii), (iv), (v) and (vi) being herein referred to as the “Expiration Date”).”

4.

This Amendment shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5.

This Amendment shall be deemed effective as of March 14, 2013. Except as otherwise amended hereby, the Section 382 Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

6.

This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Section 382 Rights Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:			PULTEGROUP, INC.

By:	/s/ Greg M. Nelson	By:	/s/ Steven M. Cook
Name:	Greg M. Nelson	Name:	Steven M. Cook
Title:	Assistant Secretary	Title:	Senior Vice President, General Counsel and Secretary

Attest:			COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Douglas Ives	By:	/s/ Dennis Moccia
Name:	Douglas Ives	Name:	Dennis Moccia
Title:	Relationship Manager	Title:	Manager, Contract Administration

SECOND AMENDMENT TO AMENDED AND RESTATED SECTION 382 RIGHTS AGREEMENT

This Second Amendment, dated as of March 10, 2016 (this “Amendment”), to the Amended and Restated Section 382 Rights Agreement, dated as of March 18, 2010, as amended by that certain First Amendment to Amended and Restated Section 382 Rights Agreement, dated as of March 14, 2013 (collectively, the “Section 382 Rights Agreement”), is made between PulteGroup, Inc., a Michigan corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). Capitalized terms not otherwise defined herein have the meanings given to such terms in the Section 382 Rights Agreement.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its shareholders to revise Section 7(a) of the Section 382 Rights Agreement and extend the expiration date of the Section 382 Rights Agreement, subject to the approval of the shareholders of the Company;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to put the Section 382 Rights Agreement, as amended by this Amendment, to a binding vote at the Company’s 2016 annual meeting; and

WHEREAS, pursuant to its authority under Section 27 of the Section 382 Rights Agreement, the Board has authorized and approved this Amendment to the Section 382 Rights Agreement as of the date hereof, and an appropriate officer of the Company has delivered a certificate to the Rights Agent in accordance with Section 27 of the Section 382 Rights Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:

1.	The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with Section 27 of the Section 382 Rights Agreement, to execute this Amendment.

2.	Paragraph (a), clause (i) of Section 7 of the Section 382 Rights Agreement is hereby amended to read in its entirety as follows:

“(i) the Close of Business on June 1, 2019 (the “Final Expiration Date”),”

3.	Paragraph (a), clause (vi) of Section 7 of the Section 382 Rights Agreement is hereby amended to read in its entirety as follows:

“(vi) June 1, 2016 if Shareholder Approval has not been obtained by such date (the earliest of (i), (ii), (iii), (iv), (v) and (vi) being herein referred to as the “Expiration Date”).”

4.

This Amendment shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5.

This Amendment shall be deemed effective as of March 10, 2016. Except as otherwise amended hereby, the Section 382 Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

6.

This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Amended and Restated Section 382 Rights Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:			PULTEGROUP, INC.

By:	/s/ Ellen P. Maturen	By:	/s/ Steven M. Cook
Name:	Ellen P. Maturen	Name:	Steven M. Cook
Title:	Vice President and Deputy General Counsel	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

Attest:			COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Douglas Ives	By:	/s/ Katherine Anderson
Name:	Douglas Ives	Name:	Katherine Anderson
Title:	AVP, Relationship Manager	Title:	Vice President, Relationship Management

Appendix II

THIRD AMENDMENT TO AMENDED AND RESTATED

SECTION 382 RIGHTS AGREEMENT

This Third Amendment, dated as of March 7, 2019 (this “Amendment”), to the Amended and Restated Section 382 Rights Agreement, dated as of March 18, 2010, as amended by that certain First Amendment to Amended and Restated Section 382 Rights Agreement, dated as of March 14, 2013 and that certain Second Amendment to Amended and Restated Section 382 Rights Agreement, dated as of March 10, 2016 (collectively, the “Section 382 Rights Agreement”), is made between PulteGroup, Inc., a Michigan corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Section 382 Rights Agreement.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its shareholders to revise Section 7(a) of the Section 382 Rights Agreement and to extend the expiration date of the Section 382 Rights Agreement, subject to the approval of the shareholders of the Company;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to put the Section 382 Rights Agreement, as amended by this Amendment, to a binding vote at the Company’s 2019 annual meeting; and

WHEREAS, pursuant to its authority under Section 27 of the Section 382 Rights Agreement, the Board has authorized and approved this Amendment to the Section 382 Rights Agreement as of the date hereof, and an appropriate officer of the Company has delivered a certificate to the Rights Agent in accordance with Section 27 of the Section 382 Rights Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth in this Amendment, the parties hereto hereby agree as follows:

1.    The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with Section 27 of the Section 382 Rights Agreement, to execute this Amendment.

2.    Paragraph (a), clause (i) of Section 7 of the Section 382 Rights Agreement is hereby amended to read in its entirety as follows:

“(i) the Close of Business on June 1, 2022 (the “Final Expiration Date”),”

3.    Paragraph (a), clause (vi) of Section 7 of the Section 382 Rights Agreement is hereby amended to read in its entirety as follows:

“(vi) June 1, 2019 if Shareholder Approval has not been obtained by such date (the earliest of (i), (ii), (iii), (iv), (v) and (vi) being herein referred to as the “Expiration Date”).”

4.    This Amendment shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5.    This Amendment shall be deemed effective as of March 7, 2019. Except as otherwise amended hereby, the Section 382 Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

6.    This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Amended and Restated Section 382 Rights Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:		PULTEGROUP, INC.

By:	/s/ KellyMarie M. Conlon	By:	/s/ Todd N. Sheldon
	Name: KellyMarie M. Conlon Title: Senior Corporate Paralegal		Name: Todd N. Sheldon Title: Executive Vice President, General Counsel and Corporate Secretary

Attest:		COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Douglas Ives	By:	/s/ Katherine Anderson
	Name: Douglas Ives Title: Assistant Vice President		Name: Katherine Anderson Title: Vice President, Relationship Manager

MMMMMMMMMMMM MMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! MR A SAMPLE You may vote online or by phone instead of mailing this card. DESIGNATION (IF ANY) Votes submitted electronically must be ADD 1 ADD 2 received by 11:59 P.M., Eastern Time, on ADD 3 May 7, 2019. ADD 4 ADD 5 Online ADD 6 Go to www.envisionreports.com/PHM login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories, and Canada. Save paper, time, and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/PHM PulteGroup, Inc. 2019 Annual Meeting of Shareholders Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4. 1. Election of Directors: + For Against Abstain For Against Abstain For Against Abstain 01 - Brian P. Anderson 05 - Cheryl W. Grisé 09 - Scott F. Powers 02 - Bryce Blair 06 - André J. Hawaux 10 - William J. Pulte 03 - Richard W. Dreiling 07 - Ryan R. Marshall 11 - Lila Snyder 04 - Thomas J. Folliard 08 - John R. Peshkin For Against Abstain For Against Abstain 2. Ratification of appointment of Ernst & Young LLP as our 4. Approval of an amendment to extend the term of our amended independent registered public accounting firm for 2019. and restated Section 382 rights agreement. 3. Say-on-pay: Advisory vote to approve executive compensation. Note: If any other matter is properly brought before the meeting and any adjournments thereof, the persons named in the proxy will vote in their discretion. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1PCF 413927 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 030A7E

Annual Meeting Admission Ticket PulteGroup, Inc. 2019 Annual Meeting of Shareholders May 8, 2019 at 5:00 P.M., ET 3350 Peachtree Road NE Atlanta, GA 30326 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding internet availability of proxy materials for the PulteGroup, Inc. 2019 Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/PHM Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/PHM IF VOTING BY MAIL, SIGN, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — PulteGroup, Inc. + Notice of PulteGroup, Inc. 2019 Annual Meeting of Shareholders 3350 Peachtree Road NE Atlanta, GA 30326 Proxy Solicited by Board of Directors for the PulteGroup, Inc. 2019 Annual Meeting of Shareholders May 8, 2019 Ryan R. Marshall and Todd N. Sheldon, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2019 Annual Meeting of Shareholders of PulteGroup, Inc. to be held on May 8, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, Mr. Marshall and Mr. Sheldon will have authority to vote FOR all nominees and FOR proposals 2-4. In their discretion, Mr. Marshall and Mr. Sheldon are authorized to vote upon such other business as may properly come before the meeting. Items to be voted appear on reverse side. C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +